                                                                       EXHIBIT 4

                                                                  EXECUTION COPY



                             AMENDED AND RESTATED
                   REVOLVING AND TERM LOAN CREDIT AGREEMENT

                                     among

                               AZZ INCORPORATED,
                                   Borrower

                        BANC OF AMERICA SECURITIES LLC,
                      Sole Lead Arranger and Book Manager

                            BANK OF AMERICA, N.A.,
                   Administrative Agent and Collateral Agent

                              COMERICA BANK-TEXAS
                                      and
                 WELLS FARGO BANK TEXAS, NATIONAL ASSOCIATION,
                            Co-Documentation Agents

                                      and

                           THE LENDERS NAMED HEREIN,
                                    Lenders

                                  $85,000,000

                         Dated as of November 1, 2001

                               TABLE OF CONTENTS

                                                                                                           Page
SECTION 1     DEFINITIONS AND TERMS......................................................................     1
     1.1      Definitions................................................................................     1
     1.2      Number and Gender of Words; Other References...............................................    26
     1.3      Accounting Principles......................................................................    26
SECTION 2     BORROWING PROVISIONS.......................................................................    26
     2.1      Revolver Facility..........................................................................    26
     2.2      Term Facility..............................................................................    26
     2.3      LC Subfacility.............................................................................    27
     2.4      Swing Line Subfacility.....................................................................    30
     2.5      Terminations or Reductions of Commitments..................................................    32
     2.6      Borrowing Procedure........................................................................    32
     2.7      Optional Renewal of Revolver Commitment....................................................    33
SECTION 3     TERMS OF PAYMENT...........................................................................    34
     3.1      Notes, Loan Accounts, and Payments.........................................................    34
     3.2      Interest and Principal Payments............................................................    35
     3.3      Prepayments................................................................................    36
     3.4      Interest Options...........................................................................    38
     3.5      Quotation of Rates.........................................................................    38
     3.6      Default Rate...............................................................................    38
     3.7      Interest Recapture.........................................................................    38
     3.8      Interest Calculations......................................................................    38
     3.9      Maximum Rate...............................................................................    38
     3.10     Interest Periods...........................................................................    39
     3.11     Conversions................................................................................    39
     3.12     Order of Application.......................................................................    40
     3.13     Sharing of Payments, Etc...................................................................    40
     3.14     Offset.....................................................................................    41
     3.15     Booking Borrowings.........................................................................    41
SECTION 4     CHANGE IN CIRCUMSTANCES....................................................................    41
     4.1      Increased Cost and Reduced Return..........................................................    41
     4.2      Limitation on Types of Loans...............................................................    42
     4.3      Illegality.................................................................................    43
     4.4      Treatment of Affected Loans................................................................    43
     4.5      Compensation...............................................................................    43
     4.6      Taxes......................................................................................    44
SECTION 5     FEES.......................................................................................    45
     5.1      Treatment of Fees..........................................................................    45
     5.2      Fees of Administrative Agent and Arranger..................................................    46
     5.3      Revolver Facility Commitment Fees..........................................................    46
     5.4      LC Fees....................................................................................    46
SECTION 6     SECURITY; GUARANTIES.......................................................................    46
     6.1      Guaranties.................................................................................    46
     6.2      Collateral.................................................................................    46
     6.3      Future Liens...............................................................................    47
     6.4      Release of Collateral......................................................................    47

     6.5      Negative Pledge............................................................................    48
     6.6      Control; Limitation of Rights..............................................................    48
SECTION 7     CONDITIONS PRECEDENT.......................................................................    48
     7.1      Conditions Precedent to Closing............................................................    48
     7.2      Conditions Precedent to Each Permitted Acquisition.........................................    51
     7.3      Conditions Precedent to Each Borrowing.....................................................    54
SECTION 8     REPRESENTATIONS AND WARRANTIES.............................................................    54
     8.1      Purpose of Credit Facility.................................................................    54
     8.2      Existence, Good Standing, Authority, and Authorizations....................................    54
     8.3      Subsidiaries; Capital Stock................................................................    55
     8.4      Authorization and Contravention............................................................    55
     8.5      Binding Effect.............................................................................    55
     8.6      Financial Statements.......................................................................    56
     8.7      Litigation, Claims, Investigations.........................................................    56
     8.8      Taxes......................................................................................    56
     8.9      Environmental Matters......................................................................    56
     8.10     ERISA Compliance...........................................................................    57
     8.11     Properties; Liens..........................................................................    57
     8.12     Government Regulations.....................................................................    57
     8.13     Transactions with Affiliates...............................................................    57
     8.14     Material Agreements; Management Agreements.................................................    57
     8.15     Insurance..................................................................................    58
     8.16     Labor Matters..............................................................................    58
     8.17     Solvency...................................................................................    58
     8.18     Intellectual Property......................................................................    58
     8.19     Compliance with Laws.......................................................................    58
     8.20     Permitted Acquisitions.....................................................................    58
     8.21     Regulation U...............................................................................    59
     8.22     Tradename..................................................................................    59
     8.23     Full Disclosure............................................................................    59
     8.24     Perfection of Security Interests...........................................................    59
     8.25     No Default.................................................................................    59
SECTION 9     COVENANTS..................................................................................    59
     9.1      Use of Proceeds............................................................................    60
     9.2      Books and Records..........................................................................    60
     9.3      Items to be Furnished......................................................................    60
     9.4      Inspections................................................................................    62
     9.5      Taxes......................................................................................    62
     9.6      Payment of Obligations.....................................................................    62
     9.7      Maintenance of Existence, Assets, and Business.............................................    63
     9.8      Insurance..................................................................................    63
     9.9      Preservation and Protection of Rights......................................................    63
     9.10     Employee Benefit Plans.....................................................................    64
     9.11     Environmental Laws.........................................................................    64
     9.12     Debt and Guaranties........................................................................    64
     9.13     Liens......................................................................................    65

     9.14     Transactions with Affiliates...............................................................    66
     9.15     Compliance with Laws and Documents.........................................................    66
     9.16     Permitted Acquisitions, Subsidiary Guaranties, and Collateral Documents....................    66
     9.17     Assignment.................................................................................    66
     9.18     Fiscal Year and Accounting Methods.........................................................    66
     9.19     Government Regulations.....................................................................    67
     9.20     Loans, Advances, Investments, and Restricted Payments......................................    67
     9.21     Restrictions on Subsidiaries...............................................................    68
     9.22     Sale of Assets.............................................................................    68
     9.23     Sale-Leaseback Financings..................................................................    68
     9.24     Mergers and Dissolutions; Sale of Capital Stock............................................    68
     9.25     New Business...............................................................................    68
     9.26     Financial Hedges...........................................................................    69
     9.27     Affiliate Subordination Agreements.........................................................    69
     9.28     Amendments to Organizational Documents.....................................................    69
     9.29     Financial Covenants........................................................................    69
     9.30     Capital Expenditures.......................................................................    70
     9.31     Deposit Accounts...........................................................................    70
SECTION 10    DEFAULT....................................................................................    70
     10.1     Payment of Obligation......................................................................    70
     10.2     Covenants..................................................................................    70
     10.3     Debtor Relief..............................................................................    70
     10.4     Judgments and Attachments..................................................................    71
     10.5     Government Action..........................................................................    71
     10.6     Misrepresentation..........................................................................    71
     10.7     Change of Control..........................................................................    71
     10.8     Authorizations.............................................................................    71
     10.9     Default Under Other Debt and Agreements....................................................    71
     10.10    LCs........................................................................................    72
     10.11    Validity and Enforceability of Loan Documents..............................................    72
     10.12    Environmental Liability....................................................................    72
     10.13    Material Adverse Event.....................................................................    72
     10.14    Collateral.................................................................................    72
     10.15    Dissolution................................................................................    72
SECTION 11    RIGHTS AND REMEDIES........................................................................    72
     11.1     Remedies Upon Default......................................................................    72
     11.2     Company Waivers............................................................................    73
     11.3     Performance by Administrative Agent........................................................    73
     11.4     Delegation of Duties and Rights............................................................    73
     11.5     Not in Control.............................................................................    73
     11.6     Course of Dealing..........................................................................    74
     11.7     Cumulative Rights..........................................................................    74
     11.8     Application of Proceeds....................................................................    74
     11.9     Certain Proceedings........................................................................    74
     11.10    Limitation of Rights.......................................................................    75
     11.11    Expenditures by Lenders....................................................................    75

     11.12    Indemnification............................................................................    75
SECTION 12    AGREEMENT AMONG LENDERS....................................................................    76
     12.1     Administrative Agent.......................................................................    76
     12.2     Expenses...................................................................................    77
     12.3     Proportionate Absorption of Losses.........................................................    77
     12.4     Delegation of Duties; Reliance.............................................................    78
     12.5     Limitation of Liability....................................................................    78
     12.6     Default; Collateral........................................................................    79
     12.7     Limitation of Liability....................................................................    80
     12.8     Relationship of Lenders....................................................................    81
     12.9     Benefits of Agreement......................................................................    81
     12.10    Agents.....................................................................................    81
     12.11    Obligations Several........................................................................    81
     12.12    Financial Hedges...........................................................................    81
SECTION 13    MISCELLANEOUS..............................................................................    81
     13.1     Headings...................................................................................    81
     13.2     Nonbusiness Days...........................................................................    82
     13.3     Communications.............................................................................    82
     13.4     Form and Number of Documents...............................................................    82
     13.5     Exceptions to Covenants....................................................................    82
     13.6     Survival...................................................................................    82
     13.7     GOVERNING LAW..............................................................................    82
     13.8     Invalid Provisions.........................................................................    83
     13.9     Entirety...................................................................................    83
     13.10    Jurisdiction; Venue; Service of Process; Jury Trial........................................    83
     13.11    Amendments, Consents, Conflicts, and Waivers...............................................    84
     13.12    Multiple Counterparts......................................................................    85
     13.13    Successors and Assigns; Assignments and Participations.....................................    85
     13.14    Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances................    88
     13.15    Restatement of Original Credit Agreement...................................................    88

                             SCHEDULES AND EXHIBITS

Schedule 2.1          -     Lenders and Commitments
Schedule 8.3          -     Capital Stock and Partnership Interests
Schedule 8.14         -     Material Agreements
Schedule 9.13         -     Existing Liens
Schedule 9.20         -     Existing Investments

Exhibit A-1           -     Form of Revolver Note
Exhibit A-2           -     Form of Term Note
Exhibit A-3           -     Form of Swing Line Note
Exhibit B-1           -     Form of Borrowing Notice
Exhibit B-2           -     Form of Conversion Notice
Exhibit B-3           -     Form of LC Request
Exhibit C             -     Form of Guaranty
Exhibit D             -     Form of Pledge, Assignment, and Security Agreement
Exhibit E-1           -     Form of Compliance Certificate
Exhibit E-2           -     Form of Permitted Acquisition Compliance Certificate
Exhibit E-3           -     Form of Borrowing Base Certificate
Exhibit F             -     Form of Assignment and Acceptance Agreement
Exhibit G             -     Form of Opinion of Counsel of Companies
Exhibit H             -     Form of Affiliate Subordination Agreement

         AMENDED AND RESTATED REVOLVING AND TERM LOAN CREDIT AGREEMENT
         -------------------------------------------------------------

THIS AMENDED AND RESTATED REVOLVING AND TERM LOAN CREDIT AGREEMENT is entered into as of November 1, 2001, among AZZ INCORPORATED, a Texas corporation ("Borrower"), Lenders (hereinafter defined), BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent (hereinafter defined), for itself and the other Lenders and COMERICA BANK-TEXAS and WELLS FARGO BANK TEXAS, NATIONAL ASSOCIATION, as Co-Documentation Agents (hereinafter defined), for themselves and the other Lenders.

                                   RECITALS
                                   --------

     A. Borrower wishes to obtain Commitments from all Lenders for credit facilities totaling $85,000,000, in the form of a revolving loan facility in the aggregate principal amount of $45,000,000 and a term loan facility in the aggregate principal amount of $40,000,000, to be used to fund working capital and capital expenditures, to finance certain acquisitions and share repurchases, and for other lawful purposes.

     B. Upon and subject to the terms and conditions of this Agreement, Lenders are willing to extend such credit to Borrower.

     In consideration of the foregoing and the mutual covenants contained herein, Borrower, Administrative Agent, Documentation Agent, and the Lenders agree as follows:

SECTION 1   DEFINITIONS AND TERMS.

     1.1  Definitions.  As used herein:
          -----------

     "Acceptable Bill-and-Hold Contract" means a contract or purchase order between a Company and an Account Debtor which complies with such Company's stated policy relating to bill-and-hold Accounts previously furnished to Administrative Agent.

     "Acceptable Progress Payment Contract" means a valid, binding, enforceable contract between a Company and an Account Debtor, which provides for payments pursuant to a stated schedule, and which complies with such Company's stated policies previously furnished to Administrative Agent.

     "Accounts" means all of each Loan Party's now owned or hereafter acquired or arising accounts (as such term is used in accordance with Article 9 of the UCC).

     "Account Debtor" means each Person obligated in any way on, in respect of, or in connection with an Account.

     "Acquisition" means any transaction or series of related transactions for the purpose of, or resulting in, directly or indirectly, (a) the acquisition by any Company of all or substantially all of the assets of a Person or of any business or division of a Person, (b) the acquisition by any Company of more than 50% of any class of Voting Stock (or similar ownership interests) of any Person (provided that, formation or organization of any entity shall not constitute an "acquisition" to the extent that the amount of the loan, advance, investment, or capital contribution in such entity constitutes a permitted investment under Section 9.20); or (c) a merger, consolidation, amalgamation, or other combination by any Company with another Person if a Company is the surviving entity; provided that, in any merger involving Borrower, Borrower must be the surviving entity.

     "Adjusted Eurodollar Rate" means, for any Eurodollar Rate Borrowing for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Eurodollar Rate Borrowing for such Interest Period by (b) 1.0 minus the Reserve Requirement for such Eurodollar Rate Borrowing for such Interest Period.

     "Administrative Agent" means Bank of America, N.A., and its permitted successors or assigns as "Administrative Agent" for Lenders under the Loan Documents.

     "Affiliate" of any Person means any other individual or entity who directly or indirectly controls, or is controlled by, or is under common control with, such Person, and, for purposes of this definition only, "control," "controlled by," and "under common control with" mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract, or otherwise).

     "Affiliate Subordination Agreement" means, individually, and "Affiliate Subordination Agreements" means collectively, any Affiliate Subordination Agreement (substantially in the form of Exhibit H) executed and delivered by any Person pursuant to the requirements of the Loan Documents; and any amendments, modifications, supplements, ratifications, or restatements of any Affiliate Subordination Agreement made in accordance with the Loan Documents.

     "Agents" means, collectively, Administrative Agent and Documentation Agent.

     "Agreement" means, collectively, this Revolving and Term Loan Credit Agreement and all Exhibits and Schedules hereto (as the same may hereafter be amended, modified, supplemented, or restated from time to time).

     "Applicable Lending Office" means, for each Lender and for each Type of Borrowing, the "Lending Office" of such Lender (or an Affiliate of such Lender) designated on Schedule 2.1 attached hereto or such other office that such Lender (or an Affiliate of such Lender) may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof.

     "Applicable Margin" means from the Closing Date until and including November 1, 2002, the Applicable Margin set forth in Level 5, and thereafter, on any date of determination, the percentage per annum set forth in the table below for the Type of Borrowing or Commitment Fees (as the case may be) that corresponds to the Leverage Ratio at such date of determination, as calculated based on the quarterly Compliance Certificate of Borrower most recently delivered pursuant to Section 9.3 hereof (or initially determined based upon the Compliance Certificate delivered pursuant to Section 7.1(r)):

   ------------------------------------------------------------------------------------------------------------------
                                                                   Applicable Margin (per annum)
                                               ----------------------------------------------------------------------
                                                   Eurodollar Rate         Base Rate              Commitment
        Level             Leverage Ratio            Borrowing and          Borrowing                  Fees
                                                   Commission Fee
   ------------------------------------------------------------------------------------------------------------------
          1            Less than or equal to           1.250%                  0.00%                  0.250%
                              1.0:1.0
   ------------------------------------------------------------------------------------------------------------------
          2            Greater than 1.0:1.0,           1.500%                  0.00%                  0.300%
                      but less than or equal
                            to 1.5:1.0
   ------------------------------------------------------------------------------------------------------------------
          3            Greater than 1.5:1.0,           1.750%                  0.250%                 0.375%
                      but less than or equal
                            to 2.0:1.0
   ------------------------------------------------------------------------------------------------------------------
          4            Greater than 2.0:1.0,           2.000%                  0.500%                 0.500%
                      but less than or equal
                            to 2.5:1.0
   ------------------------------------------------------------------------------------------------------------------
          5            Greater than 2.50:1.0           2.250%                  0.750%                 0.500%
   ------------------------------------------------------------------------------------------------------------------

Upon delivery of the Compliance Certificate pursuant to Section 9.3 or the Permitted Acquisition Compliance Certificate in connection with a Permitted Acquisition, on and after November 2, 2002 after the end of each fiscal quarter commencing with the Compliance Certificate delivered for the fiscal quarter ending August 31, 2002, the Applicable Margin shall automatically be adjusted to the rate corresponding to the Leverage Ratio set forth in the table above, such automatic adjustment to take effect prospectively the third Business Day after receipt by Administrative Agent of the Compliance Certificate or the Permitted Acquisition Compliance Certificate, as the case may be. If Borrower fails to deliver such Compliance Certificate or the Permitted Acquisition Compliance Certificate, as the case may be, with respect to any fiscal quarter or the Permitted Acquisition, as the case may be, which sets forth such ratio within the period of time required by Section 9.3 or by the definition of Permitted Acquisition, as the case may be, the Applicable Margin shall automatically be adjusted to that set forth in Level 5. The automatic adjustments provided for in the preceding sentence shall take effect on the last day that the Compliance Certificate was required to be delivered and shall remain in effect until subsequently adjusted in accordance herewith upon the delivery of such Compliance Certificate or the Permitted Acquisition Compliance Certificate, as the case may be.

     "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

     "Arranger" means Banc of America Securities LLC, and its successors and assigns, in its capacity as sole lead arranger and book manager under the Loan Documents.

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee pursuant to Section 13.13, and accepted by Administrative Agent, in substantially the form of Exhibit F.

     "Authorizations" means all filings, recordings, and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, franchises, licenses, certificates, and permits from, any Governmental Authority.

     "Availability" means, at any time of determination, the remainder of (a) the Borrowing Base minus (b) the Revolver Principal Debt.

     "Bank of America" means Bank of America, N.A., in its individual capacity as a Lender, and its successors and assigns.

     "Base Rate" means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day plus one-half of one percent (0.5%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Administrative Agent as its "prime rate." Such rate is a rate set by Administrative Agent based upon various factors including Administrative Agent's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Borrowing" means a Borrowing bearing interest at the sum of the Base Rate plus the Applicable Margin for Base Rate Borrowings.

     "Bill-and-Hold Receivable" means any Account evidence by an invoice, payable to any Company pursuant to any Acceptable Bill-and-Hold Contract.

     "Borrower" is defined in the preamble to this Agreement.

     "Borrowing" means any amount disbursed by any Lender under the Loan Documents or any Loan Document, whether such amount constitutes an original disbursement of funds, the continuation of an amount outstanding, or payment of a draft under an LC.

     "Borrowing Base" means, at any time, an amount equal to the lesser of (a) the Revolver Commitment and (b) the sum of (i) eighty-five percent (85%) of the Eligible Accounts of Loan Parties; plus (ii) fifty percent (50%) of the Eligible Non-Zinc Inventory of Loan Parties; plus (iii) sixty percent (60%) of Eligible Zinc Inventory of Loan Parties minus (iv) all reserves which Administrative Agent deems necessary in the exercise of its reasonable credit judgment to maintain with respect to any Loan Party's account, including reserves for any amounts which Administrative Agent or any Lender may be obligated to pay in the future for the account of any Loan Party; provided that, the value of the of the items set forth in clauses (b)(ii) and (b)(iii) shall be valued at the lesser of cost and fair market value; and provided further that the percentages set forth in clause (b) above shall be subject to modification based on the most recent inspection conducted on behalf of Administrative Agent in accordance with
Section 9.4.

     "Borrowing Base Certificate" means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit E-3 and prepared in accordance with Section 9.3(c).

     "Borrowing Date" means the date on which Borrower requests, pursuant to
Section 2.6(a), that Lenders fund a Borrowing.

     "Borrowing Notice" means a request for Borrowing made pursuant to Section 2.6, substantially in the form of Exhibit B-1.

     "Business Day" means (a) for all purposes, any day other than Saturday, Sunday, and any other day on which commercial banking institutions are required or authorized by Law to be closed in Dallas, Texas or New York, New York and (b) in addition to the foregoing, in respect of any Eurodollar Rate Borrowing, a day on which dealings in Dollars are conducted in the London interbank market and commercial banks are open for international business in London.

     "Capital Expenditures" means an expenditure (determined in accordance with GAAP) for any fixed asset owned by any Company and used in the operations of such Company having a useful life of more than one year, or any improvements or additions thereto, including the direct or indirect Acquisition of such assets, and including any obligations to pay rent or other amounts under a Capital Lease.

     "Capital Lease" means any capital lease or sublease which should be capitalized on a balance sheet in accordance with GAAP.

     "Cash Equivalents" means:

          (a) Readily marketable, direct, full faith and credit obligations of the United States of America, or obligations guaranteed by the full faith and credit of the United States of America, maturing within not more than one year from the date of acquisition;

          (b) Short term certificates of deposit and time deposits, which mature within one year from the date of issuance and which are fully insured by the Federal Deposit Insurance Corporation;

          (c) Commercial paper maturing in 365 days or less from the date of issuance and rated either "P-1" by Moody's, or "A-" S&P;

          (d) Debt instruments of a domestic issuer which mature in one year or less and which are rated "A" or better by Moody's or S&P on the date of acquisition of such investment;

          (e) Money market funds with respect to which not less than ninety-five percent (95%) of such assets would constitute Cash Equivalents of the kinds described in the preceding subparagraphs; and

          (f) Demand deposit accounts which are maintained in the ordinary course of business.

     "Change of Control" means, with respect to any Person, an event or series of events by which:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity interests of such Person; or

          (b) during ny period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period,
     (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

     "Closing Date" means the date upon which this Agreement has been executed by Borrower, Lenders and Administrative Agent and all conditions precedent specified in Section 7.1 have been satisfied or waived.

     "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

     "Co-Documentation Agents" means collectively, Comerica Bank - Texas and Wells Fargo Bank Texas, National Association, together with their respective successors and assigns, and Co-Documentation Agent means either of them.

     "Collateral" means all of the items and types of property described as "Collateral" in now existing or hereafter created Collateral Documents and all cash and non-cash proceeds thereof.

     "Collateral Agent" means Bank of America, N.A., together with its successors and assigns.

     "Collateral Documents" means this Agreement and all security agreements, pledge agreements, financing statements, assignments of partnership interests, Guaranties, mortgages and deeds of trust at any time delivered to Administrative Agent to create or evidence Liens securing the Obligation, together with all reaffirmations and modifications thereof and amendments or supplements thereto.

     "Commission Fee" means, with respect to each LC or any extension thereof, an amount equal to the product of (a) the Applicable Margin for Eurodollar Rate Borrowings under the Revolver Facility in effect on the date of payment of such fee (calculated on a per annum basis) multiplied by (b) the stated amount of such LC.

     "Commitment Fee" is defined in Section 5.3.

     "Commitment Percentage" means, at any date of determination, for any Lender with respect to a particular Facility or Subfacility, the proportion (stated as a percentage) that its Committed Sum for such Facility or Subfacility bears to the aggregate Committed Sums of all Lenders for such Facility or Subfacility.

     "Committed Sum" means, for any Lender, with respect to the Revolver Facility or the Term Facility, as applicable, at any date of determination occurring prior to the Termination Date for such Facility, the amount stated beside such Lender's name under the heading for such Facility, on the most-recently amended

Schedule 2.1 to this Agreement (which amount is subject to increase, reduction, or cancellation in accordance with the Loan Documents).

     "Companies" means, at any date of determination thereof, Borrower and each of its Subsidiaries; and Company means, on any date of determination, any one of them.

     "Compliance Certificate" means a certificate signed by a Responsible Officer, substantially in the form of Exhibit E-1.

     "Consequential Loss" means any loss, cost, or expense which any Lender may reasonably incur in respect of a Eurodollar Rate Borrowing as a consequence of any event described in Section 4.5.

     "Consolidated Earn-Out Indebtedness" means, as to any Person, at any time, in connection with each applicable Permitted Acquisition in which an earn-out payment or other post-closing payment or payments is or may be due pursuant to the applicable purchase or acquisition agreement, the projected aggregate amount of such earn-out or post-closing payments that would be or become due based upon all events or circumstances that have occurred as of any date of determination, regardless of whether any such payments are then actually payable under the terms of the applicable purchase or acquisition agreement.

     "Consolidated Interest Expense" means, for any period of calculation thereof, for the Companies, the aggregate amount of all interest (including Commitment Fees) on all Debt of the Companies, whether paid in cash or accrued as a liability and payable in cash during such period (including, without limitation, imputed interest on Capital Lease obligations; the amortization of any original issue discount on any Debt; the interest portion of any deferred payment obligation; all commissions, discounts, and other fees and charges owed with respect to letters of credit or bankers' acceptance financing; net costs associated with Financial Hedges; the interest component of any Debt that is guaranteed or secured by such Person), and all cash premiums or penalties for the repayment, redemption, or repurchase of Debt.

     "Consolidated Net Income" means, for any Rolling Period, as applied to Borrower and its Subsidiaries, the sum of (a) the consolidated net income (or net loss) of Borrower and its Subsidiaries after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including, without limitation, reserves for deferred taxes) plus (b) the consolidated net income (or net loss) of Recently-Acquired Entities for the Recently-Acquired Entity Rolling Period not included in clause (a) hereof, after giving effect to deduction of or provision for all operating expenses, all taxes and reserves (including, without limitation, reserves for deferred taxes); provided, however, that such sum shall exclude:

          (i) any net gains or losses on the sale or the other disposition, not in the ordinary course of business, of investments and other capital assets, provided that there shall also be excluded any related charges for taxes thereon;

          (ii) any net gain arising from the collection of the proceeds of any insurance policy; any write-up or write-down of any asset; and

          (iii) any other extraordinary item, as defined by GAAP.

     "Consolidated Net Worth" means, at any time of determination, all amounts which, in conformity with GAAP, would be included as stockholders' equity on a consolidated balance sheet of the Companies.

     "Conversion Notice" means a request pursuant to Section 3.11, substantially in the form of Exhibit B-2.

     "Current Date" is defined in Section 7.1(d).

     "Current Financials" means, at the time of any determination thereof, the more recently delivered to Lenders of either (a) (i) the audited Financial Statements for each of the fiscal years ended February 28, 1999, February 29, 2000 and February 28, 2001, calculated on a consolidated basis for Borrower and its Subsidiaries; (ii) the unaudited Financial Statements for the fiscal quarter ended August 31, 2001, calculated on a consolidated basis for Borrower and its Subsidiaries; (iii) an unaudited consolidated pro forma balance sheet of Borrower and its Subsidiaries, which balance sheet shall be prepared giving pro forma effect to the incurrence of Debt under this Agreement as of August 31, 2001; (iv) an unaudited consolidated pro forma income statement of Borrower and its Subsidiaries for the four fiscal quarters ending August 31, 2001, which income statement gives pro forma effect to the incurrence of Debt under this Agreement; and (v) an unaudited consolidated pro forma balance sheet of Borrower and its Subsidiaries, which balance sheet shall be prepared giving pro forma effect to the incurrence of Debt under this Agreement as of the Closing Date; and (b) the Financial Statements required to be delivered under Sections 9.3(a) or 9.3(b), as the case may be, calculated on a consolidated basis for the Companies.

     "Debt" means (without duplication), for any Person, the sum of the following: (a) all liabilities, obligations, and indebtedness of such Person which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities in respect of (i) money borrowed, including, without limitation, the Principal Debt, (ii) obligations of such Person under Capital Leases, and (iii) obligations of such Person issued or assumed as the deferred Purchase Price of property, all conditional sale obligations, and obligations under any title retention agreement; (b) all obligations of the type referred to in clauses (a)(i) through (a)(iii) preceding of other Persons for the payment of which such Person is responsible or liable as obligor, guarantor, or otherwise;
(c) all obligations of the type referred to in clauses (a)(i) through clause
(a)(iii) and clause (b) preceding of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; (d) the face amount of all letters of credit and banker's acceptances issued for the account of such Person and, without duplication, all drafts drawn and unpaid thereunder; (e) net payments under Financial Hedges; and (f) the principal balance outstanding under any synthetic lease, tax retention operating lease, off balance sheet loan, or similar off balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

     "Debt Issuance" means any Debt of Borrower or any Loan Party for borrowed money issued or incurred after the Closing Date, other than Permitted Debt.

     "Debtor Relief Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, fraudulent transfer or conveyance, suspension of payments, or similar Laws from time to time in effect affecting the Rights of creditors generally.

     "Default" is defined in Section 10.

     "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Borrowings plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Borrowing, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Borrowing plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     "Distribution" for any Person means, with respect to any shares of any capital stock, membership interest, or any other equity securities issued by such Person, (a) the retirement, redemption, purchase, or other Acquisition for value of any such securities, (b) the declaration or payment of any dividend or distribution on or with respect to any such securities, and (c) any other payment by such Person with respect to such securities.

     "Dollars" and the symbol $ each means lawful money of the United States of America.

     "Domestic Subsidiary" of any Person means a direct or indirect Subsidiary of such Person that is organized or incorporated under the Laws of a jurisdiction of the United States, other than a direct or indirect Subsidiary of a Foreign Subsidiary of such Person.

     "EBITDA" means, for any period, the sum of (a) Consolidated Net Income, plus (b) the sum of all amounts deducted therefrom during such period, in conformity with GAAP, for interest, taxes, depreciation and amortization.

     "EBITDAR" means, with respect to any Person for any fiscal period, an amount equal to the sum of (a) EBITDA plus (b) Rental Expense.

     "Eligible Accounts" means the Accounts of any Loan Party which the Administrative Agent in the exercise of its discretion determines to be Eligible Accounts. Without limiting the discretion of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not, unless the Administrative Agent in its sole discretion elects, include any Account:

     (a) with respect to which more than 90 days have elapsed since the date of the original invoice therefor or it is more than 90 days past due, provided however, that with respect to Accounts due from General Electric Company and its Affiliates, so long as the public debt of General Electric Company is rated at least BBB- by S&P or Baa3 by Moody's, then the references to "90 days" shall be "105 days" in respect of Accounts due from General Electric Company and its Affiliates;

     (b) with respect to which any of the representations, warranties, covenants, and agreements contained in the Collateral Documents are not or have ceased to be complete and correct or have been breached;

     (c) with respect to which Account (or any other Account due from the Account Debtor in respect thereof), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason;

     (d) any Progress Billings, the aggregate unpaid balance of which exceeds the lesser of: (i) ten percent (10%) of the aggregate unpaid balance of all Eligible Accounts owed to all Loan Parties in the aggregate by all such Loan Parties' Account Debtors, and (ii) $3,000,000; provided that, Progress Billings shall be included for purposes of the definition of "Eligible Accounts" from the date hereof only through and including April 30, 2003;

     (e) any Bill-and-Hold Receivables, the aggregate unpaid balance of which exceeds the lesser of: (i) ten percent (10%) of the aggregate unpaid balance of all Eligible Accounts owed to all Loan Parties in the aggregate by all such Loan Parties' Account Debtors, and (ii) $3,000,000;

     (f) with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: death or judicial declaration of incompetency of an Account Debtor who is an individual; the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under any Debtor Relief Law; the making of any general assignment by the Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for the Account Debtor or for any of the assets of the Account Debtor, including, without limitation, the appointment of or taking possession by a "custodian," as defined in the Federal Bankruptcy Code; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account Debtor as a going concern;

     (g) if twenty-five percent (25%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under the other criteria set forth herein or otherwise established by Administrative Agent;

     (h) owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States or Canada; or (ii) is not organized under the laws of the United States or any state thereof or Canada or any province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) such Account is payable in the United States and has a guaranty, letter of credit or other support of the Export-Import Bank of the United States satisfactory to Administrative Agent in its discretion (such Account being hereinafter referred to as an "Eligible Foreign Account"), (B) such Account is otherwise secured or payable by a letter of credit satisfactory to Administrative Agent in its discretion or (C) such Account is supported by an insurance policy issued by an insurance company acceptable to Administrative Agent provided that the amount of accounts receivable supported by insurance policies may not exceed One Million Dollars in the aggregate at any one time;

     (i) owed by an Account Debtor which is an Affiliate or employee of such Loan Party;

     (j) except as provided in clauses (l) and (m) below, with respect to which either the perfection, enforceability, or validity of Administrative Agent's Lien in such Account, or Administrative Agent's right or ability to obtain direct payment to Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC;

     (k) owed by an Account Debtor to which a Loan Party is indebted in any way, or which is subject to any right of setoff or recoupment by the Account Debtor, unless the Account Debtor has entered into an agreement acceptable to Administrative Agent to waive setoff rights; or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor; but in each such case only to the extent of such indebtedness, setoff, recoupment, dispute, or claim;

     (l) owed by the government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. ' 3727 et seq.), and any other steps necessary to perfect Administrative Agent's Lien therein, have been complied with to Administrative Agent's satisfaction with respect to such Account;

     (m) owed by any state, municipality, or other political subdivision of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which Administrative Agent determines that its Lien therein is not or cannot be perfected;

     (n) which is evidenced by a promissory note or other instrument or by chattel paper;

     (o) if Administrative Agent believes, in the exercise of its reasonable judgment, that the prospect of collection of such Account is impaired or that the Account may not be paid by reason of the Account Debtor's financial inability to pay;

     (p) with respect to which the Account Debtor is located in any state requiring the filing of a "Notice of Business Activities Report" or similar report in order to permit the Loan Party to seek judicial enforcement in such State of payment of such Account, unless such Loan Party has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year; or

     (q) which arises out of a sale not made in the ordinary course of such Loan Party's business;

     (r) with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by such Loan Party, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

     (s) owed by an Account Debtor which is obligated to the Loan Parties respecting Accounts the aggregate unpaid balance of which exceeds twenty percent (20%) (or in the case of General Electric Company and its Affiliates, twenty-five percent (25%)) of the aggregate unpaid balance of all Accounts owed to all Loan Parties in the aggregate at such time by all of such Loan Parties' Account Debtors, but only to the extent of such excess;

     (t) which arises out of an enforceable contract or order which, by its terms, forbids, restricts or makes void or unenforceable the granting of a Lien by such Loan Party to Administrative Agent with respect to such Account;

     (u) which arises from the sale of minerals (including oil and gas) at the wellhead or minehead; or

     (v) which is not subject to a first priority and perfected security interest in favor of Administrative Agent for the benefit of the Lenders.

     If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

     "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender (so long as such assignment is not made in conjunction with the sale of such Affiliate); (c) an Approved Fund; and (d) any other Person approved by Administrative Agent (which approval will not be unreasonably withheld or delayed by Administrative Agent) and, unless a Default or Potential Default has occurred and is continuing at the time any assignment is effected in accordance with Section 13.13, Borrower, such approval not to be unreasonably withheld or delayed by Borrower and such approval to be deemed given by Borrower if no objection is received by the assigning Lender and Administrative Agent from Borrower within five Business Days after notice of such proposed assignment has been provided by the assigning Lender to Borrower; provided, however, that neither Borrower nor any Affiliate of Borrower shall qualify as an Eligible Assignee.

     "Eligible Inventory" means the Inventory of any Loan Party which Administrative Agent in the exercise of its discretion determines to be Eligible Inventory, valued by Administrative Agent at cost. Without limiting the discretion of Administrative Agent to establish other criteria of ineligibility, Eligible Inventory shall not, unless Administrative Agent in its sole discretion elects, include any Inventory:

     (a) with respect to which any of the representations, warranties, covenants, and agreements contained in the Collateral Documents are not or have ceased to be complete and correct or have been breached;

     (b) Inventory located on leaseholds as to which the lessor has not entered into a consent and agreement providing Administrative Agent with the right to receive notice of default, the right to repossess such Inventory at any time and such other rights as may be acceptable to Administrative Agent;

     (c) Inventory that is obsolete, unusable or otherwise unavailable for sale;

     (d) Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

     (e) Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

     (f) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Loan Party has received notice of a dispute in respect of any such agreement;

     (g)  Inventory located outside the United States;

     (h) Inventory that is not in the possession of or under the sole control of one or more of the Loan Parties;

     (i)  Inventory consisting of work-in-process; and

     (j) Inventory in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of Administrative Agent for the benefit of the Lenders securing the Obligation.

     If any Inventory at any time ceases to be Eligible Inventory, then such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

     "Eligible Non-Zinc Inventory" means Eligible Inventory but excluding any Inventory comprising, or otherwise consisting of, zinc.

     "Eligible Zinc Inventory" means Eligible Inventory comprising, or otherwise consisting of, zinc.

     "Employee Plan" means, at any time, each Single-Employer Plan and each Multiemployer Plan.

     "Environmental Law" means any applicable Law that relates to (a) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (b) the environment, including natural resources or any activity which affects the environment, (c) the regulation of any pollutants, contaminants, wastes, substances, and Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ' 9601 et seq.) ("CERCLA"), the Clean Air Act (42
                                -- ---
U.S.C. ' 7401 et seq.), the Federal Water Pollution Control Act, as amended by
              -- ---
the Clean Water Act (33 U.S.C. ' 1251 et seq.), the Federal Insecticide,
                                      -- ---
Fungicide, and Rodenticide Act (7 U.S.C. ' 136 et seq.), the Emergency Planning
                                               -- ---
and Community Right to Know Act of 1986 (42 U.S.C. ' 11001 et seq.), the
                                                           -- ---
Hazardous Materials Transportation Act (49 U.S.C. ' 1801 et seq.), the National
                                                         -- ---
Environmental Policy Act of 1969 (42 U.S.C. ' 4321 et seq.), the Oil Pollution
                                                   -- ---
Act (33 U.S.C. ' 2701 et seq.), the Resource Conservation and Recovery Act (42
                      -- ---
U.S.C. ' 6901 et seq.), the Rivers and Harbors Act (33 U.S.C. ' 401 et seq.),
              -- ---                                                -- ---
the Safe Drinking Water Act (42 U.S.C. ' 201 and ' 300f et seq.), the Solid
                                                        -- ---
Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. ' 6901 et
                                                                            --
seq.), the Toxic Substances Control Act (15 U.S.C. ' 2601 et seq.), and
---                                                       -- ---
analogous state and local Laws, as any of the foregoing may have been and may be amended or supplemented from time to time, and any analogous future enacted or adopted Law, or (d) the Release or threatened Release of Hazardous Substances.

     "Environmental Liability" means any obligation, liability (including, without limitation, any strict liability), loss, fine, penalty, charge, Lien, damage, cost, or expense of any kind to the extent that it results (a) from any violation of or any obligation or liability under any Environmental Law, (b) from the presence, Release, or threatened Release of any Hazardous Substance, or
(c) from actual or threatened damages to natural resources.

     "Environmental Permit" means any permit, license, or other Authorization from any Governmental Authority that is required under any Environmental Law for the lawful conduct of any business, process, or other activity.

     "Equity Issuance" means the issuance on and after the Closing Date by any Company of any shares of any class of stock, warrants, or other equity interests, other than (a) present and future shares of stock, options, or warrants issued to employees, directors, or consultants of such Company or any Company's stock option plan or other benefit or compensation plans or arrangements, (b) stock issued upon the exercise of any such warrants or options, (c) any shares of any class of stock, warrants, or other equity interests issued from a Company solely to another Company, and (d) common stock of Borrower issued solely in connection with Permitted Acquisitions, so long as, no Default or Potential Default exists or arises as a result thereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and rulings thereunder.

     "ERISA Affiliate" means any company or trade or business (whether or not incorporated) which, for purposes of Title IV of ERISA, is, or has been within the past six years, a member of any Loan Party's controlled group or which is, or has been within the past six years, under common control with any Loan Party within the meaning of Section 414(b), (c), (m), or (o) of the Code.

     "Eurodollar Rate" means, for any Eurodollar Rate Borrowing for any Interest Period therefor:

          (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate that appears on Telerate Page 3750 (or any successor thereto) that displays an average British Bankers Association LIBOR Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. London time) two Business Days prior to the first day of such Interest Period; or

          (b) If for any reason the rate in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

          (c) if the rates referenced in the preceding clauses (a) and (b)are not available, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Borrowing being made, continued, or converted and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 1:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

     "Eurodollar Rate Borrowing" means a Borrowing bearing interest at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Borrowings.

     "Exhibit" means an exhibit to this Agreement (unless otherwise specified).

     "Facilities" means, collectively, the Revolver Facility and the Term Facility; "Facility" means either one of them.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined (which determination shall be conclusive and binding, absent manifest error) by Administrative Agent to be equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent (in its individual capacity) on such day on such transactions as determined by Administrative Agent (which determination shall be conclusive and binding, absent manifest error).

     "Fee Letter" means that certain letter agreement dated as of August 3, 2001, by and among Borrower, Administrative Agent, and Arranger.

     "Financial Hedge" means either (a) a swap, collar, floor, cap, or other contract which is intended to reduce or eliminate the risk of fluctuations in interest rates, or (b) a foreign exchange, currency hedging, commodity hedging, or other contract which is intended to reduce or eliminate the market risk of holding currency or a commodity in either the cash or futures markets, which Financial Hedge under either clause (a) or clause (b) is entered into by any Company with any Person under the Laws of a jurisdiction in which such contracts are legal and enforceable (except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity); provided that, (i) all documentation for Financial Hedges must conform to ISDA standards and (ii) each such Financial Hedge shall be or shall have been incurred in the ordinary course of business and consistent with prior business practices of the Companies.

     "Financial Statements" means balance sheets, statements of operations, statements of shareholders' equity, and statements of cash flows prepared in accordance with GAAP, which statements of operations and statements of cash flows shall be in comparative form to the corresponding period of the preceding fiscal year, and which balance sheets and statements of shareholders' equity shall be in comparative form to the prior fiscal year-end figures.

     "Fixed Charge Coverage Ratio" means, for any period, with respect to the Companies, on a consolidated basis, the ratio of: (a) the sum of: (i) EBITDAR, less (ii) Capital Expenditures in respect of repairs or replacements of fixed assets, and less (iii) cash Taxes, to (b) the sum of: (i) cash Consolidated Interest Expense, plus (ii) scheduled payments of principal of Funded Debt, plus
(iii) Rental Expense, plus (iv) any payments made during such period by any Company with respect to all Consolidated Earn-Out Indebtedness, plus (v) any Distribution made during such period by Borrower.

     "Foreign Subsidiary" of any Person means a Subsidiary of such Person that is organized or incorporated under the Laws of a jurisdiction other than a jurisdiction of the United States.

     "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding, or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

     "Funded Debt" means, with respect to the Companies on a consolidated basis, at any time and without duplication, the sum of (a) the principal amount of all Debt thereof for borrowed money, including, without limitation, all letters of credit issued on behalf of any Company, including without limitation, the LCs;
(b) the total amount capitalized on the balance sheets thereof with respect to Capital Leases; plus (c) all other Debt thereof which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof.

     "GAAP" means generally accepted accounting principles of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board which (a) with respect to the covenant contained in Section 9.29 (and, to the extent used in or relating to such covenant, any defined terms), are in effect on the date hereof, and (b) for all other purposes hereunder, are applicable from time to time.

     "Governmental Authority" means any (a) local, state, municipal, or federal judicial, executive, or legislative instrumentality, (b) private arbitration board or panel, or (c) central bank.

     "Guarantor" means any Person, including, but not limited to, each Company that is a Domestic Subsidiary of Borrower, which undertakes to be liable for all or any part of the Obligation by execution of a Guaranty or otherwise.

     "Guaranty" means (a) a Guaranty in substantially the form of and upon the terms of Exhibit C, executed and delivered by any Person pursuant to the requirements of the Loan Documents; and (b) any amendments, modifications, supplements, restatements, ratifications, or reaffirmations of any Guaranty made in accordance with the Loan Documents.

     "Hazardous Substance" means (a) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance that is presently or hereafter becomes defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants," "pollutants," or terms of similar import within the meaning of any Environmental Law, (b) any other chemical or other material or substance, exposure to which is presently or hereafter prohibited, limited or regulated under any Environmental Law, including without limitation, any hazardous substance within the meaning of Section 101(14) of CERCLA, (c) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (d) asbestos and asbestos-containing materials in any form, (e) polychlorinated biphenyls, or (f) urea formaldehyde foam.

     "Increase Effective Date" is defined in Section 2.7(b).

     "Interest Period" is determined in accordance with Section 3.10.

     "Inventory" means all of each Company's now owned or hereafter acquired or arising inventory (as such term is used in accordance with Article 9 of the UCC).

     "IRBs" means, industrial development revenue bonds or industrial revenue bonds issued for the benefit of a target company, but only to the extent they are solely secured by certain specified real property or equipment.

     "Issuing Lender" is defined in Section 12.12.

     "Laws" means all applicable statutes, laws, treaties, ordinances, tariff requirements, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions, or interpretations of any Governmental Authority.

     "LC" means the commercial or standby letter(s) of credit issued hereunder in the form agreed upon among Borrower, Administrative Agent, and the beneficiary thereof at the time of issuance thereof and participated in by Lenders pursuant to the terms and conditions of Section 2.3 hereof.

     "LC Agreement" means a letter of credit application and agreement (in form and substance satisfactory to Administrative Agent) submitted by Borrower to Administrative Agent for an LC for its own account (and for its benefit or the benefit of any other Company); provided that, in the event of any conflict, ambiguity or inconsistency between this Agreement and any such LC Agreement, this Agreement shall control.

     "LC Exposure" means, at any time and without duplication, the sum of (a) the aggregate undrawn portion of all uncancelled and unexpired LCs plus (b) the aggregate unpaid reimbursement obligations of Borrower in respect of drawings of drafts under any LC.

     "LC Request" means a request pursuant to Section 2.3(a), substantially in the form of Exhibit B-3.

     "LC Subfacility" means a subfacility of the Revolver Facility for the issuance of LCs as described in and subject to the limitations of Section 2.3, under which the LC Exposure may never (a) collectively exceed $5,000,000 and (b) the Revolver Commitment.

     "Lenders" means, on any date of determination, the financial institutions named on Schedule 2.1 (as the same may be amended from time to time by Administrative Agent to reflect the addition of new Lenders pursuant to Section 2.7(a) and to reflect the assignments made in accordance with Section 13.13(b) of this Agreement), and subject to the terms and conditions of this Agreement, and their respective successors and assigns (but not any Participant who is not otherwise a party to this Agreement); provided that, solely for purposes of any Collateral Document and Section 12 and Sections 3.13 and 3.14, "Lenders" shall also include any Lender or Affiliate of a Lender who is party to a Financial Hedge with Borrower and their respective successors and assigns (for purposes hereof, each Lender shall be deemed to have entered into this Agreement for and on behalf of any Affiliate now or hereafter party to a Financial Hedge with Borrower).

     "Letter Agreement" means the Letter Agreement dated the date hereof between Borrower and Administrative Agent relating to sale of certain assets by the Companies.

     "Leverage Ratio" means, with respect to the Companies on a consolidated basis, at any date of determination thereof with respect to the most recently ended Rolling Period, the ratio of (a) Funded Debt outstanding on such date to
(b) EBITDA, determined as of the last day of such Rolling Period.

     "Lien" means any lien, mortgage, security interest, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other Right of or arrangement with any creditor (other than under or relating to subordination or other intercreditor arrangements) to have its claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

     "Litigation" means any action by or before any Governmental Authority or any private arbitration board or panel.

     "Loan Documents" means (a) this Agreement, the Notes, the Collateral Documents, LCs and LC Agreements, (b) all agreements, documents, or instruments in favor of Agents or Lenders ever delivered pursuant to this Agreement or otherwise delivered in connection with all or any part of the Obligation, and
(c) any and all renewals, extensions, restatements, reaffirmations, or amendments or supplements to, all or any part of the foregoing.

     "Loan Parties" means, on any date of determination, Borrower and all Guarantors.

     "Material Adverse Event" means any set of one or more circumstances or events which, individually or collectively, could reasonably be expected to result in any (a) material impairment of the ability of any Loan Party to perform any of its payment or other material obligations under the Loan Documents or the ability of Administrative Agent or any Lender to enforce any such obligations or any of their respective Rights under the Loan Documents, (b) material and adverse effect on the business, properties, condition (financial or otherwise), or results of operations of any Loan Party or any Subsidiary thereof, taken as a whole, or (c) Default or Potential Default.

     "Maximum Amount" and "Maximum Rate" mean, respectively, for each Lender, the maximum non-usurious amount and the maximum non-usurious rate of interest which, under applicable Law, such Lender is permitted to contract for, charge, take, reserve, or receive on the Obligation.

     "Moody's" means Moody's Investors Service, Inc., or any successor thereto.

     "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code to which any Loan Party or any ERISA Affiliate of any Loan Party is making, has made, is accruing, or has accrued, an obligation to make contributions or has, within any of the preceding five plan years, made or accrued an obligation to make contributions.

     "Net Cash Proceeds" means (a) with respect to any Sale of Assets, cash (freely convertible into Dollars) (including, any cash received by way of deferred payment pursuant to a promissory note or otherwise, but only as and when received) received in connection therewith and as consideration therefor, on or after the date of consummation of such Sale of Assets, by any Company from such Sale of Assets, after (i) deduction of Taxes actually paid, (ii) payment of all usual and customary brokerage commissions and all other reasonable fees and expenses related to such Sale of Assets (including, without limitation, reasonable attorneys' fees and closing costs incurred in connection with such Sale of Assets), (iii) deduction of appropriate amounts to be provided by any Company as a reserve, in accordance with GAAP, against any liabilities retained by any Company after such Sale of Assets, which liabilities are associated with the asset or assets being sold, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such Sale of Assets, and (iv) deduction for the amount of any Debt (other than the Obligation) secured by the respective asset or assets being sold, which Debt is required to be repaid as a result of such Sale of Assets; provided that Net Cash Proceeds from an Non-Material Asset Sale shall be limited as set forth in the Letter Agreement unless a Default or Potential Default exists on the date of the applicable Non-Material Asset Sale, in which case all proceeds from such Non-Material Asset Sale shall be included as Net Cash Proceeds; and (b) with respect to any Debt Issuance, cash (freely convertible into Dollars) received, on or after the date of incurrence of such Debt, by any Company from the incurrence of such Debt after (i) payment of all reasonable attorneys' fees and usual and customary underwriting commissions, closing costs, and other reasonable expenses associated with such incurrence of Debt, (ii) deduction of all deposits, escrow amounts, or other reserves required to be maintained by any Company in connection with such Debt, and (iii) deductions for the amount of any other Debt (other than the Obligation) which is required to be repaid concurrently with or otherwise as a result of the incurrence of such Debt.

     "New Subsidiary" is defined in Section 7.2(c).

     "Non-Material Asset Sale" shall have the meaning assigned thereto in the Letter Agreement.

     "Obligation" means all present and future indebtedness, liabilities, and obligations, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Administrative Agent, any other Agent, any Lender, or any Affiliate of any Lender by any Loan Party arising from, by virtue of, or pursuant to any Loan Document, together with all interest accruing thereon, fees, costs, and expenses (including, without limitation, all attorneys' fees and expenses incurred in the enforcement or collection thereof) payable under the Loan Documents; provided that, all references to the "Obligation" in the Collateral Documents and in Sections 3.12, 3.13 and 3.14, shall, in addition to the foregoing, also include all present and future indebtedness, liabilities, and obligations (and all renewals and extensions thereof or any part thereof) now or hereafter owed to any Lender or any Affiliate of a Lender arising from, by virtue of, or pursuant to any Financial Hedge entered into by any Company.

     "OSHA" means the Occupational Safety and Health Act of 1970, 29 U.S.C. ' et seq.

     "Participant" is defined in Section 13.13(e).

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereof, established pursuant to ERISA.

     "Permitted Acquisition" means:

          (a) The Acquisition by Borrower of the Target Companies; provided, however, that such Acquisitions shall not constitute "Permitted Acquisitions" hereunder unless and until Borrower satisfies the conditions precedent set forth in Section 7.2 prior to the consummation of each Acquisition;

          (b) Acquisitions by any Company of any business which is engaged in manufacturing or the servicing of electrical equipment and components and in providing hot dip galvanizing services to the steel fabrication market, with respect to which each of the following requirements shall have been satisfied:

               (i) the Purchase Price of all Acquisitions consummated during the term of the Facilities, excluding the Acquisitions of the Target Companies, may not exceed $20,000,000 in the aggregate;

               (ii) as of the closing of any Acquisition, the Acquisition has been approved and recommended by the board of directors of the Person to be acquired or from which such business is to be acquired;

               (iii) not less than 14 days prior to the closing of any Acquisition, Borrower shall have delivered to Administrative Agent a Permitted Acquisition Compliance Certificate substantially in the form of Exhibit E-2 hereto, demonstrating pro forma compliance with the terms and conditions of the Loan Documents, after giving effect to the Acquisition, including (A) pro forma income statement and balance sheet for the Companies (after giving effect to the Acquisition), and
          (B) cash flow projections for the Acquisition for the period from the date of any such Acquisition through the Revolver Termination Date, demonstrating compliance with the Companies' applicable financial covenants and debt amortization schedules;

               (iv) not less than 30 days prior to the closing of any Acquisition, Borrower shall have delivered to Administrative Agent a copy of the purchase agreement (including all schedules and exhibits thereto) relating to such Acquisition (or if no purchase agreement is available on such date, as soon thereafter as possible, including all subsequent drafts thereof); and prior to consummation of any Acquisition, Borrower shall have satisfied the conditions precedent set forth in Section 7.2;

               (v) any authorization required to be issued by any Governmental Authority in connection with such Acquisition shall be issued and shall be valid, binding, enforceable and subsisting without any defaults thereunder or enforceable adverse limitations thereon and shall not be subject to any proceedings or claims opposing the issuance, development, or use thereof or contesting the validity thereof unless the Company proposing to enter into such Acquisition shall have entered into an agreement with the seller protecting such Company from such adverse limitations, proceedings, or claims, which agreement shall be on terms and conditions satisfactory to Administrative Agent;

               (vi) as of the closing of any Acquisition, after giving effect to such Acquisition, the acquiring party must be Solvent and the Companies, on a consolidated basis, must be Solvent;

               (vii) as of the closing of any Acquisition, no Default or Potential Default shall exist or occur as a result of, and after giving effect to, such Acquisition;

                      (viii) as of the closing of any Acquisition, (A) if such
                  Acquisition is structured as a merger, Borrower (or if such merger is with any Subsidiary of Borrower, then a domestic company that is or becomes a Subsidiary) must be the surviving entity after giving effect to such merger; and (B) if such Acquisition is structured as a stock/equity acquisition, the acquiring Company shall own not less than a 75% interest in the entity being acquired and such acquired entity will be a domestic company that is or becomes a Domestic Subsidiary; or

                  (c) Any other Acquisition for which the prior written consent of Required Lenders has been obtained.

         "Permitted Acquisition Compliance Certificate" means a certificate signed by a Responsible Officer of Borrower, substantially in the form of Exhibit E-2.

         "Permitted Debt" means, with respect to the Loan Parties, Debt permitted under Section 9.12 as described in such Section.

         "Permitted Liens" means, with respect to the Loan Parties, Liens permitted under Section 9.13 as described in such Section.

         "Person" means any individual, entity (including, without limitation, any corporation, firm, joint venture, partnership, whether general, limited, or undeclared, trust, association, or unincorporated association), or Governmental Authority.

         "Potential Default" means the occurrence of any event or existence of any circumstance which, with the giving of notice or lapse of time or both, would become a Default.

         "Principal Debt" means, on any date of determination and without duplication, the sum of (a) the aggregate unpaid principal balance of all Borrowings under (i) the Revolver Facility (including, without limitation, Swing Line Principal Debt) and (ii) the Term Facility plus (b) the LC Exposure.

         "Progress Billing" means any Account represented by an invoice, payable to any Company pursuant to an Acceptable Progress Payment Contract.

         "Pro Rata" or "Pro Rata Part," for each Lender, means on any date of determination (a) for purposes of sharing any amount or fee payable to any Lender in respect of a Facility or Subfacility (as the case may be) the proportion which the portion of the Principal Debt for the applicable Facility or Subfacility owed to such Lender (whether held directly or through a participation in respect of the LC Subfacility or Swing Line Subfacility and determined after giving effect thereto) bears to the Principal Debt under the applicable Facility or Subfacility (as the case may be) owed to all Lenders at the time in question, and (b) for all other purposes, the proportion which the portion of the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders at the time in question, or if no Principal Debt is outstanding, then the proportion that the aggregate of such Lender's Committed Sums then in effect under the Facilities and Subfacilities bears to the Revolver Commitment then in effect.

         "Purchase Price" means, with respect to any Permitted Acquisition, all direct, indirect, and deferred cash and non-cash payments made to or for the benefit of the Person being acquired (or whose assets are being acquired), its shareholders, officers, directors, employees, or Affiliates in connection with such Permitted Acquisition, including, without limitation, the amount of any Debt (including without limitation IRBs) being assumed in connection with such Permitted Acquisition (and subject to the limitations on Permitted Debt hereunder), seller financing, payments under non-competition or consulting agreements entered into in connection with such Permitted Acquisition and similar agreements, all non-cash consideration and the value of any stock, options, or warrants or other Rights to acquire stock issued as part of the consideration in such transaction; provided that, for the purposes hereof, non-competition agreements and consulting agreements shall be valued at their present value discounted over the term of such agreement at the Base Rate in effect at the time of the Permitted Acquisition.

         "Recently-Acquired Entity" means a Person that is a Subsidiary of Borrower for a period less than one fiscal year of Borrower.

         "Recently-Acquired Entity Rolling Period" means the period during which a Recently-Acquired Entity shall have been a Subsidiary of Borrower (such period, the "Initial Period") plus such additional fiscal quarters of such Recently-Acquired Entity prior to the Initial Period that would, when taken together, constitute one fiscal year.

         "Register" is defined in Section 13.13(c).

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as amended.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as amended.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposal, deposit, dispersal, migrating, or other movement into the air, ground, or surface water, or soil.

         "Rental Expense" means all fees, costs and expenses (including any penalties and interest thereon) of Borrower and its Subsidiaries in connection with the use, occupancy or possession by Borrower and its Subsidiaries of any real or personal, or mixed, property, but excluding all payments pursuant to all Capital Leases.

         "Reportable Event" shall have the meaning specified in Section 4043 of ERISA or the regulations issued thereunder in connection with an Employee Plan, excluding events for which the notice requirement is waived under applicable PBGC regulations other than those events described in sections 4043.21, 4043.24 and 4043.28 of such regulations, including each such provision as it may subsequently be renumbered.

         "Representatives" means representatives, officers, directors, employees, attorneys and agents.

         "Required Lenders" means, on any date of determination, those Lenders holding 66 2/3% or more of the Total Commitment.

         "Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against, in the case of Eurodollar Rate Borrowings, "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Rate Borrowings.

         "Responsible Officer" means the chairman, president, chief executive officer, chief financial officer, chief legal officer, executive vice president, vice president, or treasurer of any Person, or any other officer designated from time to time by the Board of Directors of such Person, as applicable, which designated officer is reasonably acceptable to Administrative Agent.

         "Restricted Payments" means redemptions, repurchases, dividends, and Distributions of any kind in respect of Borrower's capital stock (including without limitation any class of common or preferred shares).

         "Revolver Commitment" means, on any date of determination, the sum of all Committed Sums then in effect for all Lenders in respect of the Revolver Facility.

         "Revolver Facility" means the credit facility as described in and subject to the limitations set forth in Section 2.1 hereof, including the LC Subfacility and the Swing Line Subfacility.

         "Revolver Lender" means, at any time and from time to time, any Lender that has any Committed Sum then in effect in respect of the Revolver Facility.

         "Revolver Note" means a promissory note substantially in the form of Exhibit A-1, and all renewals and extensions of all or any part thereof.

         "Revolver Principal Debt" means, on any date of determination, the aggregate unpaid principal balance of all Borrowings under the Revolver Facility (including, without limitation, Swing Line Principal Debt), together with the aggregate unpaid reimbursement obligations of Borrower in respect of drawings under any LC.

         "Revolver Termination Date" means the earliest of (a) November 1, 2004,
(b) the effective date of any termination, cancellation, or acceleration of all commitments to lend under the Revolver Facility, and (c) the Term Termination Date.

         "Rights" means rights, remedies, powers, privileges, and benefits.

         "Rolling Period" means, on any date of determination, the most recent four fiscal quarters ended on May 31, August 30, November 30 or February 28 or 29 (as the case may be).

         "S&P" means Standard & Poor's Rating Group, a division of McGraw Hill, Inc., a New York corporation, or any successor thereto.

         "Sale of Assets" means any sale, lease, transfer, or other disposition of any property or assets (tangible or intangible, including, without limitation, stock or equity interests in any Company or any securitization or Accounts) by any Company to any other Person (other than any sale, lease, transfer, or other disposition contemplated by Section 9.22 or permitted by
Section 9.23) with respect to which the Net Cash Proceeds realized by any Company for such asset disposition (or when aggregated with the Net Cash Proceeds from all such other asset dispositions occurring in the same calendar year) equals or exceeds $500,000.

         "Schedule" means, unless specified otherwise, a schedule attached to this Agreement, as the same may be supplemented and modified from time to time in accordance with the terms of the Loan Documents.

         "Security Agreement" means (a) a Pledge, Assignment, and Security Agreement in substantially the form and upon the terms of Exhibit E, executed by any Person pursuant to the requirements of the Loan Documents; and (b) any amendments, modifications, supplements, restatements, ratifications, or reaffirmations of any Pledge Agreement made in accordance with the Loan Documents.

         "Single-Employer Plan" means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and established or maintained by any Loan Party, Domestic Subsidiary thereof, or ERISA Affiliate of any Loan Party, but not including any Multiemployer Plan.

         "Solvent" means, as to a Person, that (a) the aggregate fair market value of such Person's assets exceeds its liabilities (whether contingent, subordinated, unmatured, unliquidated, or otherwise), (b) such Person has sufficient cash flow to enable it to pay its Debts as they mature, and (c) such Person does not have unreasonably small capital to conduct such Person's businesses.

         "Subfacilities" means, collectively, the LC Subfacility and the Swing Line Subfacility; "Subfacility" means either one of them.

         "Subsidiary" of any Person means (a) any entity of which an aggregate of more than 50% of the Voting Stock is owned of record or beneficially, directly or indirectly, by such Person, or (b) any partnership (limited or general) of which such Person shall at any time be the controlling general partner determined in accordance with GAAP or own more than fifty percent (50%) of the issued and outstanding partnership interests.

         "Swing Line Borrowing" means any Borrowing under the Swing Line Subfacility.

         "Swing Line Commitment" means an amount (subject to availability, reduction, or cancellation as herein provided) equal to $2,500,000.

         "Swing Line Lender" means Bank of America, N.A. and its successors and assigns.

         "Swing Line Maturity Date" for any Swing Line Borrowing means the Revolver Termination Date.

         "Swing Line Note" means a promissory note in substantially the form of Exhibit A-3, and all renewals and extensions of all or any part thereof.

         "Swing Line Principal Debt" means, on any date of determination, that portion of the Principal Debt outstanding under the Swing Line Subfacility.

         "Swing Line Subfacility" means the subfacility under the Revolver Facility described in, and subject to the limitations of, Section 2.4.

         "Target Companies" means Carter & Crawley, Inc., a South Carolina corporation, and Central Electric Company, a Missouri corporation; Target Company means either one of them.

         "Taxes" means, for any Person, taxes, assessments, or other governmental charges or levies imposed upon such Person, its income, or any of its properties, franchises, or assets.

         "Term Commitment" means, on any date of determination, the sum of all Committed Sums then in effect for all Lenders in respect of the Term Facility.

         "Term Facility" means the credit facility as described in and subject to the limitations set forth in Section 2.2 hereof.

         "Term Lender" means, at any time and from time to time, any Lender that has any Committed Sum then in effect in respect of the Term Facility.

         "Term Note" means a promissory note substantially in the form of Exhibit A-2, and all renewals and extensions of all or any part thereof.

         "Term Principal Debt" means, on any date of determination, the aggregate unpaid principal balance of all Borrowings under the Term Facility.

         "Term Termination Date" means the earlier of (a) November 1, 2005, and
(b) the effective date of any other termination, cancellation, or acceleration of the Term Facility.

         "Termination Date" means the Revolver Termination Date or the Term Termination Date, as applicable.

         "Total Commitment" means, on any date of determination, the sum of all Committed Sums then in effect for all Lenders in respect of the Revolver Facility and the Term Facility.

         "Type" means any type of Borrowing determined with respect to the interest option applicable thereto.

         "UCC" means the Uniform Commercial Code (or any successor statute) of the State of Texas or of any other state the laws of which are required by the Uniform Commercial Code to be applied in connection with the issue of perfection of security interests.

         "Voting Stock" means securities (as such term is defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

         "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) shall be owned by Borrower or one or more of its Wholly-owned Subsidiaries.

         1.2 Number and Gender of Words; Other References. Unless otherwise
             --------------------------------------------
specified in the Loan Documents, (a) where appropriate, the singular includes the plural and vice versa, and words of any gender include each other gender,
(b) heading and caption references may not be construed in interpreting provisions, (c) monetary references are to currency of the United States of America, (d) section, paragraph, annex, schedule, exhibit, and similar references are to the particular Loan Document in which they are used, (e) references to "telecopy," "facsimile," "fax," or similar terms are to facsimile or telecopy transmissions, (f) references to "including" mean including without limiting the generality of any description preceding that word, (g) the rule of construction that references to general items that follow references to specific items are limited to the same type or character of those specific items is not applicable in the Loan Documents, (h) references to any Person include that Person's heirs, personal representatives, successors, trustees, receivers, and permitted assigns, (i) references to any Law include every amendment or supplement to it, rule and regulation adopted under it, and successor or replacement for it, and (j) references to any Loan Document or other document include every renewal and extension of it, amendment and supplement to it, and replacement or substitution for it.

         1.3 Accounting Principles. All accounting and financial terms used in
             ---------------------
the Loan Documents and the compliance with each financial covenant therein shall be determined in accordance with GAAP, and, all accounting principles shall be applied on a consistent basis so that the accounting principles in a current period are comparable in all material respects to those applied during the preceding comparable period.

SECTION 2    BORROWING PROVISIONS.

         2.1 Revolver Facility. Subject to and in reliance upon the terms,
             -----------------
conditions, representations, and warranties in the Loan Documents, each Lender severally, but not jointly, agrees to lend to Borrower such Lender's Commitment Percentage of one or more Borrowings under the Revolver Facility in amounts not to exceed such Lender's Committed Sum under the Revolver Facility (and, in the case of each such Borrowing, subject to the Borrowing Base on the proposed Borrowing Date), which Borrowings may be repaid and reborrowed from time to time in accordance with the terms and provisions of the Loan Documents; provided that, (a) each such Borrowing must occur on a Business Day and no later than the Business Day immediately preceding the Revolver Termination Date; (b) each such Borrowing shall be in an amount not less than $1,500,000 or a greater integral multiple of $500,000 if a Eurodollar Rate Borrowing, $500,000 or a greater integral multiple of $100,000 if a Base Rate Borrowing, or $250,000 or a greater integral multiple of $50,000 if a Swing Line Borrowing; and (c) the Revolver Facility shall never exceed the lesser of: (x) the Revolver Commitment, and (y) the Borrowing Base.

         2.2 Term Facility. Each Term Lender severally, but not jointly, agrees
             -------------
to lend to Borrower in a single Borrowing on the Closing Date such Term Lender's Commitment Percentage of the Term Commitment. If all or any portion of the Term Principal Debt is paid or prepaid, then the amount so repaid may not be reborrowed.

         2.3      LC Subfacility.
                  --------------

                  (a) Conditions. Subject to the terms and conditions of this
                      ----------
Agreement and applicable Law, Administrative Agent agrees to issue LCs upon Borrower's application therefor (denominated in Dollars) by delivering to Administrative Agent a properly completed LC Request and an LC Agreement with respect thereto no later than 10:00 a.m. Dallas, Texas time three Business Days before such LC is to be issued; provided that, (i) on any date of determination and after giving effect to any LC to be issued on such date, the Revolver Principal Debt shall never exceed the lesser of: (x) the Revolver Commitment, and (y) the Borrowing Base, then in effect, (ii) on any date of determination and after giving effect to any LC to be issued on such date, the LC Exposure shall never exceed $5,000,000 (as such commitment under the LC Subfacility may be reduced or canceled as herein provided), (iii) at the time of issuance of such LC, no Default or Potential Default shall have occurred and be continuing,
(iv) each LC must expire no later than the earlier of the 30th day prior to the Revolver Termination Date or two years from its issuance; provided that, any LC may provide for automatic renewal for successive periods of up to one year (but no renewal period may extend beyond the 30/th/ day prior to the Revolver Termination Date) unless Administrative Agent has given prior notice to the applicable beneficiary of its election not to extend such LC; (v) each LC must be in the original face amount of not less than $5,000; (vi) Administrative Agent shall be under no obligation to issue any LC if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Administrative Agent from issuing such LC, or any Law applicable to Administrative Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Administrative Agent shall prohibit, or request that Administrative Agent refrain from, the issuance of letters of credit generally or such LC in particular or shall impose upon Administrative Agent with respect to such LC any restriction, reserve, or capital requirement (for which Administrative Agent is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Administrative Agent any unreimbursed loss, cost, or expense which was not applicable on the Closing Date and which Administrative Agent in good faith deems material to it, or (B) the issuance of such LC would violate one or more policies of Administrative Agent; and (vii) Administrative Agent shall be under no obligation to amend any LC if (A) Administrative Agent would have no obligation at such time to issue such LC in its amended form under the terms hereof, or (B) the beneficiary of such LC does not accept the proposed amendment to such LC.

                  (b) Participations. Immediately upon the issuance by
                      --------------
Administrative Agent of any LC, Administrative Agent shall be deemed to have sold and transferred to each other Lender, and each other such Lender shall be deemed irrevocably and unconditionally to have purchased and received from Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Commitment Percentage (based upon the Revolver Facility) in such LC, the LC Agreement related thereto, and all Rights of Administrative Agent in respect thereof (other than Rights to receive certain fees provided for in Section 5.5).

                  (c) Reimbursement Obligation. To induce Administrative Agent
                      ------------------------
to issue and maintain LCs and to induce Lenders to participate in issued LCs, Borrower agrees to pay or reimburse Administrative Agent (i) on the date on which any draft is presented under any LC, the amount of any draft paid or to be paid by Administrative Agent and (ii) promptly, upon demand, the amount of any fees (in addition to the fees described in Section 5) which Administrative
Agent customarily charges to a Person similarly situated in the ordinary course of its business for amending LC Agreements, for honoring drafts under letters of credit, and taking similar action in connection with letters of credit. If Borrower has not reimbursed Administrative Agent for any drafts paid or to be paid within 24 hours of demand therefor by Administrative Agent, Administrative

Agent is hereby irrevocably authorized to fund such reimbursement obligations as a Base Rate Borrowing under the Revolver Facility to the extent of availability under the Revolver Facility and if the conditions precedent in this Agreement for such a Borrowing (other than any notice requirements or minimum funding amounts) have, to Administrative Agent's knowledge, been satisfied. The proceeds of such Borrowing under the Revolver Facility shall be advanced directly to Administrative Agent in payment of Borrower's unpaid reimbursement obligation. If for any reason, funds cannot be advanced under the Revolver Facility, then Borrower's reimbursement obligation shall continue to be due and payable. Borrower's obligations under this Section 2.3(c) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim, or defense to payment which Borrower may have at any time against Administrative Agent or any other Person. From the date that Administrative Agent pays a draft under an LC until the related reimbursement obligation of Borrower is paid or funded by proceeds of a Borrowing, unpaid reimbursement obligations shall accrue interest at the Default Rate, which accrued interest shall be payable on demand.

                  (d) General. Administrative Agent shall promptly notify
                      -------
Borrower of the date and amount of any draft presented for honor under any LC (but failure to give any such notice shall not affect Borrower's obligations under this Agreement). Administrative Agent shall pay the requested amount upon presentment of a draft for honor unless such presentment on its face does not comply with the terms of the applicable LC. When making payment, Administrative Agent may disregard (i) any default or potential default that exists under any other agreement and (ii) the obligations under any other agreement that have or have not been performed by the beneficiary or any other Person (and Administrative Agent shall not be liable for any obligation of any Person thereunder). Borrower's reimbursement obligations to Administrative Agent and Lenders, and each Lender's obligations to Administrative Agent, under this
Section 2.3 are absolute and unconditional irrespective of, and Administrative Agent is not responsible for, (i) the validity, enforceability, sufficiency, accuracy, or genuineness of documents or endorsements which appear appropriate on their face (even if they are in any respect invalid, unenforceable, insufficient, inaccurate, fraudulent, or forged), (ii) any dispute by any Loan Party with or any Loan Party's claims, setoffs, defenses, counterclaims, or other Rights against Administrative Agent, any Lender, or any other Person, or
(iii) the occurrence of any Potential Default or Default. However, nothing in this Section 2.3 constitutes a waiver of the Rights of Borrower or any Lender to assert any claim or defense based upon the gross negligence or willful misconduct of Administrative Agent. To the extent any Lender has funded its ratable share of any draft under an LC, then Administrative Agent shall promptly distribute reimbursement payments received from Borrower to such Lender according to its ratable share. In the event any payment by Borrower received by Administrative Agent with respect to an LC and distributed to Lenders on account of their participations therein is thereafter set aside, avoided, or recovered from Administrative Agent in connection with any receivership, liquidation, or bankruptcy proceeding, each Lender which received such distribution shall, upon demand by Administrative Agent, contribute such Lender's ratable portion of the amount set aside, avoided, or recovered, together with interest at the rate required to be paid by Administrative Agent upon the amount required to be repaid by it.

                  (e) Obligation of Lenders. If Borrower fails to reimburse
                      ---------------------
Administrative Agent as provided in Section 2.3(c) within 24 hours of the demand therefor by Administrative Agent and funds cannot be advanced under the Revolver Facility to satisfy the reimbursement obligations, then Administrative Agent shall promptly notify each Lender of Borrower's failure, of the date and amount of the draft paid, and of such Lender's Commitment Percentage (based on the Revolver Facility) thereof. Each Lender shall promptly and unconditionally fund its participation interest in such unreimbursed draft by making available to Administrative Agent in immediately available funds such Lender's Commitment Percentage (based upon the Revolver Facility) of the unreimbursed draft. Funds are due and payable to Administrative Agent on or before the close of business on the Business Day when Administrative Agent gives notice to each Lender of Borrower's reimbursement failure (if given prior to 1:00 p.m., Dallas, Texas time) or on the next succeeding Business Day (if notice was given after 1:00 p.m., Dallas, Texas time). All amounts payable by any Lender shall accrue interest at the Federal Funds Rate from the day the applicable draft is paid by Administrative Agent to (but not including) the date the amount is paid by the Lender to Administrative Agent. Until each Lender funds its participation pursuant to this Section 2.3(e) to reimburse Administrative Agent for any amount drawn under any LC, interest in respect of such Lender's Commitment Percentage of such amount shall be solely for the account of Administrative Agent. The obligations of Lenders to make payments to Administrative Agent (for the account of Administrative Agent) with respect to LCs shall be irrevocable and not subject to any qualification or exception whatsoever (other than the gross negligence or willful misconduct of Administrative Agent) and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the Loan Documents; (ii) the existence of any claim, setoff, defense, or other Right which Borrower may have at any time against a beneficiary named in a LC, any transferee of any LC (or any Person for whom any such transferee may be acting), Administrative Agent, any Lender, or any other Person, whether in connection with this Agreement, any LC, the transactions contemplated herein, or any unrelated transactions (including any underlying transaction between Borrower and the beneficiary named in any such LC); (iii) any draft, certificate, or any other document presented under the LC proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; and (iv) the occurrence of any Potential Default or Default.

                  (f) Duties of Administrative Agent as Issuing Lender.
                      ------------------------------------------------
Administrative Agent agrees with each Lender that it will exercise and give the same care and attention to each LC as it gives to its other letters of credit. Administrative Agent's sole liability to each Lender with respect to such LCs (other than liability arising from the gross negligence or willful misconduct of Administrative Agent) shall be to distribute promptly to each Lender who has acquired a participating interest therein such Lender's ratable portion of any payments made to Administrative Agent by Borrower pursuant to Section 2.3(c). Each Lender and Borrower agree that, in paying any draw under any LC, Administrative Agent shall not have any responsibility to obtain any document (other than any documents required by the respective LC) or to ascertain or inquire as to any document's validity, enforceability, sufficiency, accuracy, or genuineness or the authority of any Person delivering any such document. Administrative Agent, Lenders, and their respective Representatives shall not be liable to any other Lender or any Loan Party for any LCs use or for any beneficiary's acts or omissions. Any action, inaction, error, delay, or omission taken or suffered by Administrative Agent or any of its Representatives under or in connection with any LC, applicable drafts or documents, or the transmission, dispatch, or delivery of any related message or advice, if in good faith and in conformity with such Laws as Administrative Agent or any of its Representatives may deem applicable and in accordance with the standards of care specified in the Uniform Customs and Practice for Documentary Credits issued by the International Chamber of Commerce, as in effect on the date of issue of such LC, shall be binding upon the Loan Parties and Lenders and shall not place Administrative Agent or any of its Representatives under any resulting liability to any Loan Party or any Lender.

                  (g) Cash Collateral. On the Revolver Termination Date, or on
                      ---------------
any date that the LC Exposure exceeds the then-effective commitment under the LC Subfacility, or upon any demand by Administrative Agent upon the occurrence and during the continuance of a Default, Borrower shall provide to Administrative Agent, for the benefit of Lenders, (i) cash collateral in Dollars in an amount equal to 105% of the LC Exposure existing on such date, such cash and all interest thereon shall constitute cash collateral for all

LCs, and (ii) such additional cash collateral as Administrative Agent may from time to time require, so that the cash collateral amount shall at all times equal or exceed 105% of the LC Exposure. Any cash collateral deposited under this clause (g), and all interest earned thereon, shall be held by Administrative Agent and invested and reinvested at the expense and the written direction of Borrower, in U.S. Treasury Bills with maturities of no more than ninety (90) days from the date of investment.

                  (h) Applicability of ISP98 and UCP. Unless otherwise expressly
                      ------------------------------
agreed by the Administrative Agent and Borrower when an LC is issued, (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby LC, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial LC.

                  (i) Indemnification. Borrower shall protect, indemnify, pay,
                      ---------------
and save Administrative Agent and each Lender harmless from and against any and all claims, demands, liabilities, damages, or losses of, or owed to third parties (including any of the foregoing arising from the negligence of Administrative Agent, Lenders, or their respective representatives), and any and all related costs, charges, and expenses (including reasonable attorneys' fees), which Administrative Agent, or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any LC, (B) any dispute about an LC, or (C) the failure of Administrative Agent to honor a draft under such LC as a result of any act or omission (whether right or wrong) of any present or future Governmental Authority. However, no Person is entitled to indemnity hereunder for its own gross negligence or willful misconduct. The foregoing indemnity provisions shall survive the satisfaction and payment of the Obligation and termination of this Agreement.

                  (j) LC Agreements. Although referenced in any LC, terms of any
                      -------------
particular agreement or other obligation to the beneficiary are not incorporated into this Agreement in any manner. The fees and other amounts payable with respect to each LC are as provided in this Agreement, Borrower's reimbursement obligation with respect to drafts under any LC shall be deemed part of the Obligation, and in the event of any conflict between the terms of this Agreement and any LC Agreement, the terms of this Agreement shall be controlling.

         2.4      Swing Line Subfacility.
                  ----------------------

                  (a) For the convenience of the parties and as an integral part of the transactions contemplated by the Loan Documents, Swing Line Lender, solely for its own account, agrees to make any requested Borrowing of $250,000 or a greater integral multiple of $50,000, subject to those terms and conditions applicable to Borrowings set forth in Section 7.3(c), (d), (e), (f) and (g), directly to Borrower as a Swing Line Borrowing without requiring any other Lender to fund its Pro Rata Part thereof unless and until Section 2.4(b) is applicable; provided that: (i) each Swing Line Borrowing must occur on a Business Day and no later than the Business Day immediately preceding the Revolver Termination Date; (ii) the aggregate Swing Line Principal Debt outstanding on any date of determination shall not exceed the Swing Line Commitment;

(iii) on any date of determination, the Revolver Debt shall never exceed the lesser of: (a) the Revolver Commitment and (b) the Borrowing Base; (iv) the Revolver Principal Debt outstanding on any date of determination shall not exceed the Revolver Commitment then in effect; (v) at the time of such Swing Line Borrowing, no Default or Potential Default shall have occurred and be continuing; (vi) each Swing Line Borrowing shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Borrowings under the Revolver Facility; provided that at any time after Lenders are deemed to have purchased, pursuant to Section 2.4(b), a participation in any Swing Line Borrowing, such Borrowing shall bear interest at the Default Rate; and (vii) no additional Swing Line Borrowing shall be made at any time after any Lender has refused, notwithstanding the requirements of Section 2.4(b), to purchase a participation in any Swing Line Borrowing as provided in such Section, until such purchase shall occur or until the Swing Line Borrowing has been repaid. Each Borrowing under the Swing Line Subfacility shall be available and may be prepaid on same day telephonic notice from Borrower to Swing Line Lender, so long as such notice is received by Swing Line Lender prior to 1:00 p.m., Dallas, Texas time. Accrued interest on Swing Line Borrowings shall be due and payable on the last Business Day of each March, June, September and December, and on the Revolver Termination Date. On each Swing Line Maturity Date, all Swing Line Principal Debt then outstanding shall be repaid in full.

                  (b) If Borrower fails to repay any Swing Line Borrowing as provided herein, and funds cannot be or are not advanced under the Revolver Facility to satisfy the obligations under the Swing Line Subfacility, Administrative Agent shall timely notify each Lender of such failure and of the date and amount not paid. No later than the close of business on the date such notice is given (if such notice was given prior to 12:00 noon, Dallas, Texas time on any Business Day, or, if made at any other time, on the next Business Day following the date of such notice), each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Swing Line Lender an undivided interest and participation in such Swing Line Borrowing to the extent of such Lender's Pro Rata Part (with respect to the Revolver Facility) thereof, and each Lender shall make available to Swing Line Lender in immediately available funds such Lender's Pro Rata Part (with respect to the Revolver Facility) of the unpaid amount of such Swing Line Borrowing. All such amounts payable by any Lender shall include interest thereon from the date on which such payment is payable by such Lender to, but not including, the date such amount is paid by such Lender to Administrative Agent, at the Federal Funds Rate. If such Lender does not promptly pay such amount upon Administrative Agent's demand therefor, and until such time as such Lender makes the required payment, Swing Line Lender shall be deemed to continue to have outstanding a Swing Line Borrowing in the amount of such unpaid obligation. Each payment by Borrower of all or any part of any Swing Line Borrowing shall be paid to Administrative Agent for the ratable benefit of Swing Line Lender and those Lenders who have funded their participations in such Swing Line Principal Debt under this Section 2.4(b); provided that, with respect to any such participation, all interest accruing on the Swing Line Principal Debt to which such participation relates prior to the date of funding such participation shall be payable solely to Swing Line Lender for its own account. In the event that any payment received by the Swing Line Lender is required to be returned, each Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to such Lender.

                  (c) Notwithstanding anything to the contrary in this Agreement, each Lender's obligation to fund the Borrowings and to purchase and fund participating interests pursuant to Section 2.4(b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense, or other Right which such Lender or Borrower may have against the Swing Line Lender, Borrower, or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Potential Default or a Default or the failure to satisfy any of the conditions specified in

Section 7; (iii) any adverse change in the condition (financial or otherwise) of any Loan Party; (iv) any breach of this Agreement by Borrower, any Guarantor, or any Lender; or (v) any other circumstance, happening, or event whatsoever, whether or not similar to any of the foregoing.

         2.5   Terminations or Reductions of Commitments.
               -----------------------------------------

               (a)  Voluntary Commitment Reduction. Without premium or penalty,
                    ------------------------------
and upon giving not less than ten Business Days prior written and irrevocable notice to Administrative Agent, Borrower may terminate in whole or in part the unused portion of the Revolver Commitment, the Swing Line Commitment, or the commitment under the LC Subfacility; provided that: (i) each partial termination of the Revolver Commitment shall be in an amount of not less than $5,000,000 or a greater integral multiple of $1,000,000; each partial termination of the Swing Line Commitment or the commitment under the LC Subfacility shall be in an amount of not less than $1,000,000 or a greater integral multiple of $250,000; and (ii) on any date of determination, the amount of the Revolver Commitment may not be reduced below the Revolver Principal Debt; the Swing Line Commitment may not be reduced below the Swing Line Principal Debt, and the commitment under the LC Subfacility shall not be reduced below the LC Exposure. At the time of any commitment termination under this Section 2.5, Borrower shall pay to Administrative Agent, for the account of each Lender, any amounts that may then be due under Section 3.3(d), all accrued and unpaid fees then due and payable under this Agreement, the interest, if any, attributable to the amount of that reduction, and any related Consequential Loss. Any part of the Revolver Commitment, the Swing Line Commitment, or the commitment under the LC Subfacility that is terminated may not be reinstated.

               (b)  Mandatory Commitment Reductions. To the extent of any
                    -------------------------------
payment or reduction of the Revolver Principal Debt pursuant to Section 3.12(b) or any prepayment resulting in a mandatory reduction of the Revolver Commitment as required by Section 3.3(b), then the Revolver Commitment shall be reduced by the amount of such payment, and each Lender's Committed Sum under the Revolver Facility shall be ratably reduced by such amount.

               (c)  Additional Reductions. The Swing Line Commitment and the
                    ---------------------
commitment under the LC Subfacility shall each be reduced from time to time on the date of any mandatory or voluntary reduction of the Revolver Commitment by the amount, if any, by which either such Subfacility exceeds the Revolver Commitment after giving effect to such reduction of the Revolver Commitment.

               (d)  Ratable Allocation of Revolver Commitment Reductions. Each
                    ----------------------------------------------------
reduction of the Revolver Commitment Loan under this Section 2.5 shall be allocated among the Lenders in accordance with their respective Commitment Percentages under the Revolver Facility.

         2.6   Borrowing Procedure. The following procedures apply to all
               -------------------
Borrowings (other than Swing Line Borrowings and Borrowings pursuant to Section 2.3):

               (a) Borrowing Request. Borrower may request a Borrowing by delivering to Administrative Agent, no later than noon, Dallas, Texas time on the third Business Day preceding the proposed Borrowing Date for any Eurodollar Rate Borrowing or on the Business Day immediately preceding the Borrowing Date for any Base Rate Borrowing, a Borrowing Notice which shall (i) be irrevocable and binding on Borrower; (ii) specify the Borrowing Date, amount, Type, and (for a Borrowing comprised of Eurodollar

Rate Borrowings) Interest Period; and (iii) state the purpose or purposes for which such Borrowing is being requested.

               (b)  Funding. Each Lender shall remit its Commitment Percentage
                    -------
of each requested Borrowing to Administrative Agent's principal office in Dallas, Texas, in funds which are or will be available for immediate use by Administrative Agent by 1:00 p.m. Dallas, Texas time on the applicable Borrowing Date. Subject to receipt of such funds, Administrative Agent shall (unless to its actual knowledge any of the conditions precedent therefor have not been satisfied by Borrower or waived by the requisite Lenders under Section 13.11) make such funds available to Borrower by causing such funds to be deposited to Borrower's account as designated to Administrative Agent by Borrower.

               (c)  Funding Assumed. Absent contrary written notice from a
                    ---------------
Lender, Administrative Agent may assume that each Lender has made its Commitment Percentage of the requested Borrowing available to Administrative Agent on the applicable Borrowing Date, and, in reliance upon such assumption, Administrative Agent may (but shall not be required to) make available to Borrower a corresponding amount. If a Lender fails to make its Commitment Percentage of any requested Borrowing available to Administrative Agent on the applicable Borrowing Date, Administrative Agent may recover the applicable amount on demand, (i) from that Lender together with interest, commencing on the Borrowing Date and ending on (but excluding) the date Administrative Agent recovers the amount from that Lender, at an annual interest rate equal to the Federal Funds Rate, or (ii) if that Lender fails to pay its amount upon demand, then from Borrower at the applicable contract rate hereunder. No Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of any Borrowing available as required by Section 2.6(b); however, failure of any Lender to make its Commitment Percentage of any Borrowing so available does not excuse any other Lender from making its Commitment Percentage of any Borrowing so available.

         2.7   Optional Renewal of Revolver Commitment.
               ---------------------------------------

               (a)  Optional Renewal Procedures. Borrower may request that the
                    ---------------------------
Revolver Termination Date be extended for all of the Revolver Commitment to a date which is no later than the one year anniversary of the then-current Revolver Termination Date; provided that, (i) any such extension request shall be made in writing (a "Extension Request") by Borrower and delivered to Administrative Agent no more than 60 days prior to (but no later than 30 days prior to) each of the first and second anniversaries of the Closing Date; and
(ii) no Default shall have occurred and be continuing. Promptly upon receipt of an Extension Request, Administrative Agent shall notify Revolver Lenders of such request.

                    (i)  Revolver Lenders' Response to Extension Request.
                         -----------------------------------------------
Revolver Lenders may, at their option, accept or reject such Extension Request by giving written notice to Administrative Agent (with a copy to Borrower) delivered no earlier than 30 days prior to (but no later than ten days prior to) the first or second anniversary of the Closing Date, as applicable (such tenth day being the "Response Date"). If any Revolver Lender shall fail to give such notice to Administrative Agent by the Response Date, such Revolver Lender shall be deemed to have rejected the requested extension. If the Extension Request is not consented to by all Revolver Lenders by the Response Date, the Extension Request will be rejected, and the Revolver Commitment will terminate on the then-effective Revolver Termination Date. If all Revolver Lenders consent to the Extension Request by the Response Date, the Revolver Termination Date shall be automatically extended to the date which is the one year anniversary of the then-current Revolver Termination Date;

provided that the Revolver Termination Date may never be extended on any one date for a period greater than one year. The Revolver Termination Date may not be extended more than two times.

               (b)  No Obligation to Renew. Borrower acknowledges that (i)
                    ----------------------
neither Administrative Agent nor any Revolver Lender has made any representations to Borrower regarding its intent to agree to any extensions set forth in this Section 2.7, (ii) neither Administrative Agent nor any Revolver Lender shall have any obligation to extend the Revolver Commitment, (iii) Administrative Agent's and Revolver Lenders' agreement to an Extension Request shall not commit Administrative Agent or Revolver Lenders to an additional extension; and (iv) Lenders' rejection of the first Revolver Extension Request shall not prohibit an Extension Request relating to the second anniversary of the Closing Date.

SECTION 3      TERMS OF PAYMENT.

         3.1   Notes, Loan Accounts, and Payments.
               ----------------------------------

               (a)  Notes. The Principal Debt owed to each Lender shall be
                    -----
evidenced by one or more of the following Notes (as the case may be): (i) a Revolver Note (with respect to Revolver Principal Debt other than under the Swing Line Subfacility); (ii) a Swing Line Note (with respect to the Swing Line Principal Debt); and (iii) a Term Note (with respect to the Term Principal
Debt), in each case payable to each Lender in the stated principal amount of its Committed Sum under such Facility or Subfacility.

               (b)  Loan Accounts. The Principal Debt owed to each Lender shall
                    -------------
be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. The loan accounts or records maintained by Administrative Agent (including, without limitation, the Register) and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings made by Borrower from each Lender under this Agreement (and the Facilities and Subfacilities hereunder) and the interest and principal payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower under the Loan Documents to pay any amount owing with respect to the Obligation.

               (c)  Payment. All payments of principal, interest, and other
                    -------
amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Administrative Agent at its principal office in Dallas, Texas in Dollars and in funds which are or will be available for immediate use by Administrative Agent by 12:00 noon Dallas, Texas time on the day due, without setoff, deduction, or counterclaim. Payments made after 12:00 noon, Dallas, Texas, time shall be deemed made on the Business Day next following. Administrative Agent shall pay to each Lender any payment of principal, interest, or other amount to which such Lender is entitled hereunder on the same day Administrative Agent shall have received the same from Borrower; provided such payment is received by Administrative Agent prior to 12:00 noon, Dallas, Texas time, and otherwise before 12:00 noon Dallas, Texas time on the Business Day next following.

               (d)  Payment Assumed. Unless Administrative Agent has received
                    ---------------
notice from Borrower prior to the date on which any payment is due under this Agreement that Borrower will not make that payment in full, Administrative Agent may assume that Borrower has made the full payment due and Administrative Agent may, in reliance upon that assumption, cause to be distributed to the appropriate Lender on that date the amount then due to such Lenders. If and to the extent Borrower does not make the full payment due to Administrative Agent, each Lender shall repay to Administrative Agent on demand the amount distributed to that Lender by Administrative Agent together with interest for each day from the date that Lender received payment from Administrative Agent until the date that Lender repays Administrative Agent (unless such repayment is made on the same day as such distribution), at an annual interest rate equal to the Federal Funds Rate. A notice of Administrative Agent to any Lender with respect to any amount owing under this clause (d) shall be conclusive absent manifest error.

         3.2   Interest and Principal Payments.
               -------------------------------

               (a)  Interest. Accrued interest on each Eurodollar Rate Borrowing
                    --------
is due and payable on the last day of its respective Interest Period and on the Termination Date for the applicable Facility; provided that, if any Interest Period is greater than three months, then accrued interest is also due and payable on the three month anniversary of the date on which such Interest Period commences, as well as on the last day of such Interest Period. Accrued interest on each Base Rate Borrowing shall be due and payable on the last Business Day of each March, June, September, and December, and on the Termination Date for the applicable facility.

               (b)  Revolving Principal Debt. The Revolving Principal Debt is
                    ------------------------
due and payable on the Revolver Termination Date.

               (c)  Term Principal Debt. The Term Principal Debt is due and
                    -------------------
payable in quarterly installments in the principal amounts indicated in the table below, commencing on the last Business Day of March, 2002, and continuing thereafter on the last Business Day of each March, June, September, and December, with the final payment due on the Term Termination Date, in accordance with the following amortization schedule:

               ==================================================================

                            Payment Dates                Principal Installments
               ==================================================================
                            March 29, 2002                     $1,000,000
                 ----------------------------------------------------------------
                            June 28, 2002,
                       September 30, 2002 and                 $3,000,000/each
                         December 31, 2002
                 ----------------------------------------------------------------
                   Last Business Day of Each March,
                   June, September, and December,             $2,500,000/each
                  commencing March 31, 2003, through
                   and including September 30, 2005
                 ----------------------------------------------------------------
                        Term Termination Date           Remaining Term Principal
                                                                  Debt
                 ================================================================

         3.3   Prepayments.
               -----------

               (a)  Optional Prepayments. Except as set forth herein, after
                    --------------------
giving Administrative Agent advance written notice of the intent to prepay, Borrower may voluntarily prepay all or any part of the Revolver Principal Debt, the Swing Line Principal Debt, or the Term Principal Debt, from time to time and at any time, in whole or in part, without premium or penalty; provided that: (i) such notice must be received by Administrative Agent by 12:00 noon, Dallas, Texas time, one Business Day preceding the date of prepayment of any Borrowing (or in the case of Swing Line Borrowings, by 12:00 noon, Dallas, Texas time, on the same Business Day); (ii) each such partial prepayment must be in a minimum amount of at least $500,000 or a greater integral multiple of $100,000 thereof or such lesser amount as may be outstanding under the Revolver Facility (or with respect to prepayments of the Swing Line Principal Debt, $250,000 or a greater integral multiple of $50,000 thereof or such lesser amount as may be outstanding under the Swing Line Subfacility); (iii) any Eurodollar Rate Borrowing may only be prepaid at the end of an applicable Interest Period (unless Borrower pays the amount of any Consequential Loss); and (iv) Borrower shall pay any related Consequential Loss within ten (10) days after demand therefor. Conversions under
Section 3.11 are not prepayments. Each notice of prepayment shall specify the prepayment date, the applicable loan hereunder of Principal Debt being prepaid, and the Type of Borrowing(s) and amount(s) of such Borrowing(s) to be prepaid and shall constitute a binding obligation of Borrower to make a prepayment on the date stated therein, together with (unless such prepayment is made with respect to a Base Rate Borrowing or Swing Line Borrowing) accrued and unpaid interest to the date of such payment on the aggregate principal amount prepaid.

                    (i)    Revolver Principal Debt. Any voluntary prepayment of
                           -----------------------
the Revolver Principal Debt shall be allocated Pro Rata to each Revolver Lender. Unless a Default or Potential Default has occurred and is continuing (or would arise as a result thereof), any payment or prepayment of the Revolver Principal Debt may be reborrowed by Borrower, subject to the terms and conditions of the Loan Documents (including, without limitation, Section 7.3 of this Agreement).

                    (ii)   Term Principal Debt. Any voluntary prepayment of the
                           -------------------
Term Principal Debt shall be applied (A) to the Term Principal Debt, and (B) if no Default or Potential Default then exists or arises as a result therefrom (whereupon the provisions of Section 3.12(b) shall apply), in direct order of maturity to satisfy up to one year's regularly-scheduled principal installments under the Term Facility as set forth in Section 3.2(c), and thereafter applied proportionately to the regularly-scheduled principal installments under the Term Facility, as set forth in Section 3.2(c) and shall be allocated Pro Rata to each Term Lender.

               (b)  Mandatory Prepayments from Net Cash Proceeds. Until such
                    --------------------------------------------
time as the Principal Debt has been repaid in full and the Revolver Commitment terminated in full, the Principal Debt shall be permanently prepaid (or the Revolver Commitment reduced to the extent required in this Section 3.3(b)) in the amounts and upon the occurrence of any of the following events:

                    (i) Concurrently with any Debt Issuance by any Company, the Principal Debt shall be permanently prepaid (and the Revolver Commitment reduced to the extent required in this Section 3.3(b)), in the order and manner specified herein, by an amount equal to 100% of the Net Cash Proceeds realized by any Company from such Debt Issuance.

                    (ii) Within 360 days after the receipt of any Net Cash Proceeds from a Sale of Assets by any Company, such Net Cash Proceeds shall be used: (a) either (x) to finance in whole or in part, a

Permitted Acquisition, (y) to make a Capital Expenditure; or (z) to acquire other long-term assets that are used or useful in a Company's business, or (b) in the event the Net Cash Proceeds thereof are not so applied during such period, the Principal Debt shall be permanently prepaid and the Revolver Commitment reduced, in the order and manner specified in Section 3.12(b), by an amount equal to 100% of the Net Cash Proceeds realized by such Company from any such Sale of Assets.

                    (iii) If any Company is required to apply (or offers to apply) any Net Cash Proceeds from any disposition of assets (even if such disposition of assets is not a Sale of Assets) to repayment of any Debt (other than the Obligation), then at least fifteen (15) days prior to the date such repayment or offer of repayment is required to be made on such other Debt, such Company shall permanently prepay the Principal Debt in the order and manner specified herein by an amount equal to the amount that will excuse the Company from making such repayment or offer of repayment under such other Debt.

                    (iv) Concurrently with any Equity Issuance by any Company, the Principal Debt shall be permanently prepaid (and the Revolver Commitment reduced to the extent required in this Section 3.3(b)) in the order and manner specified herein, by an amount equal to 100% of the Net Cash Proceeds realized by any Company from such Equity Issuance.

                    (v) In the event of a Non-Material Asset Sale, Net Cash Proceeds shall be applied as set forth in the Letter Agreement.

         Each commitment reduction or prepayment under this Section 3.3(b) shall be applied as follows unless a Default or Potential Default then exists or arises as a result therefrom (whereupon the provisions of Section 3.12(b) shall apply): (i) first, as a prepayment of accrued and unpaid interest on the Term Principal Debt; (ii) second, as a prepayment of the Term Principal Debt, in inverse order of maturity thereof, and shall be allocated Pro Rata to each Term Lender; (iii) third, as a prepayment of accrued and unpaid interest on the Revolver Principal Debt; and (iv) fourth, as a mandatory prepayment of the Revolver Principal Debt, or, if the prepayment arises under Section 3.3(b)(ii) or if a Default or Potential Default then exists or arises, as a mandatory reduction of the Revolver Commitment. All mandatory prepayments of the Revolver Facility shall be allocated Pro Rata to each Revolver Lender.

               (c)  Revolver Facilities Mandatory Payments/Reductions. On any
                    -------------------------------------------------
date of determination if the Revolver Principal Debt exceeds the lesser of the Revolver Commitment and the Borrowing Base then in effect, or the Swing Line Principal Debt exceeds the Swing Line Commitment then in effect, then Borrower shall make a mandatory prepayment of the Principal Debt or the Swing Line Principal Debt, as the case may be, in at least the amount of such excess, together with (x) all accrued and unpaid interest on the principal amount so prepaid and (y) any Consequential Loss arising as a result thereof; provided that, on any such reduction date, if no Swing Line Principal Debt or Revolver Principal Debt is then outstanding, but the LC Exposure exceeds the Revolver Commitment, then Borrower shall provide to Administrative Agent, for the benefit of Lenders, cash collateral in Dollars in an amount at least equal to 105% of such excess. All mandatory prepayments or commitment reductions under the Revolver Facility shall be allocated among the Lenders in accordance with their respective Commitment Percentages under the Revolver Facility.

               (d)  Mandatory Prepayments of Interest/Consequential Loss. All
                    ----------------------------------------------------
prepayments under Section 3.3 shall be made, together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any Consequential Loss arising as a result thereof.

         3.4   Interest Options. Except that the Eurodollar Rate may not be
               ----------------
selected when a Default or Potential Default exists and except as otherwise provided in this Agreement, Borrowings bear interest at a rate per annum equal to the lesser of (a) as to the respective Type of Borrowing (as designated by Borrower in accordance with this Agreement), the Base Rate plus the Applicable Margin for Base Rate Borrowings for the applicable Facility, or the Adjusted Eurodollar Rate plus the Applicable Margin for Eurodollar Rate Borrowings for the applicable Facility, and (b) the Maximum Rate. Each change in the Base Rate or the Maximum Rate, subject to the terms of this Agreement, will become effective, without notice to Borrower or any other Person, upon the effective date of such change.

         3.5   Quotation of Rates. It is hereby acknowledged that a Responsible
               ------------------
Officer or other appropriately designated officer of Borrower may call Administrative Agent on or before the date on which a Borrowing Notice is to be delivered by Borrower in order to receive an indication of the rates then in effect, but such indicated rates shall neither be binding upon Administrative Agent or Lenders nor affect the rate of interest which thereafter is actually in effect when the Borrowing Notice is given or on the Borrowing Date.

         3.6   Default Rate. After the occurrence and during the continuance of
               ------------
a Default, at the option of Required Lenders and to the extent permitted by Law, the Obligation shall bear interest at the Default Rate; provided that, the Default Rate shall automatically apply in the case of Sections 2.3(c), 2.4(a), and 11.3 where the Default Rate is specified.

         3.7   Interest Recapture. If the designated rate applicable to any
               ------------------
Borrowing exceeds the Maximum Rate, the rate of interest on such Borrowing shall be limited to the Maximum Rate, but any subsequent reductions in such designated rate shall not reduce the rate of interest thereon below the Maximum Rate until the total amount of interest accrued thereon equals the amount of interest which would have accrued thereon if such designated rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of the Principal Debt, the total amount of interest paid or accrued is less than the amount of interest which would have accrued if such designated rates had at all times been in effect, then, at such time and to the extent permitted by Law, Borrower shall pay an amount equal to the difference between
(a) the lesser of the amount of interest which would have accrued if such designated rates had at all times been in effect and the amount of interest which would have accrued if the Maximum Rate had at all times been in effect, and (b) the amount of interest actually paid or accrued on the Principal Debt.

         3.8   Interest Calculations. Interest will be calculated on the basis
               ---------------------
of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days in the case of an Eurodollar Rate Borrowing (unless the calculation would result in an interest rate greater than the Maximum Rate, in which event interest will be calculated on the basis of a year of 365 or 366 days, as the case may be) and 365 or 366 days, as the case may be, in the case of a Base Rate Borrowing. All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

         3.9   Maximum Rate. Regardless of any provision contained in any Loan
               ------------
Document, neither Administrative Agent nor any Lender shall ever be entitled to contract for, charge, take, reserve, receive, or apply, as interest on all or any part of the Obligation, any amount in excess of the Maximum Rate, and, if Lenders ever do so, then such excess shall be deemed a partial prepayment of principal and treated hereunder as such and any remaining excess shall be refunded to Borrower. In determining if the interest paid or payable exceeds the Maximum Rate, Borrower and Lenders shall, to the maximum extent permitted under applicable Law, (a) treat all Borrowings as but a single extension of credit (and Lenders and Borrower agree that such is the case and that provision herein for multiple Borrowings is for convenience only), (b) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest, (c) exclude voluntary prepayments and the effects thereof, and (d) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the Obligation. However, if the Obligation is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Lenders shall refund such excess, and, in such event, Lenders shall not, to the extent permitted by Law, be subject to any penalties provided by any Laws for contracting for, charging, taking, reserving, or receiving interest in excess of the Maximum Amount. The terms "Maximum Rate" or the "Maximum Amount" mean the "weekly ceiling" from time to time in effect under Texas Finance Code ss. 303.305, as amended. Borrower agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Obligation.

         3.10  Interest Periods. When Borrower requests any Eurodollar Rate
               ----------------
Borrowing, Borrower may elect the interest period (each an "Interest Period") applicable thereto, which shall be, at Borrower's option and subject to availability, one, two, three, or six months; provided, however, that: (a) the initial Interest Period for a Eurodollar Rate Borrowing shall commence on the date of such Borrowing (including the date of any conversion thereto), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period applicable thereto expires; (b) if any Interest Period for a Eurodollar Rate Borrowing begins on a day for which there is no numerically corresponding Business Day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day in the calendar month at the end of such Interest Period);
(c) no Interest Period may be chosen with respect to any portion of the Principal Debt which would extend beyond the scheduled repayment date (including any dates on which mandatory prepayments are required to be made) for such portion of the Principal Debt; and (d) no more than an aggregate of five (5) Interest Periods shall be in effect at one time.

         3.11  Conversions. Borrower may (a) convert a Eurodollar Rate Borrowing
               -----------
on the last day of the applicable Interest Period to a Base Rate Borrowing, (b) convert a Base Rate Borrowing at any time to a Eurodollar Rate Borrowing, and
(c) elect a new Interest Period (in the case of a Eurodollar Rate Borrowing), by giving a Conversion Notice of such intent to Administrative Agent no later than 10:00 a.m. Dallas, Texas time on the third Business Day prior to the date of conversion or the last day of the Interest Period, as the case may be (in the case of a conversion to a Eurodollar Rate Borrowing or an election of a new Interest Period), and no later than 10:00 a.m. Dallas, Texas time one Business Day prior to the last day of the Interest Period (in the case of a conversion to a Base Rate Borrowing); provided that, the principal amount converted to, or continued as, a Eurodollar Rate Borrowing shall be in an amount not less than $1,500,000 or a greater integral multiple of $500,000 (or such lesser amount as may be outstanding under any Facility). Administrative Agent shall timely notify each Lender with respect to each Conversion Notice. Absent Borrower's Conversion Notice or election of a new Interest Period, a Eurodollar Rate Borrowing shall be deemed converted to a Base Rate Borrowing effective as of the expiration of the Interest Period applicable thereto. No Eurodollar Rate Borrowing may be either made or continued as a Eurodollar Rate Borrowing, and no Base Rate Borrowing may be converted to a Eurodollar Rate Borrowing, if the interest rate for such Eurodollar Rate Borrowing would exceed the Maximum Rate. The right to convert from a Base Rate Borrowing to a Eurodollar Rate Borrowing, or to continue as a Eurodollar Rate Borrowing shall not be available during the occurrence of a Default or Potential Default.

         3.12  Order of Application.
               --------------------

               (a)  No Default. If no Default or Potential Default exists and if
                    ----------
no order of application is otherwise specified in Section 3.3 or otherwise in the Loan Documents, payments and prepayments of the Obligation shall be applied first to fees, second to accrued interest then due and payable on the Principal Debt, and then to the remaining Obligation in the order and manner as Borrower may direct.

               (b)  Default. If a Default or Potential Default exists (or if
                    -------
Borrower fails to give directions as permitted under Section 3.12(a)), any payment or prepayment (including proceeds from the exercise of any Rights) shall be applied to the Obligation in the following order: (i) to the ratable payment of all fees, expenses, and indemnities for which Agents or Lenders have not been paid or reimbursed in accordance with the Loan Documents (as used in this Section 3.12(b)(i), a "ratable payment" for any Lender or any Agent shall be, on any date of determination, that proportion which the portion of the total fees, expenses, and indemnities owed to such Lender or such Agent bears to the total aggregate fees and indemnities owed to all Lenders and Agents on such date of determination); (ii) to the ratable payment of accrued and unpaid interest on the Principal Debt (as used in this Section 3.12(b)(ii), "ratable payment" means, for any Lender, on any date of determination, that proportion which the accrued and unpaid interest on the Principal Debt owed to such Lender bears to the total accrued and unpaid interest on the Principal Debt owed to all Lenders); (iii) to the ratable payment of the Swing Line Principal Debt which is due and payable and which remains unfunded by any Borrowing under the Revolver Facility; provided that, such payments shall be allocated ratably among the Swing Line Lender and the Lenders which have funded their participations in the Swing Line Principal Debt; (iv) to the ratable payment of any reimbursement obligation with respect to any LC issued pursuant to the Agreement which is due and payable and which remains unfunded by any Borrowing under the Revolver Facility; provided that, such payments shall be allocated ratably among the issuer of the LC and the Lenders which have funded their participations in such LC; (v) to the ratable payment of the Principal Debt (as used in this Section 3.12(b)(v), "ratable payment" means for any Lender, on any date of determination, that proportion which the Principal Debt owed to such Lender bears to the Principal Debt owed to all Lenders); (vi) to provide cash collateral in an amount equal to 105% of the LC Exposure then existing in accordance with Section 2.3(g); and (vii) to the payment of the remaining Obligation in the order and manner Required Lenders deem appropriate.

Subject to the provisions of Section 12 and provided that Administrative Agent shall not in any event be bound to inquire into or to determine the validity, scope, or priority of any interest or entitlement of any Lender and may suspend all payments or seek appropriate relief (including, without limitation, instructions from Required Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby, Administrative Agent shall promptly distribute such amounts to each Lender in accordance with the Agreement and the related Loan Documents.

         3.13  Sharing of Payments, Etc. If any Lender shall obtain any payment
               ------------------------
or prepayment with respect to the Obligation (whether voluntary, involuntary, or otherwise, including, without limitation, as a result of exercising its Rights under Section 3.14) which is in excess of its share of any such payment in accordance with the relevant Rights of the Lenders under the Loan Documents, then such Lender shall purchase from the other Lenders such participations as shall be necessary to cause such purchasing Lender to share the excess payment with each other Lender in accordance with the relevant Rights under the Loan Documents. If all or any portion of such excess payment is subsequently recovered from such purchasing

Lender, then the purchase shall be rescinded and the Purchase Price restored to the extent of such recovery. Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by Law, exercise all of its Rights of payment (including the Right of offset) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

         3.14  Offset. If a Default exists, each Lender shall be entitled To
               ------
exercise (for the benefit of all Lenders in accordance with Section 3.13) the Rights of offset and/or banker's Lien against each and every account and other property, or any interest therein, which any Loan Party may now or hereafter have with, or which is now or hereafter in the possession of, such Lender to the extent of the full amount of the Obligation.

         3.15  Booking Borrowings. To the extent permitted by Law, any Lender
               ------------------
may make, carry, or transfer its Borrowings at, to, or for the account of any of its branch offices or the office of any of its Affiliates; provided that, no Affiliate shall be entitled to receive any greater payment under Section 4 than the transferor Lender would have been entitled to receive with respect to such Borrowings.

SECTION 4      CHANGE IN CIRCUMSTANCES.

         4.1   Increased Cost and Reduced Return.
               ---------------------------------

               (a)  Changes in Law. If, after the date hereof, the adoption of
                    --------------
any applicable Law or any change in any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental
Authority:

                    (i) shall subject such Lender (or its Applicable Lending Office) to any Tax or other charge with respect to any Eurodollar Rate Borrowing, its Notes, or its obligation to loan Eurodollar Rate Borrowings, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under the Loan Documents in respect of any Eurodollar Rate Borrowings (other than Taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

                    (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the commitment of such Lender hereunder; or

                    (iii) shall impose on such Lender (or its Applicable Lending Office) or the London interbank market any other condition affecting the Loan Documents or any of such extensions of credit or liabilities or commitments;

          and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Rate Borrowings or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under the Loan Documents with respect to any Eurodollar Rate Borrowing, then Borrower shall pay to such

          Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by Borrower under this Section 4.1(a), Borrower may, by notice to such Lender (with a copy to Administrative Agent), suspend the obligation of such Lender to loan or continue Borrowings of the Type with respect to which such compensation is requested, or to convert Borrowings of any other Type into Borrowings of such Type, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 4.4 shall be applicable); provided, that such suspension shall not affect the Right of such Lender to receive the compensation so requested.

               (b)  Capital Adequacy. If, after the date hereof, any Lender
                    ----------------
shall have determined that the adoption of any applicable Law regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

               (c)  Changes in Applicable Lending Office; Compensation
                    --------------------------------------------------
Statement. Each Lender shall promptly notify Borrower and Administrative Agent
---------
of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section shall furnish to Borrower and Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

         4.2   Limitation on Types of Loans. If on or prior to the first day of
               ----------------------------
any Interest Period for any Eurodollar Rate Borrowing:

               (a)  Inability to Determine Eurodollar Rate. Administrative Agent
                    --------------------------------------
determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

               (b)  Cost of Funds. Required Lenders determine (which
                    -------------
determination shall be conclusive) and notify Administrative Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Rate Borrowings for such Interest Period;

then Administrative Agent shall give Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to fund additional Eurodollar Rate Borrowings, continue Eurodollar Rate Borrowings, or to convert Base Rate Borrowings into Eurodollar Rate Borrowings, and Borrower shall, on the last day(s) of the then current Interest

Period(s) for the outstanding Eurodollar Rate Borrowings, either prepay such Borrowings or convert such Borrowings into Base Rate Borrowings in accordance with the terms of this Agreement.

         4.3   Illegality. Notwithstanding any other provision of the Loan
               ----------
Documents, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Borrowings hereunder, then such Lender shall promptly notify Borrower thereof and such Lender's obligation to make or continue Eurodollar Rate Borrowings and to convert other Base Rate Borrowings into Eurodollar Rate Borrowings shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Rate Borrowings (in which case the provisions of Section 4.4 shall be applicable).

         4.4   Treatment of Affected Loans. If the obligation of any Lender to
               ---------------------------
fund Eurodollar Rate Borrowings or to continue, or to convert Base Rate Borrowings into Eurodollar Rate Borrowings, shall be suspended pursuant to Sections 4.1, 4.2 or 4.3 hereof, such Lender's Eurodollar Rate Borrowings shall be automatically converted into Base Rate Borrowings on the last day(s) of the then current Interest Period(s) for Eurodollar Rate Borrowings (or, in the case of a conversion required by Section 4.3 hereof, on such earlier date as such Lender may specify to Borrower with a copy to Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Sections 4.1, 4.2 or 4.3 hereof that gave rise to such conversion no longer exist:

               (a) to the extent that such Lender's Eurodollar Rate Borrowings have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender's Eurodollar Rate Borrowings shall be applied instead to its Base Rate Borrowings; and

               (b) all Borrowings that would otherwise be made or continued by such Lender as Eurodollar Rate Borrowings shall be made or continued instead as Base Rate Borrowings, and all Borrowings of such Lender that would otherwise be converted into Eurodollar Rate Borrowings shall instead be converted into (or shall remain as) Base Rate Borrowings.

If such Lender gives notice to Borrower (with a copy to Administrative Agent) that the circumstances specified in Sections 4.1, 4.2 or 4.3 hereof that gave rise to the conversion of such Lender's Eurodollar Rate Borrowings pursuant to this Section 4.4 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Borrowings made by other Lenders are outstanding, such Lender's Base Rate Borrowings shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Borrowings, to the extent necessary so that, after giving effect thereto, all Eurodollar Rate Borrowings held by the Lenders and by such Lender are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

         4.5   Compensation. Upon the request of any Lender, Borrower shall pay
               ------------
to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

               (a) any payment, prepayment, or conversion of a Eurodollar Rate Borrowing for any reason (including, without limitation, the acceleration of the loan pursuant to Section 11.1 on a date other than the last day of the Interest Period for such Borrowing; or

               (b) any failure by Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Section 7.3 to be satisfied) to borrow, convert, continue, or prepay a Eurodollar Rate Borrowing on the date for such borrowing, conversion, continuation, or prepayment specified in the relevant Borrowing Notice, or notice of prepayment, continuation, or conversion under this Agreement.

         4.6   Taxes.
               -----

               (a)  General. Any and all payments by Borrower to or for the
                    -------
account of any Lender or Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes, excluding, in the case of each Lender and Administrative Agent, Taxes imposed on its income and franchise Taxes imposed on it by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or Administrative Agent (as the case may be) is organized, or any political subdivision thereof ("Excluded Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.6) such Lender or Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) Borrower shall furnish to Administrative Agent, at its address listed in Schedule 2.1, the original or a certified copy of a receipt evidencing payment thereof.

               (b)  Stamp and Documentary Taxes. In addition, Borrower agrees to
                    ---------------------------
pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution or delivery of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

               (c)  INDEMNIFICATION FOR TAXES. BORROWER AGREES TO INDEMNIFY EACH
                    -------------------------
LENDER AND ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES, OTHER THAN EXCLUDED TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS
SECTION 4.6) PAID BY SUCH LENDER OR ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST, AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO.

               (d)  Withholding Tax Forms. Each Lender organized under the Laws
                    ---------------------
of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter, including, without limitation, upon the expiration or obsolescence of any previously delivered form or upon the written request of Borrower or Administrative Agent (but only so long as such Lender remains lawfully able to do so) shall provide Borrower and Administrative Agent with (i) two duly completed copies of Internal Revenue Service Form WBEN, W-8ECI, W-8IMY, W9, or other applicable form, as the case may be, certifying in each case that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, or certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payment pursuant to the "portfolio interest" exception under section 871(h) or 881(c) of the Code, (ii) if applicable, a statement indicating that such Lender is entitled to the "portfolio interest" exception under Section 871(h) or 881(c)(3) of the Code, and (iii) any other governmental forms or certificates which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate withholding tax, which has been reasonably requested by Borrower or Administrative Agent. If an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrower and Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, such Lender shall not be required to deliver such forms.

               (e)  Failure to Provide Withholding Forms; Change in Tax Law. For
                    -------------------------------------------------------
any period with respect to which a Lender has failed to provide Borrower and Administrative Agent with the appropriate form pursuant to Section 4.6(d) (unless such failure is due to a change in Law occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 4.6 with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes. Each Lender which fails to provide to Borrower in a timely manner such forms shall reimburse Borrower or Administrative Agent upon demand for any penalties paid by Borrower or Administrative Agent as a result of any failure of Borrower to withhold the required amounts that are caused by such Lender's failure to provide the required forms in a timely manner.

               (f)  Changes in Applicable Lending Office. If Borrower is
                    ------------------------------------
required to pay or will be required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.6, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

               (g)  Tax Payment  Receipt.  Within  thirty (30) days after the
                    ---------------------
date of any payment of Taxes, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing such payment.

               (h)  Survival. Without prejudice to the survival of any other
                    --------
agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 4.6 shall survive the termination of the Revolver Commitment and the payment in full of the Obligation.

SECTION 5      FEES.

         5.1   Treatment of Fees. Except as otherwise provided by Law, the fees
               -----------------
described in this Section 5 (a) do not constitute compensation for the use, detention, or forbearance of money, (b) are in addition to, and not in lieu of, interest and expenses otherwise described in the Loan Documents, (c) shall be payable in accordance with Section 3.1(c), (d) shall be non-refundable, (e) shall, to the fullest extent permitted by Law, bear interest, if not paid when due, at the Default Rate, and (f) shall be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed, but computed as if each calendar year consisted of 360 days, unless such computation would result in interest being computed in excess of the Maximum Rate in which event such computation shall be made on the basis of a year of 365 or 366 days, as the case may be.

         5.2   Fees of Administrative Agent and Arranger. Borrower shall pay to
               -----------------------------------------
Administrative Agent or Arranger, as the case may be, solely for their respective accounts, the fees described in the Fee Letter.

         5.3   Revolver Facility Commitment Fees. Following the Closing Date,
               ---------------------------------
Borrower shall pay to Administrative Agent, for the ratable account of Revolver Lenders, a commitment fee ("Commitment Fee"), calculated daily from the Closing Date but payable in installments in arrears on the last Business Day of each March, June, September, and December and on the Revolver Termination Date, commencing the last Business Day of 2001. On any day of determination, the commitment fee under this Section 5.3 shall be an amount equal to the Applicable Margin for Commitment Fees multiplied by the amount by which (a) the Revolver Commitment on such day exceeds (b) the Revolver Principal Debt on such day. Solely for the purposes of this Section 5.3, (i) determinations of the average daily Revolver Principal Debt shall exclude the Swing Line Principal Debt; and
(ii) "ratable" shall mean, for any period of determination, with respect to any Revolver Lender, that proportion which (x) the average daily unused Committed Sum of such Revolver Lender during such period bears to (y) the amount of the average daily unused Revolver Commitment during such period.

         5.4   LC Fees. As an inducement for the issuance (including, without
               -------
limitation, any extension) of each LC, Borrower agrees to pay to Administrative Agent (a) for the account of each Lender, according to each Lender's Commitment Percentage under the Revolver Facility on the day the fee is payable, a Commission Fee payable quarterly in arrears for so long as each such LC is outstanding, on the last Business Day of each March, June, September, and December and on the expiry date of the LC and (b) for its account as LC issuing bank, LC fronting fees in accordance with the Fee Letter; provided that such fee shall in no event be less than $500 for each LC.

SECTION 6      SECURITY; GUARANTIES.

         6.1   Guaranties. As an inducement to Agents and Lenders to enter into
               ----------
this Agreement, Borrower shall cause each Company that is a Domestic Subsidiary of Borrower to execute and deliver to Administrative Agent a Guaranty providing for the guaranty of payment and performance of the Obligation. In addition, promptly after the designation, formation, or Acquisition of any new Company that is (or becomes) a Domestic Subsidiary of Borrower, Borrower shall cause such new Company to execute and deliver to Administrative Agent a Guaranty, providing for the guaranty of payment and performance of the Obligation.

         6.2   Collateral. To secure, on a ratable basis, the full and complete
               ----------
payment and performance of the Obligation and the obligation of any Company to any Lender arising under Section 9.26(a), Borrower shall (and shall cause each Domestic Subsidiary of Borrower to) enter into Collateral Documents (in form and substance acceptable to Administrative Agent) pursuant to which, among other things, each such entity shall, to the extent permitted by applicable Law, grant, pledge, assign, and create first priority Liens (except to the extent Permitted Liens affect such priority) in favor of Administrative Agent (for the ratable benefit of Lenders) in and to: (i) 100% of each such entity's Rights, titles and interests in the issued and outstanding stock, equity, or other investment securities of each Domestic Subsidiary of such entity (excluding any stock, equity, or other investment securities issued by any Subsidiary of any Company to the extent not covered in clauses (ii) and (iii) below); (ii) 65% of each such entity's Rights, titles and interests in the issued and outstanding stock, equity or other investment securities of each directly-owned Foreign Subsidiary of any Company; and (iii) all other present and future assets (tangible, intangible, or personal) of such entity located in the United States; provided, that Collateral shall not comprise real property of such entity.

         6.3   Future Liens. Other than as permitted in Section 6.5, promptly
               ------------
after (a) the Acquisition of any material assets (personal, tangible or intangible, other than real property) by Borrower or any Company that is a Domestic Subsidiary of Borrower, (b) the removal, termination, or expiration of any prohibitions upon the granting of a Lien in any asset (personal, tangible, or intangible, other than real property) of Borrower or any Company that is a Domestic Subsidiary of Borrower, or (c) upon the designation, formation, or Acquisition of any new Subsidiary of any Company (the assets described in clauses (a) through (c) hereof being referred to herein as the "Additional Assets"), Borrower shall (or shall cause the appropriate Company to) execute and deliver to Administrative Agent all further instruments and documents (including, without limitation, Collateral Documents and all certificates and instruments representing shares of stock or evidencing Debt), and shall take all further action that may be necessary or desirable, or that Administrative Agent may reasonably request, to grant, perfect, and protect Liens in favor of Administrative Agent for the benefit of Lenders in such Additional Assets, as security for the Obligation to the extent Liens are required in such assets pursuant to Section 6.2; it being expressly understood that the granting of such additional security for the Obligation is a material inducement to the execution and delivery of this Agreement by each Lender. Upon satisfying the terms and conditions hereof, such Additional Assets shall be included in the "Collateral" for all purposes under the Loan Documents, and all references to the "Collateral" in the Loan Documents shall include the Additional Assets.

         6.4   Release of Collateral.
               ---------------------

               (a) Upon any sale, transfer, or disposition of Collateral which is expressly permitted pursuant to the Loan Documents (or is otherwise authorized by Required Lenders or Lenders, as the case may be), and upon ten
(10) Business Days' (or such lesser time period agreed to by Administrative Agent in its sole discretion) prior written request by Borrower (which request must be accompanied by true and correct copies of the then current drafts; together with revised drafts as they become available of (i) all documents of transfer or disposition, including any contract of sale, (ii) a preliminary closing statement and instructions to the title company, if any, and (iii) all requested release instruments), Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Liens granted to Administrative Agent for the benefit of Lenders pursuant hereto in such Collateral.

               (b) The actions of Administrative Agent under this Section 6.4 are subject to the following: (i) no such release of Liens or Guaranties shall be granted if any Default or Potential Default has occurred and is continuing, including, without limitation, the failure to make certain mandatory prepayments in accordance with Section 3.3(b) in conjunction with the sale or transfer of such Collateral; (ii) Collateral Agent shall not be required to execute any such document on terms which, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty; and (iii) such release shall not in any manner discharge, affect, or impair the Obligation or Liens upon all interests retained by the Companies, including, without limitation, the proceeds of any sale, all of which shall continue to constitute Collateral.

         6.5   Negative Pledge. Notwithstanding the provisions of Sections 6.2
               ---------------
or 6.3 hereof, until such time as Administrative Agent, or Required Lenders otherwise require, the Companies shall not be required to perfect Liens on certain assets constituting interests in vehicles, fixtures, real estate, assets located in foreign jurisdictions, or stock or equity interests in Subsidiaries of Foreign Subsidiaries of the Companies. To the extent contemplated by the first sentence of this Section 6.5 or to the extent Administrative Agent and Required Lenders otherwise agree to delay the perfection or attachment of any Lien contemplated by Sections 6.2 or 6.3 hereof, for whatever reason, the Companies hereby covenant and agree not to directly create, incur, grant, suffer, or permit to be created or incurred any Lien on any such assets, other than Permitted Liens. Furthermore, within thirty (30) days of the request of Administrative Agent, Borrower shall (or shall cause each Company to) execute and deliver to Administrative Agent all instruments and documents (including, without limitation, certificates and instruments and documents representing shares of stock or evidencing Debt) and shall take all further action that may be necessary or desirable, or that Administrative Agent may reasonably request, to grant, perfect, and protect Liens in favor of Administrative Agent for the benefit of Lenders, in such assets, as security for the Obligation; it being expressly understood that the provisions of this negative pledge are a material inducement to the execution and delivery of this Agreement by each Lender.

         6.6   Control; Limitation of Rights. Notwithstanding anything herein or
               -----------------------------
in any other Loan Document to the contrary, (a) the transactions contemplated hereby do not and will not constitute, create, or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of Borrower, its Subsidiaries, or any other Loan Party by Agents or Lenders, or control, affirmative or negative, direct or indirect, by Agents or Lenders over the management or any other aspect of the operation of Borrower, its Subsidiaries, or any other Loan Party, which ownership or control remains exclusively and at all times in the Loan Parties.

SECTION 7      CONDITIONS PRECEDENT.

         7.1   Conditions Precedent to Closing. This Agreement shall not become
               -------------------------------
effective, and Lenders shall not be obligated to advance any Borrowing or issue any LC, unless Administrative Agent has received all of the following:

               (a)  The Agreement. This Agreement (together with all Schedules
                    -------------
and Exhibits hereto) executed by Borrower, each Lender, Administrative Agent and Documentation Agent.

               (b)  Notes. Each of the Notes, payable to the order of each
                    -----
applicable Lender, as contemplated in Section 3.1(a).

               (c)  Guaranty. A Guaranty executed by each Domestic Subsidiary of
                    --------
Borrower in accordance with Section 6.1.

               (d)  Organizational Documents. Copies of the Articles of
                    ------------------------
Incorporation, Certificate of Incorporation, Articles of Organization or Certificate of Formation and all amendments thereto of Borrower and each Guarantor, each accompanied by a certificate that such copy is correct and complete, one dated a "Current Date" (such term meaning any date not more than 30 days prior to the Closing Date), issued by the appropriate Governmental Authority of the jurisdiction of organization of each such entity, and one dated the Closing Date, executed by a Responsible Officer of each such entity.

               (e)  Bylaws/Operating Agreements. A copy of the Bylaws, and all
                    ---------------------------
amendments thereto, of Borrower and each Guarantor, accompanied by a certificate that such copy is correct and complete, dated the Closing Date, and executed by a Responsible Officer of each such entity.

               (f)  Partnership Agreements. Copies of the currently-effective
                    ----------------------
Partnership Agreement for each Guarantor or Subsidiary of Borrower that is a partnership, and all amendments thereto, each accompanied by a certificate that such copy is correct and complete, dated the Closing Date, executed by the General Partner or other appropriate managing partner of such partnership, together with a certificate of limited partnership dated a Current Date, issued by the appropriate Governmental Authority of the jurisdiction of organization of each such partnership that is a limited partnership.

               (g)  Good Standing and Authority. Certificates of the appropriate
                    ---------------------------
Governmental Authorities of such jurisdictions as Administrative Agent may designate, each dated a Current Date, to the effect that Borrower and each Guarantor are in good standing with respect to the payment of franchise and similar Taxes (to the extent such information is available) and are duly qualified to transact business in their respective jurisdictions.

               (h)  Incumbency. (a) Certificates of incumbency dated as of the
                    ----------
Closing Date with respect to all Responsible Officers of each Company and Guarantor who will be authorized to execute or attest to any of the Loan Documents on behalf of such Company or Guarantor, executed by the President or any Vice President, and the Secretary or an Assistant Secretary, of each such Company or Guarantor (or General Partner or other appropriate managing partner for any Company or Guarantor that is a partnership) and (b) a certificate executed by the Secretary or Assistant Secretary of each Company and Guarantor executing a Security Agreement regarding the ownership of stock.

               (i)  Resolutions. Copies of resolutions duly adopted by the Board
                    -----------
of Managers or Board of Directors of each Company and Guarantor, approving this Agreement and the other Loan Documents and authorizing the transactions contemplated hereby and thereby, accompanied by a certificate of the Secretary or an Assistant Secretary of each such Company and Guarantor, dated as of the Closing Date, certifying that such copy is a true and correct copy of resolutions duly adopted at a meeting of (which may be held by conference telephone or similar communications equipment by means of which all Persons participating in a meeting can hear each other if permitted by applicable Law and, if required by such Law, by its Bylaws or Operating Agreement), or by the unanimous written consent of (if permitted by applicable Law and, if required by such Law, by its Bylaws or Operating Agreement), the Board of Managers or Board of Directors of each such Company and Guarantor, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date.

               (j)  Partnership Authorization. For each Company and Guarantor
                    -------------------------
that is a partnership, evidence of authorization by the applicable partners, in each case authorizing the execution and full performance of the Loan Documents, and all other documents and actions required pursuant thereto, accompanied by a certificate from the general partner or other appropriate managing partner, dated as of the Closing Date, certifying that such copy is a true and correct copy of the authorizations adopted by the partnership and that such authorizations constitute all authorizations adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the Closing Date.

               (k)  Opinion of Counsel to the Companies. The opinion of counsel
                    -----------------------------------
to the Companies and Guarantors, addressed to Administrative Agent and Lenders, substantially in the form of Exhibit G.

               (l)  Security Agreements. A Security Agreement, executed by
                    -------------------
Borrower and each Guarantor, as debtor, and delivered to Administrative Agent, as secured party on behalf of Lenders, granting and creating Liens in favor of Lenders in and to (a) 100% of the issued and outstanding stock or other equity or investment securities of each Domestic Subsidiary of such entity; (b) 65% of the outstanding stock or other equity or investment securities of each Foreign Subsidiary of such entity; and (c) all other assets (tangible, intangible or personal) of such entity (other than assets described in Section 6.5), together with (i) one or more Financing Statements, executed and delivered by Borrower and each Guarantor as debtor, in favor of Administrative Agent, as secured party on behalf of Lenders, covering all such Collateral, and (ii) delivery to Administrative Agent of all Pledged Shares and Collateral Notes (as such terms are defined in the Security Agreement), together with executed blank stock powers for each Pledged Share certificate delivered, and executed allonge endorsements for each Collateral Note delivered, all in form acceptable to Administrative Agent.

               (m)  Lien Searches. Lien searches in the name of each Loan Party
                    -------------
and any other name(s) as Administrative Agent may deem appropriate in each state where each Loan Party maintains an office or has real property, showing no financing statements or other Lien instruments of record except for Permitted Liens or Liens being released concurrently with the transaction contemplated hereby (if any).

               (n)  Lien Releases. Payoff letters in form and substance
                    -------------
reasonably acceptable to Administrative Agent relating to the payoff of all Debt of any Loan Party (other than Permitted Debt) or duly executed releases or assignments of Liens and financing statements in recordable form as may be necessary to reflect that the Liens created by the Collateral Documents are first priority Liens (except for Permitted Liens).

               (o)  Consents, filings, etc. Evidence satisfactory to
                    ----------------------
Administrative Agent and its counsel that the Companies and Guarantors have received all approvals, authorizations, consents, and waivers of any Governmental Authority or other Person necessary or appropriate for the execution, delivery, and performance by Borrower and any Guarantor of the Loan Documents to which it is a party, including, without limitation, (a) all such approvals, authorizations, consents, and waivers disclosed in the Loan Documents (including those required in connection with the assignment of material contracts), (b) any such approvals, authorizations, consents, or waivers reasonably required by Administrative Agent in connection with the granting of a security interest to Administrative Agent in each material contract acquired or assumed by any Company or Guarantor, and (c) all filings, consents, or approvals with or of Governmental Authorities necessary to enter into the Loan Documents or any other transactions contemplated by the Loan Documents, as applicable.

               (p)  Insurance. Evidence that the Collateral is insured in such
                    ---------
amounts, against such risks, with such deductibles, and with such insurers as may be satisfactory to Administrative Agent with loss payable to Administrative Agent, on behalf of Lenders, as their interests may appear, together with certificates evidencing such insurance with appropriate endorsements to satisfy
Section 9.8 of the Agreement.

             (q)  Borrowing Notice. A duly completed Borrowing Notice for the
                  ----------------
initial Borrowing, delivered to Administrative Agent, together with calculations demonstrating compliance with Section 9 on the Closing Date after giving effect to any Borrowings made on such date.

             (r)  Current Financials and Compliance Certificate. True and
                  ---------------------------------------------
correct copies of the Current Financials in respect of the Companies and the Target Companies (adjusted in the case of the Target Companies to the actual fiscal year of the Target Company), together with a Compliance Certificate prepared as of the Closing Date, on a pro forma basis after giving effect to the closing of the Loan Documents.

             (s)  Phase I Audits. Phase I environmental audits where all
                  --------------
galvanizing operations occur, conducted by an independent firm acceptable to Borrower and Administrative Agent.

             (t)  Payment of Fees and Closing Fees. Payment of all fees payable
                  --------------------------------
on or prior to the Closing Date to Administrative Agent, Arranger, or any Lender as provided for in Section 5 of the Agreement, together with reimbursements to Administrative Agent and Arranger for all fees and expenses incurred in connection with the negotiation, preparation, and closing of the transactions evidenced by the Loan Documents (including, without limitation, attorneys' fees and expenses).

             (u)  Permitted Acquisitions. The acquisition of Central Electric
                  ----------------------
Company must have been completed, and Administrative Agent shall have received certified copies of any and all purchase agreements executed in connection with such Permitted Acquisition and all other documents and instruments required by
Section 7.2 and, where appropriate, Section 9.16.

             (v)  No Material Adverse Event. No Material Adverse Event shall
                  -------------------------
have occurred since February 28, 2001.

             (w)  Other Documents. Such other agreements, documents,
                  ---------------
instruments, opinions, certificates, and evidences as Administrative Agent may reasonably request.

         7.2 Conditions Precedent to Each Permitted Acquisition. In addition to
             --------------------------------------------------
the Permitted Acquisition Compliance Certificate and other documents referred to in the definition of Permitted Acquisition, Borrower shall deliver, or cause to be delivered, to Administrative Agent all of the following no later than the date indicated below:

         (a) Purchase Documents. On or before the dates specified in the
             ------------------
definition of Permitted Acquisition, the documents specified therein.

         (b) Schedules. If the information on any Schedule to any Loan Document
             ---------
changes or is incomplete as a result of the Acquisition, revised or supplemental Schedules to such Loan Documents which are required to make the disclosures in such Schedules accurate after giving effect to such Acquisition.

         (c) Guaranties. A Guaranty, executed by each Person which first becomes
             ----------
a Company upon consummation of the Acquisition (each such Person, a "New Subsidiary").

         (d) Security Documents. A Security Agreement, together with all
             ------------------
corresponding financing statements, assignments, or other related instruments or documents, executed by each New Subsidiary.

         (e) Articles of Incorporation. Copies of the Articles of Incorporation,
             -------------------------
Certificate of Incorporation, Articles of Organization or Certificate of Formation and all amendments thereto, of each New Subsidiary (or, in the case of any New Subsidiary that is a limited partnership, of the corporate general partner of such New Subsidiary, if any), and, in the case of any New Subsidiary that is a limited partnership, copies of its Limited Partnership Agreement and all amendments thereto, accompanied by certificates that such copies are correct and complete, one dated a date not more than 30 days prior to the date of the Acquisition, issued by the appropriate Governmental Authority of the jurisdiction of incorporation of such New Subsidiary (other than any such New Subsidiary that is a limited partnership) or any corporate general partner thereof, and one dated as of the date of consummation of the Acquisition, executed by the President, a Vice President, the Secretary or an Assistant Secretary of each such New Subsidiary, or of its general partner, as applicable.

         (f) Bylaws. Copies of the Bylaws, and all amendments thereto, of each
             ------
New Subsidiary (or, in the case of any New Subsidiary that is a limited partnership, of the corporate general partner of such New Subsidiary, if any), accompanied by a certificate that such copy is correct and complete, executed by the President, a Vice President, the Secretary or an Assistant Secretary of each such New Subsidiary, or of its general partner, as applicable.

         (g) Resolutions. Copies of resolutions duly adopted by the Board of
             -----------
Directors or appropriate governing body of each New Subsidiary or, in the case of any New Subsidiary that is a limited partnership, by the Board of Directors or appropriate governing body of the general partner of such New Subsidiary, and that will be executing any Loan Document as of the date of the Acquisition, approving such Loan Documents to which it is a party and authorizing the transactions contemplated in the Loan Documents, accompanied by a certificate of the Secretary or an Assistant Secretary of each such New Subsidiary or of its general partner, as applicable, that such copy is a true and correct copy of resolutions duly adopted at a meeting of (which may be held by conference telephone or similar communications equipment by means of which all New Subsidiary participating in a meeting can hear each other if permitted by applicable Law and, if required by such Law, by the Bylaws of such New Subsidiary or of its general partner, as applicable), or by the unanimous written consent of (if permitted by applicable Law and, if required by such Law, by the Bylaws of such New Subsidiary or of its general partner, as applicable), the Board of Directors of such New Subsidiary or of its general partner, as applicable, and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect (except as any such resolution may be modified by any such other resolution), and are in full force and effect as of the date of consummation of such Acquisition.

         (h) Incumbency. Certificates of incumbency of all Responsible Officers
             ----------
of each New Subsidiary (or, in the case of any New Subsidiary that is a limited partnership, of the general partner of such New Subsidiary) who will be authorized to execute a Guaranty or any other Loan Document on behalf of any such New Subsidiary, executed by the President, a Vice President, the Secretary or an Assistant Secretary of each such New Subsidiary, or of its general partner, as applicable.

         (i) Existence and Good Standing. Copies of any certificates of
             ---------------------------
existence and good standing and any filing officer certificates (or commercial reports similar thereto) obtained by or delivered to Borrower in connection with the Acquisition.

         (j) Lien Searches. Lien searches in the name of each New Subsidiary
             -------------
(and in any other relevant names) being acquired (in the case of a merger) or in the name of each New Subsidiary (and in any other relevant names) transferring any assets being acquired (in the case of an asset acquisition) pursuant to the Acquisition in each state where such New Subsidiary maintains an office, has real property, or is located, showing no financing statements or other Lien instruments of record except for Permitted Liens or Liens being released concurrently with such Acquisition.

         (k) Lien Releases. Payoff letters in form and substance reasonably
             -------------
acceptable to Administrative Agent or duly executed releases or assignments of Liens and financing statements in recordable form as may be necessary to reflect that the Liens created by the Loan Documents affecting the assets acquired in connection with the Acquisition are first priority Liens (except for Permitted Liens).

         (l) Consents, filings, etc. All approvals, authorizations, consents,
             ----------------------
and waivers of any Governmental Authority or other Person necessary or appropriate for the execution, delivery, and performance by any New Subsidiary of all documents relating to the Acquisition or the Loan Documents to which it is a party, including, without limitation, (a) all such approvals, authorizations, consents, and waivers disclosed in the documents relating to such Acquisition (including those required in connection with the assignment of material contracts), (b) any such approvals, authorizations, consents, or waivers reasonably required by Administrative Agent in connection with the granting of a security interest to Administrative Agent in each material contract acquired or assumed by any Company in connection with the Acquisition, and (c) all filings, consents, or approvals with or of Governmental Authorities necessary to consummate the Acquisition, as applicable, including, without limitation, all filings (if any) required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the lapse of all waiting periods with respect thereto.

         (m) Insurance. With respect to each New Subsidiary or additional assets
             ---------
acquired, certificates of insurance for each policy of insurance maintained by such New Subsidiary or covering such additional assets and evidence that such policies are in full force and effect, which insurance coverage and related certificates of insurance shall satisfy the requirements of Section 9.8 of the Credit Agreement.

         (n) Borrowing Notice. To the extent Borrower uses Borrowings to fund
             ----------------
the Acquisition, a Borrowing Notice, substantially in the form of Exhibit B-1 to the Credit Agreement, executed by Borrower.

         (o) Legal Opinions. To the extent requested by Administrative Agent,
             --------------
favorable opinions of (i) counsel for the Companies, in form and substance satisfactory to Administrative Agent, with respect to the Acquisition and the Loan Documents to be executed and/or delivered in connection therewith, and (ii) such other counsel as may be acceptable to Administrative Agent, regarding the form and enforceability of the Collateral Documents in the states where any property acquired in connection with the Acquisition is located.

         (p) Acquisition Documents. A certified copy of the executed purchase
             ---------------------
agreement (together with all schedules and exhibits thereto) and copies of all other documents relating to the Acquisition.

         (q) Other Documents. Such other agreements, documents, instruments,
             ---------------
opinions, certificates, and evidences as Administrative Agent may reasonably request. Administrative Agent shall, upon request of Borrower, confirm to Borrower that it has received all such items so requested and that all matters required to be satisfactory to Administrative Agent are satisfactory.

         7.3 Conditions Precedent to Each Borrowing. In addition to the
             --------------------------------------
conditions stated in Section 7.1 and Section 7.2 (as applicable), Lenders will not be obligated to fund (as opposed to continue or convert) any Borrowing, and Administrative Agent will not be obligated to issue any LC, as the case may be, unless on the date of such Borrowing or issuance (and after giving effect thereto), as the case may be: (a) Administrative Agent shall have timely received therefor a Borrowing Notice and Borrowing Base Certificate (each in accordance with Section 2.6(a)) or an LC Request (together with the applicable LC Agreement), as the case may be; (b) Administrative Agent shall have received, as applicable, the LC fees provided for in Section 5.5 hereof; (c) all of the representations and warranties of any Loan Party set forth in the Loan Documents are true and correct in all material respects (except to the extent that (i) the representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions permitted by the Loan Documents); (d) no Material Adverse Event shall have occurred; (e) no Default or Potential Default shall have occurred and be continuing; (f) each of the funding of such Borrowing and issuance of such LC, as the case may be, is permitted by Law; (g) in the event all or any part of the proceeds of the Borrowing will be used to finance a Distribution to the extent permitted by Section 9.20, Administrative Agent shall have received all such certifications, financial information, and projections as Administrative Agent may reasonably request; and (h) all matters related to such Borrowing must be satisfactory to Required Lenders and their respective counsel in their reasonable determination, and upon the reasonable request of Administrative Agent, Borrower shall deliver to Administrative Agent evidence substantiating any of the matters in the Loan Documents which are necessary to enable Borrower to qualify for such Borrowing. Each Borrowing Notice and LC Request delivered to Administrative Agent shall constitute the representation and warranty by Borrower to Administrative Agent that, as of the Borrowing Date or the date of issuance of the LC, as the case may be, the statements above are true and correct in all respects. Each condition precedent in this Agreement is material to the transactions contemplated in this Agreement, and time is of the essence in respect of each thereof. Subject to the prior approval of Required Lenders, Lenders may fund any Borrowing, and Administrative Agent may issue any LC, without all conditions being satisfied, but, to the extent permitted by Law, the same shall not be deemed to be a waiver of the requirement that each such condition precedent be satisfied as a prerequisite for any subsequent funding or issuance, unless Required Lenders specifically waive each such item in writing.

SECTION 8 REPRESENTATIONS AND WARRANTIES. Each Loan Party represents and warrants to Administrative Agent and Lenders as follows:

         8.1 Purpose of Credit Facility. Borrower will use (or will invest in or
             --------------------------
loan such proceeds to its Subsidiaries to so use) all proceeds of Borrowings for one or more of the following: to fund working capital and capital expenditures, to finance certain Permitted Acquisitions and certain share repurchases to the extent permitted by Section 9.20, and for other lawful corporate purposes. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U. No part of the proceeds of any Borrowing will be used, directly or indirectly, for any purpose which violates any Law, including, without limitation, the provisions of Regulations T, U, or X (as enacted by the Board of Governors of the Federal Reserve System, as amended). "Margin Stock" (as defined in Regulation U) constitutes less than 25% of those assets of the Companies which are subject to any limitation on sale, pledge, or other similar restrictions hereunder.

         8.2 Existence, Good Standing, Authority, and Authorizations. Each Loan
             -------------------------------------------------------
Party and each Subsidiary thereof are duly organized, validly existing, and in good standing under the Laws of their respective jurisdictions of organization (such jurisdictions being identified on Schedule 8.3, as supplemented and modified in writing from time to time to reflect any changes to such Schedule as a result of transactions permitted by the Loan Documents). Except where the failure to do so could not reasonably be expected to constitute a Material Adverse Event, each Loan Party and each Subsidiary thereof are duly qualified to transact business and are in good standing in each jurisdiction where the nature and extent of its business and properties require the same. Each Loan Party possesses all Authorizations, franchises, permits, licenses, certificates of compliance, and approvals and grants of authority necessary, all of which are described on Schedule 8.2 hereto, necessary or required in the conduct of its respective business(es), and the same are valid, binding, enforceable, and subsisting without any defaults thereunder or enforceable adverse limitations thereon and are not subject to any proceedings or claims opposing the issuance, development, or use thereof or contesting the validity thereof. No authorization, consent, approval, waiver, license, or formal exemptions from, nor any filing, declaration, or registration with, any Governmental Authority (federal, state, or local), non-governmental entity, or Person under the terms of contracts or otherwise, is required by reason of or in connection with the execution and performance of the Loan Documents by the Loan Parties and each Subsidiary thereof.

         8.3 Subsidiaries; Capital Stock. The Loan Parties have no Subsidiaries
             ---------------------------
except as disclosed on Schedule 8.3 (as supplemented and modified in writing from time to time to reflect any changes to such Schedule as a result of transactions permitted by the Loan Documents). All of the outstanding shares of capital stock (or similar voting interests) of each Loan Party and each Subsidiary thereof are duly authorized, validly issued, fully paid, and nonassessable and are owned of record and beneficially as set forth on Schedule
8.3 (as supplemented and modified in writing from time to time to reflect any changes to such Schedule as a result of transactions permitted by the Loan Documents), free and clear of any Liens, restrictions, claims, or Rights of another Person, other than Permitted Liens, and none of such shares owned by any Loan Party is subject to any restriction on transfer thereof except for restrictions imposed by applicable securities Laws and general corporate Laws. No Loan Party or any Subsidiary thereof has outstanding any warrant, option, or other Right of any Person to acquire any of its capital stock or similar equity interests, except in connection with any Permitted Acquisitions.

         8.4 Authorization and Contravention. The execution and delivery by each
             -------------------------------
Loan Party of each Loan Document to which it is a party and the performance by such Loan Party of its obligations thereunder (a) are within the corporate or organizational power of such Loan Party; (b) will have been duly authorized by all necessary limited liability company, corporate, or partnership action on the part of such Loan Party when such Loan Document is executed and delivered, (c) require no action by or in respect of, or filing with, any Governmental Authority, which action or filing has not been taken or made on or prior to the Closing Date (or if later, the date of execution and delivery of such Loan Document), (d) will not violate any provision of the charter, bylaws, organizational documents, or Partnership Agreement of such Loan Party, (e) will not violate any provision of Law applicable to such Loan Party, other than such violations which individually or collectively could not be a Material Adverse Event, (f) will not violate any material written or oral agreements, contracts, commitments, or understandings to which such Loan Party is a party, other than such violations which could not be a Material Adverse Event, or (g) will not result in the creation or imposition of any Lien on any asset of any Loan Party, other than as contemplated by this Agreement. Each Loan Party has (or will have upon consummation thereof) all necessary consents and approvals of any Person or Governmental Authority required to be obtained in order to effect any asset transfer, change of control, merger, or consolidations permitted by the Loan Documents.

         8.5 Binding Effect. Upon execution and delivery by all parties thereto,
             --------------
each Loan Document will constitute a legal, valid, and binding obligation of each Loan Party party thereto, enforceable against each such

Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and general principles of equity.

         8.6 Financial Statements. The Current Financials were prepared in
             --------------------
accordance with GAAP and present fairly, in all material respects, the consolidated and consolidating financial condition, results of operations, and cash flows of the Loan Parties and their Subsidiaries thereof covered thereby ("Reporting Entities") as of and for the portion of the fiscal year ending on the date or dates thereof (subject only to normal year-end audit adjustments for interim statements). There were no material liabilities, direct or indirect, fixed or contingent, of the Reporting Entities as of the date or dates of the Current Financials which are required under GAAP to be reflected therein or in the notes thereto, and are not so reflected. Except for transactions directly related to, specifically contemplated by, or expressly permitted by, the Loan Documents, (a) there have been no changes in the consolidated financial condition or operations of the Reporting Entities from that shown in the Current Financials after such date which could be a Material Adverse Event, nor has any Reporting Entity incurred any liability (including, without limitation, any liability under any Environmental Law), direct or indirect, fixed or contingent, after such date which could be a Material Adverse Event, and (b) no Reporting Entity has incurred any liability (including, without limitation, any liability under any Environmental Law), direct or indirect, fixed or contingent, after such date which could be a Material Adverse Event.

         8.7 Litigation, Claims, Investigations. Except as previously disclosed
             ----------------------------------
in writing by Borrower to Administrative Agent, and consented to in writing by Administrative Agent: (a) no Loan Party or any Subsidiary thereof is subject to, or aware of the threat of, any Litigation which is reasonably likely to be determined adversely to any Loan Party or any Subsidiary thereof, and, if so adversely determined, could (individually or collectively with other Litigation) be a Material Adverse Event; (b) there are no outstanding orders or judgments for the payment of money in excess of $1,000,000 (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against the assets of any Loan Party or any Subsidiary thereof having a value (individually or collectively) of $1,000,000 or more which is not either (i) stayed on appeal or (ii) being diligently contested in good faith by appropriate proceedings and adequate reserves have been set aside on the books of such Loan Party or any Subsidiary thereof in accordance with GAAP; and (c) there are no formal complaints, suits, claims, investigations, or proceedings initiated at or by any Governmental Authority pending or threatened by or against any Loan Party or any Subsidiary thereof which could reasonably be expected to be a Material Adverse Event, nor any judgments, decrees, or orders of any Governmental Authority outstanding against any Loan Party or any Subsidiary thereof that could reasonably be expected to be a Material Adverse Event.

         8.8 Taxes. All Tax returns of each Loan Party and each Subsidiary
             -----
thereof required to be filed have been filed (or extensions have been granted) prior to delinquency, except for any such returns for which the failure to so file could not be a Material Adverse Event, and all Taxes imposed upon each Loan Party and each of its Subsidiaries which are due and payable have been paid prior to delinquency, other than Taxes for which the criteria for Permitted Liens (as specified in Section 9.13(b)(v)) have been satisfied or for which nonpayment thereof could not constitute a Material Adverse Event.

         8.9 Environmental Matters. No Loan Party or any Subsidiary thereof (a)
             ---------------------
knows of any environmental condition or circumstance, such as the presence or Release of any Hazardous Substance, on any property presently or previously owned by any Loan Party or any Subsidiary thereof that could be a Material Adverse Event, (b) knows of any violation by any Loan Party or any Subsidiary thereof of any Environmental Law, except for such violations that could not be a Material Adverse Event, or (c) knows that any Loan Party or any of its Subsidiaries is under any obligation to remedy any violation of any Environmental Law, except for such obligations that could not be a Material Adverse Event; provided, however, that each Loan Party and each Subsidiary thereof (x) to the best of its knowledge, has in full force and effect all Environmental Permits, licenses, and approvals required to conduct its operations and is operating in substantial compliance thereunder, and (y) has taken prudent steps to determine that its properties and operations are not in violation of any Environmental Law.

         8.10 ERISA Compliance. (a) No Employee Plan has incurred an accumulated
              ----------------
funding deficiency, as defined in section 302 of ERISA and section 412 of the Code, (b) neither Borrower nor any ERISA Affiliate has incurred material liability which is currently due and remains unpaid under Title IV of ERISA to the PBGC or to an Employee Plan in connection with any such Employee Plan, (c) neither Borrower nor any ERISA Affiliate has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) Borrower has not engaged in any "prohibited transaction" (as defined in section 406 of ERISA or section 4975 of the Code) which would be a Material Adverse Event, and (e) no Reportable Event has occurred which is likely to result in the termination of an Employee Plan. The present value of all benefit liabilities within the meaning of Title IV of ERISA under each Employee Plan (based on those actuarial assumptions used to fund such Employee Plan) did not, as of the last annual valuation date for the 2001 plan year of such Plan, exceed the value of the assets of such Employee Plan, and the total present values of all benefit liabilities within the meaning of Title IV of ERISA of all Employee Plans (based on the actuarial assumptions used to fund each such Plan) did not, as of the respective annual valuation dates for the 2001 plan year of each such Plan, exceed the value of the assets of all such plans.

         8.11 Properties; Liens. Each Loan Party has good and marketable title
              -----------------
to all its property reflected on the Current Financials, except (a) for (i) property that is obsolete, (ii) property that has been disposed of in the ordinary course of business, or (iii) property with title defects or failures in title which would not be a Material Adverse Event, or (b) as otherwise permitted by the Loan Documents. Except for Permitted Liens, there is no Lien on any property of any Loan Party, and the execution, delivery, performance, or observance of the Loan Documents will not require or result in the creation of any Lien on such property.

         8.12 Government Regulations. No Loan Party or Subsidiary thereof is
              ----------------------
subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other Law (other than Regulations T, U, and X of the Board of Governors of the Federal Reserve System) which regulates the incurrence of Debt.

         8.13 Transactions with Affiliates. Except as permitted in Section 9.14,
               ---------------------------
no Loan Party or any Subsidiary thereof is a party to a material transaction with any of its Affiliates (excluding transactions between or among Companies), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than such Loan Party could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.

         8.14 Material Agreements; Management Agreements. Schedule 8.14 hereto
              ------------------------------------------
sets forth a list of all contracts material to the respective business of the Loan Parties, and there exists no material default under any of such contracts. There are no failures of any material written or oral agreements, contracts, commitments, or understandings to which any Loan Party is a party to be in full force and effect which could be a Material Adverse Event, and no default or potential default exists on the part of any Loan Party thereunder which could be a Material Adverse Event. No Loan Party is a party to any management or consulting agreement for the provision of services to it, except as described in Schedule 8.14 hereto.

         8.15 Insurance. Each Loan Party and each Subsidiary thereof maintains,
              ---------
with financially sound, responsible, and reputable insurance companies or associations, insurance concerning its properties and businesses against such casualties and contingencies and of such types and in such amounts (and with co-insurance and deductibles) as is customary in the case of same or similar businesses.

         8.16 Labor Matters. Except as previously disclosed in writing by
              -------------
Borrower to Administrative Agent, and consented to in writing by Administrative Agent, there are no actual or threatened strikes, labor disputes, slow downs, walkouts, or other concerted interruptions of operations by the employees of any Loan Party or any Subsidiary thereof. Hours worked by and payment made to employees of the Loan Parties and Subsidiaries thereof have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters, other than any such violations, individually or collectively, which could not constitute a Material Adverse Event. All payments due from any Loan Party or any Subsidiary thereof on account of employee health and welfare insurance have been paid or accrued as a liability on its books, other than any such nonpayments which could not, individually or collectively, constitute a Material Adverse Event.

         8.17 Solvency. At the time of each Borrowing hereunder and on the date
              --------
of each Permitted Acquisition, each Loan Party is (and after giving effect to the transactions contemplated by the Loan Documents, any Permitted Acquisition, and any incurrence of additional Debt, will be) Solvent.

         8.18 Intellectual Property. Each Loan Party and each Subsidiary thereof
              ---------------------
owns or has sufficient and legally enforceable Rights to use all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its businesses as heretofore conducted by it, now conducted by it, and now proposed to be conducted by it. Each Loan Party and each Subsidiary thereof is conducting its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret, or other intellectual property right of others, other than any such infringements or claims which, if successfully asserted against or determined adversely to any Loan Party and any Subsidiary thereof, could not, individually or collectively, reasonably be expected to constitute a Material Adverse Event.

         8.19 Compliance with Laws. No Loan Party or any Subsidiary thereof is
              --------------------
in violation of any Laws (including, without limitation, Environmental Laws), other than such violations which could not, individually or collectively, be a Material Adverse Event. No Loan Party or any Subsidiary thereof has received notice alleging any noncompliance with any Laws, except for such noncompliance which no longer exists, or which could not constitute a Material Adverse Event.

         8.20 Permitted Acquisitions.
              ----------------------

              (a)  Validity. With respect to any Permitted Acquisition, each
                   --------
Company has the power and authority under the Laws of its state of incorporation or organization and under its articles of incorporation and bylaws, organizational documents, or Partnership Agreement, as applicable, to enter into and perform the related Acquisition agreement to which it is a party and all other agreements, documents, and actions required thereunder; and all actions (corporate or otherwise) necessary or appropriate by the Companies for the execution and performance of said Acquisition agreements, and all other documents, agreements, and actions required thereunder, have been taken, and, upon their execution, such Acquisition agreements will constitute the valid and binding obligation of the Companies party thereto, enforceable in accordance with their respective terms.

              (b)  No Violations. With respect to any Permitted Acquisition, the
                   -------------
making and performance of the related Acquisition agreements, and all other agreements, documents, and actions required thereunder, will not violate any provision of any Law, including, without limitation, all state corporate Laws and judicial precedents of the states of incorporation or formation of the Companies, and will not violate any provisions of the articles of incorporation, bylaws, or Partnership Agreements of the Companies, or constitute a default under any agreement by which the Companies or their respective property may be bound.

         8.21 Regulation U. "Margin Stock" (as defined in Regulation U)
              ------------
constitutes less than 25% of those assets of any Loan Party, which are subject to any limitation on sale, pledge, or other restrictions hereunder.

         8.22 Tradename. No Loan Party has used or transacted business under any
              ---------
other corporate or trade name in the five-year period preceding the Closing Date, except as otherwise previously disclosed in writing to Administrative Agent.

         8.23 Full Disclosure. There is no material fact or condition relating
              ---------------
to the Loan Documents or the financial condition, business, or property of any Loan Party or any Subsidiary thereof which could be a Material Adverse Event and which has not been related, in writing, to Administrative Agent. All information heretofore furnished by any Loan Party to any Lender or Administrative Agent in connection with the Loan Documents was, and all such information hereafter furnished by any Loan Party to any Lender or Administrative Agent will be, true and accurate in all material respects or based on reasonable estimates on the date as of which such information is stated or certified.

         8.24 Perfection of Security Interests. Upon filing of the financing
              --------------------------------
statements against each Loan Party in the jurisdictions listed on each Annex A of each Security Agreement and the delivery to Administrative Agent, for the benefit of Lenders, of all the issued and outstanding shares of stock or other evidence of equity investments owned by any Loan Party and required to be pledged to secure the Obligation pursuant to Sections 6.1 and 6.3, the security interests in the Collateral created by the Collateral Documents will be perfected in favor of Administrative Agent, for the benefit of Lenders. No further action, including any filing or recording of any document, is necessary in order to establish, perfect, and maintain Lenders' first priority security interests in the assets and the stock created by the Collateral Documents, except for the periodic filing of continuation statements with respect to financing statements filed under the UCC.

         8.25 No Default. No event has occurred and is continuing or would
              ----------
result from the incurring of obligations by Borrower under this Agreement or any other Loan Document which constitutes a Default or a Potential Default. Neither Borrower, nor any Subsidiary of Borrower, is in default under or with respect to any material written or oral agreements, contracts, commitments, or understandings to which Borrower or any Subsidiary of Borrower is party which could, individually or together with all such defaults, be a Material Adverse Event.

SECTION 9 COVENANTS. Each Loan Party covenants and agrees (and agrees to cause its ERISA Affiliates with respect to Section 9.10) to perform, observe, and comply with each of the following covenants applicable to such Person, from the Closing Date and so long thereafter as Lenders are committed to fund Borrowings and Administrative Agent is committed to issue LCs under this Agreement and thereafter until the payment in full of the Principal Debt (and termination of outstanding LCs, if any) and payment in full of all other interest, fees, and other amounts of the Obligation then due and owing, unless Borrower receives a prior written consent to the contrary by Administrative Agent as authorized by Required Lenders:

         9.1 Use of Proceeds. Borrower shall use (and shall cause each other
             ---------------
Company to use) the proceeds of Borrowings only for the purposes represented herein.

         9.2 Books and Records. The Loan Parties shall maintain books, records,
             -----------------
and accounts necessary to prepare financial statements in accordance with GAAP.

         9.3 Items to be Furnished.  Borrower shall cause the following to be
             ---------------------
furnished to Administrative Agent for delivery to Lenders:

             (a)  Promptly after preparation, and no later than 90 days after the last day of each fiscal year of Borrower, Financial Statements showing the consolidated and consolidating financial condition and results of operations calculated separately for each of the Companies, as of, and for the year ended on, such day, each accompanied by:

                  (i) the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that such Financial Statements were prepared in accordance with GAAP and present fairly the consolidated financial condition and results of operations of the Companies; and

                  (ii) with respect to the Financial Statements of the Companies, a Compliance Certificate.

             (b) Promptly after preparation, and no later than 45 days after the last day of each fiscal quarter of Borrower, Financial Statements showing the consolidated and consolidating financial condition and results of operations calculated for Borrower and its Subsidiaries and the Companies for such fiscal quarter and for the period from the beginning of the then-current fiscal year to, such last day, accompanied by a Compliance Certificate.

             (c) No later than forty-five (45) days following the last day of each of September, October, November, and December, 2001, and no later than thirty (30) days following the end of each month thereafter, the following:

                  (i) a Borrowing Base Certificate setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, as of the close of business as of the last day of such month, all in such detail as shall be satisfactory to Administrative Agent (and all calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall initially be made by the Borrower and certified to Administrative Agent; provided, that Administrative Agent shall have the right to review and adjust, in the exercise of its reasonable credit judgment, any such calculation (x) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (y) to the extent that such calculation is not in accordance with this Agreement); and

               (ii) a Compliance Certificate, dated as of the date of the Borrowing Base Certificate to be delivered in accordance with the preceding clause (i).

          (d) Within five (5) days of receipt thereof, copies of all auditor's annual management letters delivered to Borrower.

          (e) Notice, promptly after any Loan Party knows or has reason to know of (i) the existence and status of any Litigation which could be a Material Adverse Event, or of any order or judgment for the payment of money which (individually or collectively) is in excess of $1,000,000, or any warrant of attachment, sequestration, or similar proceeding against the assets of any Loan Party or any Subsidiary thereof having a value (individually or collectively) of $1,000,000, (ii) any material change in any material fact or circumstance represented or warranted in any Loan Document, (iii) a Default or Potential Default specifying the nature thereof and what action any Loan Party or any Subsidiary thereof has taken, is taking, or proposes to take with respect thereto, (iv) the receipt by any Loan Party or any Subsidiary thereof of any notice from any Governmental Authority of the expiration without renewal, termination, material modification or suspension of, or institution of any proceedings to terminate, materially modify, or suspend, any Authorization which any Loan Party or any Subsidiary thereof is required to hold in order to operate its business in compliance with all applicable Laws, other than such expirations, terminations, suspensions, or modifications which individually or in the aggregate would not constitute a Material Adverse Event, (v) any federal, state, or local Law limiting or controlling the operations of any Loan Party or any Subsidiary thereof which has been issued or adopted hereafter and which could be a Material Adverse Event, (vi) the receipt by any Loan Party or any Subsidiary thereof of notice of any violation or alleged violation of any Environmental Law or Environmental Permit or any Environmental Liability or potential Environmental Liability, which violation or liability or alleged violation or liability could, individually or collectively with other such violations or allegations, constitute a Material Adverse Event, or (vii) (A) the occurrence of a Reportable Event that, alone or together with any other Reportable Event, could reasonably be expected to result in liability of Borrower to the PBGC in an aggregate amount exceeding $1,000,000; (B) any expressed statement in writing on the part of the PBGC of its intention to terminate any Employee Plan or Plans; (C) Borrower's or an ERISA Affiliate's becoming obligated to file with the PBGC a notice of failure to make a required installment or other payment with respect to an Employee Plan; or (D) the receipt by Borrower or an ERISA Affiliate from the sponsor of a Multiemployer Plan of either a notice concerning the imposition of withdrawal liability in an aggregate amount exceeding $1,000,000 or of the impending termination or reorganization of such Multiemployer Plan.

          (f) Promptly after any of the information or disclosures provided on any of the Schedules delivered pursuant to this Agreement or any Annexes to any of the Collateral Documents becomes outdated or incorrect in any material respect, such revised or updated Schedule(s) or Annexes as may be necessary or appropriate to update or correct such information or disclosures; provided that, except in connection with any Sale of Assets, no deletions may be made to any Annexes describing Collateral in any of the Collateral Documents unless approved by Required Lenders.

          (g) Promptly after preparation, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Loan Party with any Governmental Authority (including the Securities and Exchange Commission).

          (h) Promptly after the filing thereof, a true, correct, and complete copy of each Form 10-K, Form 10-Q, and Form 8-K filed by or on behalf of any Loan Party or any Subsidiary thereof with the Securities and Exchange Commission.

          (i) Annual operating forecasts of the Borrower and its Subsidiaries prepared on a consolidated and consolidating basis and delivered to Administrative Agent by May 31 of each year, commencing May 31, 2002.

          (j) Promptly upon request therefor by Administrative Agent or Required Lenders, such information (not otherwise required to be furnished under the Loan Documents) respecting the business affairs, assets, and liabilities of the Loan Parties or Subsidiary thereof, and such opinions, certifications, and documents, in addition to those mentioned in this Agreement, as reasonably requested.

     9.4  Inspections. Within sixty (60) days of the Closing Date, the Loan
          -----------
Parties agree to allow Administrative Agent or any Lender (or their respective Representatives) to complete an examination and verification of the Accounts, Inventory, books and records of each Loan Party, the results of which must be acceptable to Administrative Agent. Upon reasonable notice, the Loan Parties shall also allow Administrative Agent or any Lender (or their respective Representatives) to inspect any of their properties, to review reports, files, and other records and to make and take away copies thereof, to conduct tests or investigations, and to discuss any of their respective affairs, conditions, and finances with other creditors, directors, officers, employees, other representatives, and independent accountants of the Loan Parties, from time to time, during reasonable business hours, provided that so long as no Potential Default or Default has occurred and is continuing, the number of inspections made on behalf of Administrative Agent shall not exceed four in any twelve month period.

     9.5  Taxes. Each Loan Party (a) shall (and shall cause each of its
          -----
Subsidiaries to) promptly pay when due any and all Taxes other than Taxes the applicability, amount, or validity of which is being contested in good faith by lawful proceedings diligently conducted, and against which reserve or other provision required by GAAP has been made, and in respect of which levy and execution of any lien securing same have been and continue to be stayed, (b) shall not, directly or indirectly, use any portion of the proceeds of any Borrowing to pay the wages of employees unless a timely payment to or deposit with the appropriate Governmental Authorities of all amounts of Tax required to be deducted and withheld with respect to such wages is also made, and (c) shall notify Lenders immediately if the Internal Revenue Service or any other taxing authority commences or notifies any Loan Party or Subsidiary thereof of its intention to commence an audit or investigation with respect to any taxes of any kind due or alleged to be due from any Loan Party or any Subsidiary thereof.

     9.6  Payment of Obligations. Borrower shall pay the Obligation in
          ----------------------
accordance with the terms and provisions of the Loan Documents. Each Loan Party
(a) shall promptly pay (or renew and extend) all of its material obligations as the same become due (unless such obligations other than the Obligation are being contested in good faith by appropriate proceedings), and (b) shall not (i) make any voluntary prepayment of principal of, or interest on, any other Debt (other than the Obligation), whether subordinate to the Obligation or not or (ii) use proceeds from the Revolver Facility to make any voluntary prepayment of principal of, or interest on, or sinking fund payment in respect of any Debt of Loan Party or Subsidiary thereof.

     9.7  Maintenance of Existence, Assets, and Business. Except as otherwise
          ----------------------------------------------
permitted by Section 9.24, each Loan Party shall (and shall cause each of its Subsidiaries to) at all times: (a) maintain its existence and good standing in the jurisdiction of its organization and its authority to transact business in all other jurisdictions where the failure to so maintain its authority to transact business could be a Material Adverse Event; (b) maintain all licenses, permits, and franchises necessary for its business where the failure to so maintain could be a Material Adverse Event; (c) keep all of its assets which are useful in and necessary to its business in good working order and condition (ordinary wear and tear excepted) and make all necessary repairs thereto and replacements thereof; and (d) do all things necessary to obtain, renew, extend, and continue in effect all Authorizations which may at any time and from time to time be necessary for the Loan Parties and Subsidiaries thereof to operate their businesses in compliance with applicable Law, where the failure to so renew, extend, or continue in effect could be a Material Adverse Event.

     9.8  Insurance. The Loan Parties shall, at their sole cost and expense,
          ---------
keep and maintain all property and assets owned by such Loan Party insured for its actual cash value against loss or damage by fire, theft, explosion, flood, and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses of comparable size and notify Administrative Agent promptly of any occurrence causing a material loss or decline in value of such property or assets and the estimated (or actual, if available) amount of such loss or decline. All such policies of insurance shall be in a form, with such co-insurance and deductibles, and with insurers recognized as adequate by prudent business Persons in the same businesses as the Loan Parties and acceptable to Administrative Agent, and all such policies shall be in such amount as may be satisfactory to Administrative Agent. On the Closing Date and thereafter as each policy is renewed and extended, the Loan Parties shall deliver to Administrative Agent a certificate of insurance for each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance and the certificates evidencing the same shall contain an endorsement, in form and substance acceptable to Administrative Agent, showing loss payable to Administrative Agent (for the ratable benefit of Lenders) as its interests may appear under a standard mortgagee clause. Such endorsement, or an independent instrument furnished to Administrative Agent, shall provide that the insurance companies will give Administrative Agent at least 30 days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of any Loan Party or any other Person shall affect the Right of Administrative Agent to recover under such policy or policies of insurance in case of loss or damage. Upon the payment by the insurer of the proceeds of any such policy of insurance and if no Default has occurred and is continuing, the Loan Party so insured may retain such insurance if such proceeds are used to repair or replace the property the damage or destruction of which gave rise to the payment of such insurance proceeds, provided, however, that any insurance proceeds not paid as reimbursement of expenses incurred and business losses suffered in connection with the loss or damage to the Collateral, shall be paid to or retained by Administrative Agent for application as a mandatory prepayment on the Obligation. Notwithstanding the foregoing, no mandatory prepayment shall be required unless the amount of insurance proceeds received in any calendar year under all policies of insurance of the Loan Parties exceeds $500,000. Any mandatory prepayment hereunder shall be applied as set forth in Section 3.3(b).

     9.9  Preservation and Protection of Rights. Each Loan Party shall (and
          -------------------------------------
shall cause each Subsidiary thereof to) perform such acts and duly authorize, execute, acknowledge, deliver, file, and record any additional agreements, documents, instruments, and certificates as Administrative Agent or Required Lenders may reasonably deem necessary or appropriate in order to preserve and protect the Rights of Administrative Agent and Lenders under any Loan Document.

     9.10  Employee Benefit Plans.  No Loan Party, Domestic Subsidiary
           ----------------------
thereof, or ERISA Affiliate of any Loan Party shall, directly or indirectly, engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), and no Loan Party, Subsidiary thereof, or Affiliate of any Loan Party shall, directly or indirectly, (a) incur any "accumulated funding deficiency" as such term is defined in section 302 of ERISA and section 412 of the Code with respect to any Employee Plan, (b) permit any Employee Plan to be subject to involuntary termination proceedings pursuant to Title IV of ERISA, or (c) fully or partially withdraw from any Multiemployer Plan, if such prohibited transaction, accumulated funding deficiency, termination proceeding, or withdrawal would result in any liability on the part of Borrower.

     9.11  Environmental Laws. Each Loan Party shall (and shall cause each
           ------------------
Subsidiary thereof to) (a) conduct its business so as to comply with all applicable Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any Environmental Law, (b) promptly investigate and remediate any known Release or threatened Release of any Hazardous Substance on any property owned by any Loan Party or at any facility operated by any Loan Party to the extent and degree necessary to comply with Law and to assure that any Release or threatened Release does not result in a substantial endangerment to human health or the environment, and (c) appropriately monitor compliance with applicable Environmental Laws and minimize financial and other risks to each Loan Party arising under applicable Environmental Laws or as a result of environmentally-related injuries to Persons or property.

     9.12  Debt and Guaranties. No Loan Party shall (nor shall any Loan Party
           -------------------
permit any of its Foreign Subsidiaries to) directly or indirectly, create, incur, or suffer to exist any direct, indirect, fixed, or contingent liability for any Debt, other than:

           (a)  The Obligation and Guaranties thereof;

           (b) Debt incurred by the Companies under any Financial Hedge permitted by, and purchased and maintained in compliance with, the requirements of the Loan Documents;

           (c) Debt between Companies subject to the approval of, and on terms acceptable to, Administrative Agent;

           (d) Trade Debt for goods furnished or services rendered in the ordinary course of business and payable in accordance with customary trade terms that are not more than 90 days past due;

           (e) Debt of the Companies arising under Capital Leases not to exceed $1,000,000 in the aggregate on any date of determination, other than Capital Leases entered into pursuant to Section 9.12(g);

           (f) Endorsements of checks or drafts in the ordinary course of business;

           (g) Debt incurred or assumed by any Company for the purpose of financing all or any part of the cost of any asset (including Capital Leases and renewals, extensions, amendments, and modifications of such Debt), so long as
(i) the aggregate amount of such Debt (together with any and all amendments, modifications, or refinancings thereof) does not exceed $1,000,000, and (ii) no Default or Potential Default then exists or arises as a result of such Debt incurrence;

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

            (h)    Unsecured Debt of any Company not otherwise permitted by this
Section 9.12, so long as on any date of determination such Debt does not exceed, in the aggregate, $1,000,000;

            (i) Debt of the Companies existing on the date hereof and described in Schedule 9.12 hereof; and

            (j) Not exceeding $1,000,000 aggregate outstanding IRB Debt of Companies acquired in Permitted Acquisitions.

     9.13   Liens. No Loan Party will, directly or indirectly, (a) enter into or
            -----
permit to exist any arrangement or agreement which directly or indirectly prohibits any Loan Party from creating or incurring any Lien on any of its assets, other than the Loan Documents, or (b) create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any of its assets, except:

                   (i) Liens securing the Obligation, and so long as the Obligation is ratably secured therewith, Liens securing Debt incurred by any Company under any Financial Hedge with any Lender or an Affiliate of any Lender to the extent permitted under Section 9.12(b);

                   (ii) Pledges or deposits made to secure payment of worker's compensation, or to participate in any fund in connection with worker's compensation, unemployment insurance, pensions, or other social security programs, but expressly excluding any Liens in favor of the PBGC or otherwise under ERISA;

                   (iii) Good-faith pledges or deposits made to secure performance of bids, tenders, insurance or other contracts (other than for the repayment of borrowed money), or leases, or to secure statutory obligations, surety or appeal bonds, or indemnity, performance, or other similar bonds as all such Liens arise in the ordinary course of business;

                   (iv) Encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, none of which impair in any material respect the use of such property by the Person in question in the operation of its business, and none of which is violated by existing or proposed structures or land use;

                   (v) Liens of landlords or of mortgagees of landlords, arising solely by operation of law or contracted liens existing on the date hereof, on fixtures and movable property located on premises leased in the ordinary course of business;

                   (vi) The following, so long as the validity or amount thereof is being contested in good faith and by appropriate and lawful proceedings diligently conducted, reserve or other appropriate provisions (if any) required by GAAP shall have been made, levy and execution thereon have been stayed and continue to be stayed, and they do not in the aggregate materially detract from the value of the property of the Person in question, or materially impair the use thereof in the operation of its business: (i) claims and Liens for Taxes (other than Liens relating to Environmental Laws or ERISA); (ii) claims and Liens upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute of the merits; and (iii) claims and Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other like Liens;

                   (vii)   Liens securing Permitted Debt incurred pursuant to
Section 9.12(e) and (g), so long as (x) any such Lien does not extend to any asset other than the asset purchased or financed by such Debt, and (y) any such Lien attached to such asset concurrently with or within 180 days of the related asset acquisition;

                   (viii)  Liens securing Debt described in Section 9.12(j); and

                   (ix) Liens existing on the Closing Date, so long as such Liens are described on

Schedule 9.13.

     9.14  Transactions with Affiliates. No Loan Party shall (a) enter into any
           ----------------------------
material transaction with any of its Affiliates (including transactions among or between Loan Parties), other than transactions in the ordinary course of business and upon fair and reasonable terms not materially less favorable than such Loan Party could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate.


     9.15  Compliance with Laws and Documents. No Loan Party or Subsidiary
           ----------------------------------
thereof shall violate the provisions of any Laws (including, without limitation, Environmental Laws, Environmental Permits, ERISA, and OSHA) applicable to it, including, without limitation, all rules and regulations promulgated by any applicable regulatory agency, or any material written or oral agreement, contract, commitment, or understanding to which it is a party, if such violation alone, or when aggregated with all other such violations, could be a Material Adverse Event; no Loan Party shall violate the provisions of its charter, bylaws, or partnership agreement, or modify, repeal, replace, or amend any provision of its charter, bylaws, or partnership agreement, if such action could adversely affect the Rights of Lenders.

     9.16  Permitted Acquisitions, Subsidiary Guaranties, and Collateral
           -------------------------------------------------------------
Documents. In connection with each Permitted Acquisition, Borrower shall
---------
deliver, or cause to be delivered, to Administrative Agent each of the items described in Section 7.2, on or before the date specified in such Section for each such item. Borrower shall cause each Person that becomes a Domestic Subsidiary after the Closing Date (whether as a result of Acquisition, merger, creation, or otherwise), (a) to execute a Guaranty on the date such entity becomes a Subsidiary of a Company and promptly deliver (but in no event later than 10 days following consummation of such creation, Acquisition, or merger) such Guaranty to Administrative Agent and (b) to execute and deliver to Administrative Agent all required Collateral Documents (in form and substance acceptable to Administrative Agent) creating Liens in favor of Administrative Agent on all the assets of such Subsidiary.

     9.17  Assignment. No Loan Party shall assign or transfer any of its Rights,
           ----------
duties or obligations under any of the Loan Documents. Any such attempted assignment or transfer shall be null and void and of no effect.

     9.18  Fiscal Year and Accounting Methods. No Loan Party will change its
           ----------------------------------
fiscal year for book accounting purposes or its method of accounting, other than
(a) as required by GAAP, or (b) in connection with a Permitted Acquisition, such changes to the newly-acquired entity so as to conform its fiscal year and its method of accounting to those of the Companies; provided that, in the case of
(a) or (b) above, such Loan Party shall give prior written notice of any such proposed change to Administrative Agent.

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

     9.19  Government Regulations. No Loan Party will conduct its business in
           ----------------------
such a way that it will become subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other Law (other than Regulations T, U, and X of the Board of Governors of the Federal Reserve System) which regulates the incurrence of Debt.

     9.20  Loans, Advances, Investments, and Restricted Payments. No Loan
           -----------------------------------------------------
Party shall, directly or indirectly, declare, make, or pay any Distributions or any other Restricted Payment or make any loan, advance, extension of credit, or capital contribution to, make any investment in, or purchase or commit to purchase any stock or other securities or evidences of Debt of, or interests in, or any assets constituting an ongoing business of, any other Person, other than:

           (a)  Investments in Cash Equivalents;

           (b) Loans, advances, extensions of credit, capital contributions and other investments in or between Companies;

           (c) Permitted Acquisitions (other than Acquisitions of, by or resulting in Foreign Subsidiaries); provided, however, that to the extent that any Permitted Acquisition results in the formation or Acquisition of one or more Foreign Subsidiaries, Borrower shall provide to Administrative Agent such information as Administrative Agent shall reasonably request to evidence the portion of the Purchase Price of such Acquisition attributable to such Foreign Subsidiaries (the "Foreign Investment"), which Foreign Investment must be permitted by Section 9.20(e);

           (d) Trade accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

           (e) Investments by any Company in Foreign Subsidiaries thereof not to exceed $1,000,000 in the aggregate from and after the Closing Date;

           (f) Loans, advances, extensions of credit to, or capital contributions and other investments of the Loan Parties existing on the Closing Date and identified on Schedule 9.20;

           (g) Financial Hedges purchased by Borrower to the extent permitted by, and purchased and maintained in compliance with, the Loan Documents;

           (h) Purchases, redemptions, or other acquisitions for value of Borrower's shares, not to exceed $1,000,000;

           (i) Distributions declared, made, or paid by Borrower wholly in the form of capital stock; and

           (j) Distributions by Borrower not to exceed an amount equal to ten percent (10%) of Consolidated Net Income for the most recent Rolling Period.

Notwithstanding the foregoing, Restricted Payments and Distributions are permitted hereunder only to the extent that any such Restricted Payment or Distribution is made in accordance with applicable Law and constitutes a valid, non-voidable transaction.

     9.21  Restrictions on Subsidiaries. No Guarantor nor any Subsidiary of
           ----------------------------
Borrower shall enter into or permit to exist any material arrangement or agreement (other than the Loan Documents) which directly or indirectly prohibits any such Person from (a) declaring, making, or paying, directly or indirectly, any Distribution or Restricted Payment to Borrower or any other Loan Party, (b) paying any Debt owed to any Loan Party, (c) making loans, advances, or investments to any Loan Party, or (d) transferring any of its property or assets to any Loan Party.

     9.22  Sale of Assets. No Loan Party shall sell, assign, transfer, or
           --------------
otherwise dispose of any of its assets, other than (a) sales of inventory in the ordinary course of business; (b) the sale, discount, or transfer of delinquent accounts receivable in the ordinary course of business for purposes of collection; (c) occasional sales of immaterial assets for consideration not less than the fair market value thereof; (d) dispositions of obsolete assets; (e) sale, leases, or other disposition among Companies or from a Guarantor to a Company; (f) Non-Material Asset Sales; and (g) if no Default or Potential Default then exists or arises as a result thereof, sales of other assets in the ordinary course of business; provided that, other than Non-Material Asset Sales,
(i) the fair market value of all assets sold (x) in any calendar year does not exceed $1,500,000 in the aggregate, and (y) on a cumulative basis on and after the Closing Date does not exceed, in the aggregate, more than $3,500,000, and
(ii) Borrower shall make the mandatory prepayments (if any) required by Section 3.3(b)(ii). In the case of asset sales for consideration exceeding $1,500,000, the fair market value shall be determined by the applicable board of directors and evidenced by a resolution of the board of directors set forth in an officers' certificate delivered to the Administrative Agent.

     9.23  Sale-Leaseback Financings. No Loan Party will enter into any sale-
           -------------------------
leaseback arrangement with any Person pursuant to which such Loan Party shall lease any asset (whether now owned or hereafter acquired) if such asset has been or is to be sold or transferred by any Loan Party to any other Person.

     9.24  Mergers and Dissolutions; Sale of Capital Stock. No Loan Party nor
           -----------------------------------------------
any Subsidiary of Borrower (including any Foreign Subsidiary) will, directly or indirectly, merge or consolidate with any other Person, other than (a) as a result of a Permitted Acquisition, or (b) mergers among Wholly-owned Subsidiaries of Borrower; provided that, in any merger involving Borrower (including a Permitted Acquisition effected as a merger), Borrower must be the surviving entity, and, in any merger involving any other Company (including a Permitted Acquisition effected as a merger), a Company must be the surviving entity. No Loan Party shall liquidate, wind up, or dissolve (or suffer any liquidation or dissolution), other than liquidations, wind ups, or dissolutions incident to mergers permitted under this Section 9.24. No Loan Party may sell, assign, lease, transfer, or otherwise dispose of the capital stock (or other ownership interests) of any Subsidiary of such entity, except for sales, leases, transfers, or other such distributions to another Company.

     9.25  New Business. No Loan Party will, directly or indirectly, permit or
           ------------
suffer to exist any material change in the type of businesses in which it is engaged from the businesses of the Loan Parties as conducted on the Closing Date.

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

     9.26  Financial Hedges.
           ----------------

           (a) The Companies shall, within 120 days from the date hereof, enter into Financial Hedges in a form and upon terms acceptable to Administrative Agent, issued by one or more Lenders or an institution acceptable to Administrative Agent with a duration of a period of at least three (3) years, which ensure that the net interest cost to Borrower is fixed, capped, or hedged with respect to at least $40,000,000 of the Obligation at any time and from time to time.

           (b) To the extent any Lender or its Affiliate issues a Financial Hedge to any Company which is permitted by the Loan Documents, such Lender or its Affiliate are afforded the benefits of (and Borrower hereby confirms a grant of) Liens in and to the Collateral as evidenced by the Collateral Documents to the extent of the credit exposure of such Lender (or Affiliate thereof) under such Financial Hedge; such Lien is pari passu with that of Administrative Agent on behalf of the Lenders.

           (c) Financial Hedges held by any Company shall be subject to the following: (i) each such Lender or other institution issuing a Financial Hedge shall calculate its credit exposure in a reasonable and customary manner; (ii) all documentation for such Financial Hedge shall conform to ISDA standards and must be acceptable to Administrative Agent with respect to intercreditor issues;
(iii) if issued by any Lender or any Affiliate of a Lender to any Company, the credit exposure under such Financial Hedge shall be secured by Liens in and to the Collateral as evidenced by the Collateral Documents on a pari passu basis with the Liens of Administrative Agent (held for the benefit of Lenders), and such Lender or Affiliate issuing a Financial Hedge shall, by acceptance of the benefits of such Liens in the Collateral agree to the provisions of Section 12.12; and (iv) such Financial Hedge shall be incurred in the ordinary course of business and consistent with prior business practices of the Companies and not for speculative purposes.

     9.27  Affiliate Subordination Agreements. The Loan Parties shall,
           ----------------------------------
simultaneously with the incurrence of any and all future Debt of any Loan Party owed to any one or more Affiliates which are not Guarantors, cause the appropriate Affiliate or Affiliates to execute and deliver to Administrative Agent an Affiliate Subordination Agreement, subordinating the payment of such Debt to the payment of the Obligation.

     9.28  Amendments to Organizational Documents. On and after the Closing
           --------------------------------------
Date, no Loan Party shall, without the prior written consent of Administrative Agent, (a) amend or permit any amendments to its own or any other Loan Party's Articles of Incorporation, Bylaws, or other organizational documents in any manner which would conflict with the Loan Documents or which would be adverse to the interests of the Lenders; or (b) amend any existing credit arrangement or enter into any new credit arrangement (to the extent permitted by the Loan Documents), if such amended or new credit arrangements contain any provisions which are materially more restrictive (as reasonably determined by Administrative Agent) than the provisions of the Loan Documents.

     9.29  Financial Covenants. So long as Lenders are committed to fund
           -------------------
Borrowings under this Agreement and until the Obligation is paid and performed in full by Borrower, Borrower and Lenders covenant and agree that Borrower shall not permit:

           (a)  Minimum Consolidated Net Worth. Consolidated Net Worth, as of
                ------------------------------
any date, to be less than $43,000,000, such amount to be increased on the last day of each successive fiscal quarter of Borrower, beginning November 30, 2001, by an amount equal to the sum of (i) seventy-five percent (75%) of

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the Consolidated Net Income of the Companies for each such fiscal quarter
(without deduction for any losses during any fiscal quarter), plus (ii) an amount equal to 100% of the proceeds of any Equity Issuance.

           (b)  Maximum Leverage Ratio. On and after the date hereof, through
                ----------------------
and including November 29, 2002, the Leverage Ratio to be greater than 2.75:1 determined with respect to the immediately preceding Rolling Period; and thereafter, to be greater than 2.50:1.0.

           (c)  Minimum Fixed Charge Coverage Ratio. The Fixed Charge Coverage
                -----------------------------------
Ratio to be less than 1.25:1 determined with respect to the immediately preceding Rolling Period.

     9.30  Capital Expenditures. Neither the Borrower nor any of its
           --------------------
Subsidiaries shall make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis would exceed $10,000,000 during any Fiscal Year.

     9.31  Deposit Accounts. Notwithstanding anything to the contrary set forth
           ----------------
in any other Loan Document, in the event any of the Target Companies or any of their Subsidiaries maintains any material deposit account with any entity other than Administrative Agent as of February 28, 2002, then Borrower shall cause to be executed and delivered to Administrative Agent on or before March 31, 2002, a deposit account control agreement substantially in the form of Annex F to Exhibit D-1 hereto, relating to such accounts.

SECTION 10 DEFAULT. The term "Default" means the occurrence of any one or more of the following events:

     10.1  Payment of Obligation. The failure or refusal of any Loan Party or
           ---------------------
Subsidiary thereof to pay (a) all or any part of the Principal Debt when the same becomes due (whether by its terms, by acceleration, or as otherwise provided in the Loan Documents); or (b) interest, fees, or any other part of the Obligation (including, without limitation, any deposit of cash collateral required pursuant to Section 2.3) within three (3) Business Days after the same becomes due and payable in accordance with the Loan Documents.

     10.2  Covenants. The failure or refusal of Borrower (and, if applicable,
           ---------
any other Loan Party) to punctually and properly perform, observe, and comply with:

           (a) Any covenant, agreement, or condition contained in Sections 9.1, 9.3(a) through (d), 9.4, 9.8, 9.10, 9.12, 9.13, 9.14, 9.16, 9.17, 9.20 through
9.24, 9.26, 9.27, 9.29, and 9.30;

           (b) Any covenant, agreement, or conditions contained in Sections 9.3(e) through (j) and 9.6 (other than the covenants to pay the Obligation as set forth therein, which shall be governed by Section 10.1), and such failure continues for five days; and

           (c) Any other covenant, agreement, or condition contained in any Loan Document (other than the covenants to pay the Obligation or provide cash collateral set forth in Section 10.1 and the covenants in Section 10.2(a) and
(b)), and such failure or refusal continues for 30 days after (i) Administrative Agent gives notice thereof, or (ii) Borrower otherwise becomes aware of such failure or refusal.

     10.3  Debtor Relief. Any Loan Party or any Subsidiary thereof (a) shall not
           -------------
be Solvent, (b) fails to pay its Debts generally as they become due, (c) voluntarily seeks, consents to, or acquiesces in the benefit of

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

any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the Rights of Administrative Agent or any Lender granted in the Loan Documents (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days after its filing).

     10.4  Judgments and Attachments. Borrower fails, within 60 days after
           -------------------------
entry, to pay, bond, or otherwise discharge or stay any one or more judgments or orders for the payment of money (not paid or fully covered by insurance) in excess of $1,500,000 (individually or collectively) or the equivalent thereof in another currency or currencies, or any warrant of attachment, sequestration, or similar proceeding against any Company's assets having a value (individually or collectively) of $1,500,000 or the equivalent thereof in another currency or currencies, which judgment, order, or warrant is not either (a) stayed on appeals; (b) being diligently contested in good faith by appropriate proceedings with adequate reserves having been set aside on the books of such Company in accordance with U.S. GAAP, or (c) dismissed by a court of competent jurisdiction.

     10.5  Government Action. (a) A final non-appealable order is issued by any
           -----------------
Governmental Authority, including, but not limited to, the United States Justice Department, seeking to cause any Loan Party or any Subsidiary thereof to divest a significant portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Laws, or (b) any Governmental Authority shall condemn, seize, or otherwise appropriate, or take custody or control of all or any substantial portion of the assets of any Loan Party or any Subsidiary thereof.

     10.6  Misrepresentation. Any representation or warranty made by any Loan
           -----------------
Party contained herein or in any Loan Document shall at any time prove to have been incorrect in any material respect when made.

     10.7  Change of Control. Except as otherwise permitted pursuant to this
           -----------------
Agreement, Borrower ceases to own the percentage of the issued and outstanding equity interests issued by its Subsidiaries as determined on the Closing Date or, if thereafter acquired, on the date of the related Acquisition, or a Change of Control shall occur.

     10.8  Authorizations. (a) Any Authorization necessary for the ownership or
           --------------
operations of any Loan Party or Subsidiary thereof shall expire, and on or prior to such expiration, the same shall not have been renewed or replaced by another Authorization authorizing substantially the same operations by such Loan Party;
(b) any Authorization necessary for the ownership or operations of any Loan Party or Subsidiary thereof shall be canceled, revoked, terminated, rescinded, annulled, suspended, or modified in a materially adverse respect, or shall no longer be in full force and effect, or the grant or the effectiveness thereof shall have been stayed, vacated, reversed, or set aside, (c) any Loan Party or Subsidiary thereof is required by any Governmental Authority to halt construction or operations under any Authorization and such action shall continue uncorrected for thirty (30) days after the applicable entity has received notice thereof; or (d) if any Governmental Authority shall make any other final non-appealable determination the effect of which would be to affect materially and adversely the operations of any Loan Party or Subsidiary thereof as now conducted.

     10.9  Default Under Other Debt and Agreements. (a) Any Loan Party fails to
           ---------------------------------------
pay when due (after lapse of any applicable grace periods) any Debt of such Loan Party (other than the Obligation) in excess (individually or collectively) of $1,000,000; (b) the acceleration of any Debt of any Loan Party or the occurrence of any event or condition (which with notice or lapse of time) would enable the holder of such Debt or any Person acting on behalf of such holder to accelerate the maturing thereof, which Debt exceeds (individually or collectively) $1,000,000; or (c) any default exists under any material written or oral agreement, contract, commitment, or understanding to which a Loan Party is a party.

     10.10  LCs. Administrative Agent shall have been served with, or becomes
            ---
otherwise subject to, a court order, injunction, or other process or decree restraining or seeking to restrain it from paying any amount under any LC and either (a) there has been a drawing under such LC which Administrative Agent would otherwise be obligated to pay and Borrower has refused to reimburse Administrative Agent for such payment or (b) the expiration date of such LC has occurred but the right of any beneficiary thereunder to draw under such LC has been extended past the expiration date in connection with the pendency of the related court action or proceeding and Borrower has failed to deposit with Administrative Agent cash collateral in an amount equal to the maximum drawing which could be made under such LC.

     10.11  Validity and Enforceability of Loan Documents. Any Loan Document
            ---------------------------------------------
shall, at any time after its execution and delivery and for any reason, cease to be in full force and effect in any material respect or be declared to be null and void (other than in accordance with the terms hereof or thereof) or the validity or enforceability thereof be contested by any Loan Party party thereto or any Loan Party shall deny in writing that it has any or any further liability or obligations under any Loan Document to which it is a party.

     10.12  Environmental Liability. If any event or condition shall occur or
            -----------------------
exist with respect to any activity or substance regulated under the Environmental Law and as a result of such event or condition, any Loan Party or any of their respective Subsidiaries shall have incurred or in the opinion of the Required Lenders will be reasonably likely to incur a liability in excess of $1,000,000 during any consecutive twelve (12) month period or $2,500,000 in the aggregate from and after the Closing Date to any date of determination.

     10.13  Material  Adverse Event. If any event or condition shall occur or
            -----------------------
exist that would reasonably be expected to be a Material Adverse Event.

     10.14  Collateral. If (a) Administrative Agent ceases to hold as
            ----------
Collateral (for the benefit of Lenders) a perfected first priority Lien on (i) all of the issued and outstanding shares of common stock issued by Borrower and each other Person whose stock is required to be pledged to secure the Obligation pursuant to the Loan Documents, and such failure is not cured within five (5) Business Days; or (b) any Collateral Document after delivery thereof pursuant to
Section 6 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien on and security interest in the Collateral purported to be covered thereby, except as permitted under the Loan Documents.

     10.15  Dissolution. Any Loan Party or Subsidiary thereof shall dissolve,
            -----------
liquidate, or otherwise terminate its existence except as specifically permitted by Section 9.24.

SECTION 11  RIGHTS AND REMEDIES.

     11.1   Remedies Upon Default.
            ---------------------

            (a)  Debtor Relief. If a Default exists under Section 10.3(c) or
                 -------------
10.3(d), the commitment to extend credit hereunder shall automatically terminate and the entire unpaid balance of the Obligation shall automatically become due and payable without any action or notice of any kind whatsoever, and Borrower shall be required to provide cash collateral in an amount equal to 105% of the LC Exposure then existing in accordance with Section 2.3(g).

           (b)  Other Defaults. If any Default exists, Administrative Agent may
                --------------
(and, subject to the terms of Section 12, shall upon the request of Required Lenders) or Required Lenders may, do any one or more of the following: (i) if the maturity of the Obligation has not already been accelerated under Section 11.1(a), declare the entire unpaid balance of the Obligation, or any part thereof, immediately due and payable, whereupon it shall be due and payable;
(ii) terminate the commitments of Lenders to extend credit hereunder; (iii) reduce any claim to judgment; (iv) to the extent permitted by Law, exercise (or request each Lender to, and each Lender shall be entitled to, exercise) the Rights of offset or banker's Lien against the interest of each Loan Party in and to every account and other property of any Loan Party which are in the possession of Administrative Agent or any Lender to the extent of the full amount of the Obligation (to the extent permitted by Law, each Loan Party being deemed directly obligated to each Lender in the full amount of the Obligation for such purposes); (v) if the maturity of the Obligation has not already been accelerated under Section 11.1(a), demand Borrower to provide cash collateral in an amount equal to 105% of the LC Exposure then existing in accordance with
Section 2.3(g); and (vi) exercise any and all other legal or equitable Rights afforded by the Loan Documents, the Laws of the State of Texas, or any other applicable jurisdiction as Administrative Agent or Required Lenders (as the case may be) shall deem appropriate, or otherwise, including, but not limited to, the Right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or condition contained in any of the Loan Documents or in aid of the exercise of any Right granted to Administrative Agent or any Lender in any of the Loan Documents.

     11.2  Company Waivers. To the extent permitted by Law, the Loan Parties
           ---------------
hereby waive presentment and demand for payment, protest, notice of intention to accelerate, notice of acceleration, and notice of protest and nonpayment, and agree that their respective liability with respect to the Obligation (or any part thereof) shall not be affected by any renewal or extension in the time of payment of the Obligation (or any part thereof), by any indulgence, or by any release or change in any security for the payment of the Obligation (or any part thereof).

     11.3  Performance by Administrative Agent. If any covenant, duty, or
           -----------------------------------
agreement of any Loan Party is not performed in accordance with the terms of the Loan Documents, after the occurrence and during the continuance of a Default, Administrative Agent may, at its option (but subject to the approval of Required Lenders), perform or attempt to perform such covenant, duty, or agreement on behalf of such Loan Party. In such event, any amount expended by Administrative Agent in such performance or attempted performance shall be payable by the Loan Parties, jointly and severally, to Administrative Agent on demand, shall become part of the Obligation, and shall bear interest at the Default Rate from the date of such expenditure by Administrative Agent until paid. Notwithstanding the foregoing, it is expressly understood that Administrative Agent does not assume, and shall never have, except by its express written consent, any liability or responsibility for the performance of any covenant, duty, or agreement of any Loan Party.

     11.4  Delegation of Duties and Rights. Lenders may perform any of their
           -------------------------------
duties or exercise any of their Rights under the Loan Documents by or through their respective Representatives.

     11.5  Not in Control. Nothing in any Loan Document shall, or shall be
           --------------
deemed to (a) give any Agent or any Lender the Right to exercise control over the assets (including real property), affairs, or management of any Loan Party or any Subsidiary thereof, (b) preclude or interfere with compliance by any Loan Party or any Subsidiary thereof with any Law, or (c) require any act or omission by any Loan Party or any Subsidiary thereof that may be harmful to Persons or property. Any "Material Adverse Event" or other materiality qualifier in any representation, warranty, covenant, or other provision of any Loan Document is included for credit documentation purposes only and shall not, and shall not be deemed to, mean that any Agent or any Lender acquiesces in any non-compliance by any Loan Party or any Subsidiary thereof with any Law or document, or that any Agent or any Lender does not expect the Loan Parties and their respective Subsidiaries to promptly, diligently, and continuously carry out all appropriate removal, remediation, and termination activities required or appropriate in accordance with all Environmental Laws. The Agents and the Lenders have no fiduciary relationship with or fiduciary duty to any Loan Party or any Subsidiary thereof arising out of or in connection with the Loan Documents, and the relationship between the Agents and the Lenders, on the one hand, and Loan Parties and their Subsidiaries, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor. The power of the Agents and Lenders under the Loan Documents is limited to the Rights provided in the Loan Documents, which Rights exist solely to assure payment and performance of the Obligation and may be exercised in a manner calculated by the Agents and Lenders in their respective good faith business judgment.

     11.6  Course of Dealing. The acceptance by Administrative Agent or Lenders
           -----------------
at any time and from time to time of partial payment on the Obligation shall not be deemed to be a waiver of any Default then existing. No waiver by Administrative Agent, Required Lenders, or Lenders of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Administrative Agent, Required Lenders, or Lenders in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

     11.7  Cumulative Rights. All Rights available to Administrative Agent and
           -----------------
Lenders under the Loan Documents are cumulative of and in addition to all other Rights granted to Administrative Agent and Lenders at law or in equity, whether or not the Obligation is due and payable and whether or not Administrative Agent or Lenders have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

     11.8  Application of Proceeds. Any and all proceeds ever received by
           -----------------------
Administrative Agent or Lenders from the exercise of any Rights pertaining to the Obligation shall be applied to the Obligation in the order and manner set forth in Section 3.12.

     11.9  Certain Proceedings. Each Loan Party will promptly execute and
           -------------------
deliver, or cause the execution and delivery of, all applications, certificates, instruments, registration statements, and all other documents and papers Administrative Agent or Lenders may reasonably request in connection with the obtaining of any consent, approval, registration, qualification, permit, license, or Authorization of any Governmental Authority or other Person necessary or appropriate for the effective exercise of any Rights under the Loan Documents. Because the Loan Parties agree that Administrative Agent's and Lenders' remedies at Law for failure of the Loan Parties to comply with the provisions of this Section would be inadequate and that such failure would not be adequately compensable in damages, the Loan Parties agree that the covenants of this Section may be specifically enforced.

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

     11.10  Limitation of Rights. Notwithstanding any other provision of any
            --------------------
Loan Document, any action taken or proposed to be taken by Administrative Agent, any Agent, or any Lender under any Loan Document which would affect the operational, voting, or other control of any Loan Party, shall be pursuant to applicable Federal law, any applicable state Law, and the applicable rules and regulations thereunder and, if and to the extent required thereby, subject to the prior consent of any applicable regulatory agency.

     11.11  Expenditures by Lenders. Borrower shall promptly pay within fifteen
            -----------------------
(15) Business Days after request therefor (a) all reasonable costs, fees, and expenses paid or incurred by Administrative Agent and Arranger incident to any Loan Document (including, but not limited to, the reasonable fees and expenses of counsel to Administrative Agent and Arranger and the allocated cost of internal counsel in connection with the negotiation, preparation, delivery, execution, coordination and administration of the Loan Documents and any related amendment, waiver, or consent) and (b) all reasonable costs and expenses of Lenders and Administrative Agent incurred by Administrative Agent or any Lender in connection with the enforcement of the obligations of any Loan Party arising under the Loan Documents (including, without limitation, costs and expenses incurred in connection with any workout or bankruptcy) or the exercise of any Rights arising under the Loan Documents (including, but not limited to, reasonable attorneys' fees including allocated cost of internal counsel, court costs and other costs of collection), all of which shall be a part of the Obligation and shall bear interest at the Default Rate from the date due until the date repaid.

     11.12  Indemnification. Borrower and each other Loan Party (by execution
            ---------------
of a Guaranty) agrees to indemnify and hold harmless each Agent, Arranger, and each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, attorneys, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities (including, without limitation, any Environmental Liabilities), costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings (including any of the foregoing arising from the negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 11.12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Borrower and each other Loan Party (by execution of a Guaranty) agree not to assert any claim against any indemnified party on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Borrowings. Without prejudice to the survival of any other agreement of the Borrower or Guarantors hereunder, the agreements and obligations of the Loan Parties contained in this Section 11.12 shall survive the payment in full of the Borrowings and all other amounts payable under the Loan Documents. This indemnification shall not apply to violations of federal and state banking laws or federal and state laws regulating the conduct of brokers and dealers of securities.

SECTION 12  AGREEMENT AMONG LENDERS.

     12.1   Administrative Agent.
            --------------------

            (a)   Appointment of Administrative Agent. Each Lender hereby
                  -----------------------------------
appoints Bank of America, N.A. (and Bank of America, N.A. hereby accepts such appointment) as its nominee and agent, in its name and on its behalf: (i) to act as nominee for and on behalf of such Lender in and under all Loan Documents;
(ii) to arrange the means whereby the funds of Lenders are to be made available to Borrower under the Loan Documents; (iii) to take such action as may be requested by any Lender under the Loan Documents (when such Lender is entitled to make such request under the Loan Documents and after such requesting Lender has obtained the concurrence of such other Lenders as may be required under the Loan Documents); (iv) to receive all documents and items to be furnished to Lenders under the Loan Documents; (v) to timely distribute, and Administrative Agent agrees to so distribute, to each Lender all material information, requests, documents, and items received from Borrower under the Loan Documents;
(vi) to promptly distribute to each Lender its ratable part of each payment or prepayment (whether voluntary, as proceeds of collateral upon or after foreclosure, as proceeds of insurance thereon, or otherwise) in accordance with the terms of the Loan Documents; (vii) to deliver to the appropriate Persons requests, demands, approvals, and consents received from Lenders; and (viii) to execute, on behalf of Lenders, such releases or other documents or instruments as are permitted by the Loan Documents or as directed by Lenders from time to time; provided, however, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to the Loan Documents or applicable Law.

            (b)   Resignation of Administrative Agent; Successor Administrative
                  -------------------------------------------------------------
Agents. Administrative Agent may resign at any time as Administrative Agent
------
under the Loan Documents by giving written notice thereof to Lenders and may be removed as Administrative Agent under the Loan Documents at any time with cause by Required Lenders. Should the initial or any successor Administrative Agent ever cease to be a party hereto or should the initial or any successor Administrative Agent ever resign or be removed as Administrative Agent, then Required Lenders shall elect the successor Administrative Agent from among the Lenders (other than the resigning Administrative Agent). If no successor Administrative Agent shall have been so appointed by Required Lenders, within 30 days after the retiring Administrative Agent's giving of notice of resignation or Required Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a commercial bank having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent under the Loan Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the Rights of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations of Administrative Agent under the Loan Documents (provided, however, that when used in connection with LCs issued and outstanding prior to the appointment of the successor Administrative Agent, "Administrative Agent" shall continue to refer solely to the bank that issued the outstanding LC; provided further that any LCs issued or renewed after the appointment of any successor Administrative Agent shall be issued by such successor Administrative Agent), and each Lender shall execute such documents as any Lender may reasonably request to reflect such change in and under the Loan Documents. After any retiring Administrative Agent's resignation or removal as Administrative Agent under the Loan Documents, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

            (c)   Administrative Agent as a Lender; Non-Fiduciary.
                  -----------------------------------------------
Administrative Agent, in its capacity as a Lender, shall have the same Rights under the Loan Documents as any other Lender and may exercise the same as though it were not acting as Administrative Agent; the term "lender" shall, unless the context otherwise indicates, include Administrative Agent and any issuer of an LC hereunder; and any resignation, or removal of Administrative Agent hereunder shall not impair or otherwise affect any Rights which it has or may have in its capacity as an individual Lender. Each Lender and Borrower agree that Administrative Agent is not a fiduciary for Lenders or for Borrower but simply is acting in the capacity described herein to alleviate administrative burdens for both Borrower and Lenders, that Administrative Agent has no duties or responsibilities to Lenders or Borrower except those expressly set forth herein, and that Administrative Agent in its capacity as a Lender has all Rights of any other Lender.

            (d)   Other Activities of Administrative Agent. Administrative Agent
                  ----------------------------------------
and its Affiliates may now or hereafter be engaged in one or more loan, letter of credit, leasing, or other financing transactions with Borrower, act as trustee or depositary for Borrower, or otherwise be engaged in other transactions with Borrower (collectively, the "Other Activities") not the subject of the Loan Documents. Without limiting the Rights of Lenders specifically set forth in the Loan Documents, Administrative Agent and its Affiliates shall not be responsible to account to Lenders for such Other Activities, and no Lender shall have any interest in any other activities, any present or future guaranties by or for the account of Borrower which are not contemplated or included in the Loan Documents, any present or future offset exercised by Administrative Agent and its Affiliates in respect of such Other Activities, any present or future property taken as security for any such Other Activities, or any property now or hereafter in the possession or control of Administrative Agent or its Affiliates which may be or become security for the obligations of Borrower arising under the Loan Documents by reason of the general description of indebtedness secured or of property contained in any other agreements, documents or instruments related to any such Other Activities; provided that, if any payments in respect of such guaranties or such property or the proceeds thereof shall be applied to reduction of the Obligation arising under the Loan Documents, then each Lender shall be entitled to share in such application ratably.

     12.2  Expenses. Upon demand by Administrative Agent, each Lender shall pay
           --------
its ratable portion of any reasonable expenses (including, without limitation, court costs, reasonable attorneys' fees, and other costs of collection) incurred by Administrative Agent in connection with any of the Loan Documents if and to the extent Administrative Agent does not receive reimbursement therefor from other sources within 60 days after incurred; provided that, each Lender shall be entitled to receive its ratable portion of any reimbursement for such expenses, or part thereof, which Administrative Agent subsequently receives from such other sources.

     12.3  Proportionate Absorption of Losses. Except as otherwise provided in
           ----------------------------------
the Loan Documents, nothing in the Loan Documents shall be deemed to give any Lender any advantage over any other Lender insofar as the Obligation arising under the Loan Documents is concerned, or to relieve any Lender from absorbing its ratable portion of any losses sustained with respect to the Obligation (except to the extent such losses result from unilateral actions or inactions of any Lender that are not made in accordance with the terms and provisions of the Loan Documents).

     12.4  Delegation of Duties; Reliance. Administrative Agent may perform any
           ------------------------------
of its duties or exercise any of its Rights under the Loan Documents by or through its Representatives. Administrative Agent and its Representatives shall
(a) be entitled to rely upon (and shall be protected in relying upon) any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telecopy, telegram, telex or teletype message, statement, order, or other documents or conversation believed by it or them to be genuine and correct and to have been signed or made by the proper Person and, with respect to legal matters, upon opinion of counsel selected by Administrative Agent, (b) be entitled to deem and treat each Lender as the owner and holder of the Obligation owed to such Lender for all purposes until, subject to Section 13.13, written notice of the assignment or transfer thereof shall have been given to and received by Administrative Agent (and any request, authorization, consent, or approval of any Lender shall be conclusive and binding on each subsequent holder, assignee, or transferee of the Obligation owed to such Lender or portion thereof until such notice is given and received), (c) not be deemed to have notice of the occurrence of a Default or Potential Default unless a Responsible Officer of Administrative Agent, who handles matters associated with the Loan Documents and transactions thereunder, has received written notice from a Lender or Borrower and stating that such notice is a "Notice of Default," and (d) be entitled to consult with legal counsel (including counsel for Borrower), independent accountants, and other experts selected by Administrative Agent and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

     12.5  Limitation of Liability.
           -----------------------

           (a)  General. None of the Agents or any of their respective
                -------
Representatives shall be liable for any action taken or omitted to be taken by it or them under the Loan Documents in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by the Loan Documents or be responsible for the consequences of any error of judgment, except for fraud, gross negligence, or willful misconduct; and none of the Agents or any of their respective Representatives has a fiduciary relationship with any Lender by virtue of the Loan Documents (provided that, nothing herein shall negate the obligation of Administrative Agent to account for funds received by it for the account of any Lender).

           (b)  Non-Discretionary Actions. Indemnification. Unless indemnified
                ------------------------------------------
to its satisfaction against loss, cost, liability, and expense, neither Administrative Agent nor any other Agent shall be compelled to do any act under the Loan Documents or to take any action toward the execution or enforcement of the powers thereby created or to prosecute or defend any suit in respect of the Loan Documents. If Administrative Agent requests instructions from Lenders or Required Lenders, as the case may be, with respect to any act or action (including, but not limited to, any failure to act) in connection with any Loan Document, Administrative Agent shall be entitled (but shall not be required) to refrain (without incurring any liability to any Person by so refraining) from such act or action unless and until it has received such instructions. Except where action of Required Lenders or all Lenders is required in the Loan Documents, Administrative Agent may act hereunder in its own discretion without requesting instructions. In no event, however, shall Administrative Agent or any of its respective Representatives be required to take any action which it or they determine could incur for it or them criminal or onerous civil liability. Without limiting the generality of the foregoing, no Lender shall have any right of action against Administrative Agent as a result of Administrative Agent's acting or refraining from acting hereunder in accordance with the instructions of Required Lenders (or all Lenders if required in the Loan Documents).

           (c)  Independent Credit Decision. Administrative Agent nor any other
                ---------------------------
Agent shall be responsible in any manner to any Lender or any Participant for, and each Lender represents and warrants that it has not relied upon Administrative Agent or any other Agent in respect of, (i) the creditworthiness of any Loan Party and the risks involved to such Lender, (ii) the effectiveness, enforceability, genuineness, validity, or the due execution of any Loan Document, (iii) any representation, warranty, document, certificate, report, or statement made therein or furnished thereunder or in connection therewith, (iv) the existence, priority, or perfection of any Lien hereafter granted or purported to be granted under any Loan Document, or (v) observation of or compliance with any of the terms, covenants, or conditions of any Loan Document on the part of any Loan Party. Each Lender agrees to indemnify Administrative Agent and its Representatives and hold them harmless from and against (but limited to such Lender's Pro Rata Part of) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses, and reasonable disbursements of any kind or nature whatsoever which may be imposed on, asserted against, or incurred by them in any way relating to or arising out of the Loan Documents or any action taken or omitted by them under the Loan Documents (INCLUDING ANY OF THE FOREGOING ARISING FROM THE NEGLIGENCE OF ADMINISTRATIVE AGENT OR ITS REPRESENTATIVES), to the extent Administrative Agent and its Representatives are not reimbursed for such amounts by any Loan Party (provided that, Administrative Agent and its Representatives shall not have the Right to be indemnified hereunder for its or their own fraud, gross negligence, or willful misconduct).

     12.6  Default; Collateral.
           -------------------

           (a) Upon the occurrence and continuance of a Default, Lenders agree to promptly confer in order that Required Lenders or Lenders, as the case may be, may agree upon a course of action for the enforcement of the Rights of Lenders; and Administrative Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until Administrative Agent shall have received instructions from Required Lenders. All Rights of action under the Loan Documents and all Rights to the Collateral, if any, hereunder may be enforced by Administrative Agent and any suit or proceeding instituted by Administrative Agent in furtherance of such enforcement shall be brought in its name as Administrative Agent without the necessity of joining as plaintiffs or defendants any other Lender, and the recovery of any judgment shall be for the benefit of Lenders subject to the expenses of Administrative Agent. In actions with respect to any property of Borrower, Administrative Agent is acting for the ratable benefit of each Lender. Any and all agreements to subordinate (whether made heretofore or hereafter) other indebtedness or obligations of Borrower to the Obligation shall be construed as being for the ratable benefit of each Lender.

           (b) Each Lender authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of the Lenders. Except to the extent unanimity is required hereunder, each Lender agrees that any action taken by the Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

           (c) Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

           (d) Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected, or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the Rights granted or available to Administrative Agent in this Section 12.6 or in any of the Collateral Documents; it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent's own interest in the Collateral as one of the Lenders and that Administrative Agent shall have no duty or liability whatsoever to any Lender, other than to act without gross negligence or willful misconduct.

           (e) Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon any Collateral: (i) upon termination of the Revolver Commitment and payment and satisfaction of the Obligation; (ii) constituting property in which no Loan Party owned an interest at the time the Lien was granted or at any time thereafter; (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under the Loan Document or is about to expire and which has not been, and is not intended by such Loan Party to be, renewed; (iv) consisting of an instrument evidencing Debt pledged to Administrative Agent (for the benefit of Lenders), if the Debt evidenced thereby has been paid in full; (v) upon the sale, transfer, or disposition of Collateral which is expressly permitted pursuant to the Loan Documents, including, without limitation, under Section 9.22; (vi) as contemplated in Section 6.4, or (vii) if approved, authorized, or ratified in writing by all necessary Lenders. Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent's authority to release particular types or items of Collateral pursuant to this
Section 12.6.

           (f) In furtherance of the authorizations set forth in this Section 12.6, each Lender hereby irrevocably appoints Administrative Agent its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Lender, (i) to enter into Collateral Documents (including, without limitation, any appointments of substitute trustees under any Collateral Document), (ii) to take action with respect to the Collateral and Collateral Documents to perfect, maintain, and preserve Lender's Liens, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Collateral to the extent authorized in Paragraph (e) hereof. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to Administrative Agent's power, as attorney, relative to the Collateral matters described in this Section 12.6. The powers and authorities herein conferred on Administrative Agent may be exercised by Administrative Agent through any Person who, at the time of the execution of a particular instrument, is an officer of Administrative Agent. The power of attorney conferred by this Section 12.6(f) is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligation, or any part thereof, shall remain unpaid or Lenders are obligated to make any Borrowings under the Loan Documents.

     12.7  Limitation of Liability. To the extent permitted by Law, (a) neither
           -----------------------
Administrative Agent nor any other Agent (acting in their respective agent capacities) shall incur any liability to any other Lender, Agent, or Participant except for acts or omissions resulting from its own fraud, gross negligence or willful misconduct, and (b) neither Administrative Agent nor any other Agent, Lender, or Participant shall incur any liability to any other Person for any act or omission of any other Lender, Agent, or Participant.

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

         12.8   Relationship  of Lenders.  Nothing herein shall be construed as
                ------------------------
creating a partnership or joint venture among Agents and Lenders.

         12.9   Benefits of Agreement. None of the provisions of this Section 12
                ---------------------
shall inure to the benefit of any Loan Party or any other Person other than Lenders; consequently, no Loan Party or any other Person shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of any Agent or any Lender to comply with such provisions.

         12.10  Agents. None of the Lenders identified in this Agreement as
                ------
"Documentation Agent" or "Collateral Agent" shall have any Rights, powers, obligations, liabilities, responsibilities or duties under the Loan Documents other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as "Documentation Agent" or "Collateral Agent" shall have or be deemed to have any fiduciary relationship with any Lender. Any Lender that is a "Documentation Agent" or "Collateral Agent" may voluntarily relinquish its title by giving written notice thereof to Administrative Agent and Borrower. Upon such relinquishments, a successor "Documentation Agent" or "Collateral Agent" may be appointed upon the mutual agreement of Borrower and Administrative Agent.

         12.11  Obligations Several. The obligations of Lenders hereunder are
                -------------------
several, and each Lender hereunder shall not be responsible for the obligations of the other Lenders hereunder, nor will the failure of one Lender to perform any of its obligations hereunder relieve the other Lenders from the performance of their respective obligations hereunder.

         12.12  Financial Hedges. To the extent any Lender or any Affiliate of a
                ----------------
Lender issues a Financial Hedge in accordance with the requirements of the Loan Documents and accepts the benefits of the Liens in the Collateral arising pursuant to the Collateral Documents, such Lender (for itself and on behalf of any such Affiliates) agrees (i) to appoint Bank of America, N.A., as its nominee and agent, to act for and on behalf of such Lender or Affiliate thereof in connection with the Collateral Documents and (ii) to be bound by the terms of this Section 12; whereupon all references to "Lender" in this Section 12 and in the Collateral Documents shall include, on any date of determination, any Lender or Affiliate of a Lender that is party to a then-effective Financial Hedge which complies with the requirements of the Loan Document. Additionally, if the Obligation owed to any Lender or Affiliate of a Lender consists solely of Debt arising under a Financial Hedge (such Lender or Affiliate being referred to in this Section 12.12 as an "Issuing Lender"), then such Issuing Lender (by accepting the benefits of any Collateral Documents) acknowledges and agrees that pursuant to the Loan Documents and without notice to or consent of such Issuing
Lender: (i) Liens in the Collateral may be released in whole or in part; (ii) all Guaranties may be released; (iii) any Collateral Document may be amended, modified, supplemented, or restated; and (iv) all or any part of the Collateral may be permitted to secure other Debt.

SECTION 13   MISCELLANEOUS.

         13.1   Headings. The headings, captions, and arrangements used in any
                --------
o fthe Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

         13.2   Nonbusiness Days. In any case where any payment or action is due
                ----------------
under any Loan Document on a day which is not a Business Day, such payment or action may be delayed until the next-succeeding Business Day, but interest and fees shall continue to accrue in respect of any payment to which it is applicable until such payment is in fact made; provided that, if, in the case of any such payment in respect of a Eurodollar Rate Borrowing, the next-succeeding Business Day is in the next calendar month, then such payment shall be made on the next-preceding Business Day.

         13.3   Communications. Unless specifically otherwise provided, whenever
                --------------
any Loan Document requires or permits any consent, approval, notice, request, or demand from one party to another, such communication must be in writing (which may be by telex or telecopy) to be effective and shall be deemed to have been given (a) if by telex, when transmitted to the telex number, if any, for such party, and the appropriate answer back is received, (b) if by telecopy, when transmitted to the telecopy number for such party (and all such communications sent by telecopy shall be confirmed promptly thereafter by personal delivery or mailing in accordance with the provisions of this section; provided, that any requirement in this parenthetical shall not affect the date on which such telecopy shall be deemed to have been delivered), (c) if by mail, on the third Business Day after it is enclosed in an envelope, properly addressed to such party, properly stamped, sealed, and deposited in the appropriate official postal service, or (d) if by any other means, when actually delivered to such party. Until changed by notice pursuant hereto, the address (and telex and telecopy numbers, if any) for Administrative Agent and each Lender, Administrative Agent, and other Agents is set forth on Schedule 2.1, and for Borrower is the address set forth by Borrower's signature on the signature page of this Agreement and for each Guarantor is the address set forth by such Guarantor's signature on the signature page of its Guaranty. A copy of each such communication to Administrative Agent, other than those required to be delivered pursuant to Sections 2, 3, 4, 5, and 9 hereof, shall also be sent to Haynes and Boone, LLP, 901 Main Street, Dallas, Texas 75202, Fax: 214.651.5940, Attn: Sue
P. Murphy. A copy of each such communication to Borrower required to be delivered pursuant to Section 11 hereof, shall also be sent to F. Richard Bernasek, Kelly, Hart & Hallman, 201 Main Street, Suite 2500, Fort Worth, Texas, 76102, Facsimile: 817.878.9280.

         13.4   Form and Number of Documents. Each agreement, document,
                ----------------------------
instrument, or other writing to be furnished under any provision of the Loan Documents must be in form and substance and in such number of counterparts as may be reasonably satisfactory to Administrative Agent and its counsel.

         13.5   Exceptions to Covenants. No Loan Party shall take any action or
                -----------------------
fail to take any action which is permitted as an exception to any of the covenants contained in any Loan Document if such action or omission would result in the breach of any other covenant contained in any of the Loan Documents.

         13.6   Survival. All covenants, agreements, undertakings,
                --------
representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party. All Rights of, and provisions relating to, reimbursement and indemnification of Administrative Agent, any Agent, or any Lender (and any other provision of the Loan Documents that expressly provides for such survival) shall survive termination of this Agreement and payment in full of the Obligation.

         13.7   Governing Law. The Loan Documents have been entered into
                -------------
pursuant to the substantive laws of the State of Texas (except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under the Collateral Documents), and the applicable federal laws of the United States of

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

America shall govern the validity, construction, enforcement and interpretation of the Loan Documents.

         13.8   Invalid Provisions. If any provision in any Loan Document is
                ------------------
held to be illegal, invalid, or unenforceable, such provision shall be fully severable; the appropriate Loan Document shall be construed and enforced as if such provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by such provision or by its severance therefrom. Administrative Agent, Lenders, and each Loan Party party to such Loan Document agree to negotiate, in good faith, the terms of a replacement provision as similar to the severed provision as may be possible and be legal, valid, and enforceable.

         13.9   Entirety. The Rights and Obligations of each Loan Party,
                --------
Lenders, and Agents Shall Be Determined Solely from Written Agreements, Documents, and Instruments, and Any Prior Oral Agreements Between Such Parties Are Superseded by and Merged into Such Writings. This Agreement (As Amended in Writing from Time To Time) and the Other Written Loan Documents Executed by Any Loan Party, Any Lender, and/or any Agent, (Together with All Commitment Letters and Fee Letters as They Relate to the Payment of Fees after the Closing Date) Represent the Final Agreement Between the Loan Parties, Lenders, and Agents, and May Not Be Contradicted by Evidence of Prior, Contemporaneous, or Subsequent Oral Agreements by Such Parties. There Are No Unwritten Oral Agreements Between Such Parties.

         13.10  Jurisdiction; Venue; Service of Process; Jury Trial. Each Party
                ---------------------------------------------------
Hereto (including each Guarantor by execution of a Guaranty), in Each Case for Itself, its Successors and Assigns, Hereby (A) irrevocably Submits to the Nonexclusive Jurisdiction of the State and Federal Courts Located in the State of Texas, and Agrees and Consents That Service of Process May Be Made upon it in Any Legal Proceeding Arising out of or in Connection with the Loan Documents and the Obligation by Service of Process as Provided by Texas Law, (B) irrevocably Waives, to the Fullest Extent Permitted by Law, Any Objection Which it May Now or Hereafter Have to the Laying of Venue of Any Litigation Arising out of or in Connection with the Loan Documents and the Obligation Brought in Any Such Court,
(C) irrevocably Waives Any Claims That Any Litigation Brought in Any Such Court Has Been Brought in an Inconvenient Forum, (D) agrees to Designate and Maintain an Agent for Service of Process in Texas in Connection with any Such Litigation and to Deliver to Administrative Agent Evidence Thereof, If Requested, (E) irrevocably Consents to the Service of Process out of Any of the Aforementioned Courts in Any Such Litigation by the Mailing of Copies Thereof by Certified Mail, Return Receipt Requested, Postage Prepaid, at its Address Set Forth Herein, (F) irrevocably Agrees That Any Legal Proceeding Against Any Party Hereto Arising out of or in Connection with the Loan Documents or the Obligation Shall Be Brought in One of the Aforementioned Courts, and (G) irrevocably Waives, to the Fullest Extent Permitted by Law, its Respective Rights to a Jury Trial of Any Claim or Cause of Action Based upon or Arising out of Any Loan Document or the Transactions Contemplated Thereby. The scope of each of the foregoing waivers is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Loan Parties and each other party to the Loan Documents acknowledge that this waiver is a material inducement to the agreement of each party hereto to enter into a business relationship, that each has already relied on this waiver in entering into the Loan Documents, and each will continue to rely on each of such waivers in related future dealings. The Loan Parties and each other party to the Loan Documents warrant and represent that they have reviewed these waivers with their legal counsel, and that they knowingly and voluntarily agree to each such waiver following consultation with legal counsel. THE WAIVERS IN THIS SECTION 13.10 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THESE WAIVERS SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS OR SUPPLEMENTS TO, AND REPLACEMENTS OF, THIS OR ANY OTHER LOAN DOCUMENT. In the event of Litigation, this Agreement may be filed as a written consent to a trial by the court.

         13.11  Amendments, Consents, Conflicts, and Waivers.
                --------------------------------------------

                (a) Except as otherwise specifically provided, (i) this Agreement may only be amended, modified, or waived by an instrument in writing executed jointly by Borrower and Required Lenders, and, in the case of any matter affecting Administrative Agent (except removal of Administrative Agent as provided in Section 12) by Administrative Agent, and may only be supplemented by documents delivered or to be delivered in accordance with the express terms hereof, and (ii) the other Loan Documents may only be the subject of an amendment, modification, or waiver if Borrower and Required Lenders, and, in the case of any matter affecting Administrative Agent (except as set forth above), Administrative Agent, have approved same.

                (b) Any amendment to the Loan Documents which purports to (i) change the allocation of payments among the Facilities or Subfacilities or (ii) decrease the amount of any mandatory payment or commitment reduction required by
Section 3.3(b)(i) must be by an instrument in writing executed by Borrower and by Required Lenders.

                (c) Except as provided in Section 13.11(b), any amendment to or consent or waiver under any Loan Document which purports to accomplish any of the following must be by an instrument in writing executed by Borrower and executed (or approved, as the case may be) by each Lender affected thereby, and, in the case of any matter affecting Administrative Agent, by Administrative
Agent: (i) postpones or delays any date fixed by the Loan Documents for any payment or mandatory prepayment of all or any part of the Obligation payable to such Lender or Administrative Agent; (ii) reduces the interest rate or decreases the amount of any payment of principal, interest, fees, or other sums payable to Administrative Agent or any such Lender hereunder (except such reductions as are contemplated by this Agreement); (iii) changes the definition of "Required Lenders" or this Section 13.11(c) or any other provisions of the Loan Documents that require the unanimous consent of the Lenders; (iv) changes the order of application of any payment or prepayment set forth in Sections 3.3 and 3.12 in any manner that materially affects such Lender or Administrative Agent; (v) except as otherwise permitted by any Loan Document (including, without limitation, Section 6.4), waives compliance with, amends, or releases all or substantially all of the Guaranties; (vi) except as contemplated in Section 6.4, releases all or substantially all of the Collateral for the Obligation or permits the creation, incurrence, assumption, or existence of any Lien on all or substantially all of the Collateral to secure any obligations, other than Liens securing the Obligation and Permitted Liens; (vii) changes the applicable advance rate percentages set forth in the definition of "Borrowing Base", (viii) otherwise changes the definition of "Borrowing Base", "Eligible Accounts", or "Eligible Inventory", or (ix) changes this clause (c) or any other matter specifically requiring the consent of all Lenders hereunder. Without the consent of such Lender, no Lender's "Committed Sum" or "Commitment Percentage" may be increased.

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

                (d) Any conflict or ambiguity between the terms and provisions of this Agreement and terms and provisions in any other Loan Document shall be controlled by the terms and provisions herein.

                (e) No course of dealing nor any failure or delay by Administrative Agent, any Lender, or any of their respective Representatives with respect to exercising any Right of Administrative Agent or any Lender hereunder shall operate as a waiver thereof. A waiver must be in writing and signed by Administrative Agent and Required Lenders (or by all Lenders, if required hereunder) to be effective, and such waiver will be effective only in the specific instance and for the specific purpose for which it is given.

         13.12  Multiple Counterparts. The Loan Documents may be executed in one
                ---------------------
or more identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of any Loan Document, it shall not be necessary to produce or account for more than one such counterpart. It is not necessary that each Lender execute the same counterpart so long as identical counterparts are executed by Borrower, each Lender, and Administrative Agent. This Agreement shall become effective when counterparts hereof shall have been executed and delivered to Administrative Agent by each Lender, Administrative Agent, and Borrower, or, when Administrative Agent shall have received telecopied, telexed, or other evidence satisfactory to it that such party has executed and is delivering to Administrative Agent a counterpart hereof.

         13.13  Successors and Assigns; Assignments and Participations.
                ------------------------------------------------------

                (a) This Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Borrower may not, directly or indirectly, assign or transfer, or attempt to assign or transfer, any of its Rights, duties, or obligations under any Loan Documents without the express written consent of all Lenders, and (ii) except as permitted under this Section, no Lender may transfer, pledge, assign, sell any participation in, or otherwise encumber its portion of the Obligation.

                (b) Each Lender may assign to one or more Eligible Assignees all or a portion of its Rights and obligations under the Loan Documents (including, without limitation, all or a portion of its Borrowings and its Notes, to the extent any Principal Debt owed to such assigning Lender is evidenced by a Note or Notes); provided, however, that:

                     (i)   each  such  assignment  shall  be to an  Eligible
Assignee;

                     (ii) except in the case of an assignment to another Lender, an Affiliate of Lender or an Approved Fund of any Lender, or in the case of an assignment of all of a Lender's Rights and obligations under the Loan Documents, any such partial assignment under the Revolver Facility shall not be less than the following amounts for the Revolver Facility (unless Administrative Agent and, unless a Default or Potential Default has occurred and is continuing, Borrower consent thereto (in their sole discretion) in writing which may be evidenced by their acceptance and execution of the related Assignment and Acceptance Agreement);provided that, no partial assignment for the Revolver Facility (including any assignment among Lenders) may result in any Lender holding less than $5,000,000 in the Revolver Facility;

                     (iii) each such assignment by a Lender shall be of a proportionate part of all of the assigning Lender's Rights and obligations under this Agreement and the Notes (to the extent any Principal Debt owed to such assigning Lender is evidenced by a Note or Notes);

                     (iv) the parties to such assignment shall execute and deliver to Administrative Agent for its acceptance an Assignment and Acceptance Agreement, together with any Notes (to the extent any Principal Debt owed to such assigning Lender is evidenced by a Note or Notes) subject to such assignment and a processing fee of $3,500, including, without limitation, any assignment between Lenders; provided that, no such fee shall be payable in respect of any assignment between a Lender and any of its Affiliates; and

                     (v) so long as any Lender is an Agent under this Agreement, such Lender (or an Affiliate of such Lender) shall retain an economic interest in the Loan Documents, will not assign all of its Rights, duties, or obligations under the Loan Documents, except to an Affiliate of such Lender, and will not enter into any Assignment and Acceptance Agreement that would have the effect of such Lender assigning all of its Rights, duties, or obligations under the Loan Documents to any Person other than an Affiliate of such Lender unless such Agent has relinquished such title in accordance with Section 12.1 (with respect to Administrative Agent) or Section 12.10 (with respect to the other Agents).

Upon execution, delivery, and acceptance of such Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, Rights, and benefits of a Lender under the Loan Documents and the assigning Lender shall, to the extent of such assignment, relinquish its Rights and be released from its obligations under the Loan Documents. Upon the consummation of any assignment pursuant to this Section, but only upon the request of the assignor or assignee made through Administrative Agent, Borrower shall issue appropriate Notes to the assignor and the assignee, reflecting such Assignment and Acceptance. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 4.6.

                (c) Administrative Agent (acting solely for this administrative purpose as an agent for Borrower) shall maintain at its address referred to in
Section 13.3 a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment Percentage, and principal amount of the Borrowings owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Loan Documents. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon the consummation of any assignment in accordance with this Section 13.13, Schedule 2.1 shall automatically be deemed amended (to the extent required) by Administrative Agent to reflect the name, address, and, where appropriate, the respective Committed Sums under the Revolver Facility of the assignor and assignee.

                (d) Upon its receipt of an Assignment and Acceptance Agreement executed by the parties thereto, together with any Notes (to the extent any Principal Debt owed to such assigning Lender is evidenced by a Note or Notes) subject to such assignment and payment of the processing fee, Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

                (e) Subject to the provisions of this Section and in accordance with applicable Law, any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell to one or more Persons (other than Borrower or any Affiliate of Borrower) (each a "Participant") participating interests in its portion of the Obligation. In the event of any such sale to a Participant, (i) such Lender shall remain a "Lender" under the Loan Documents and the Participant shall not constitute a "Lender" hereunder, (ii) such Lender's obligations under the Loan Documents shall remain unchanged, (iii) such Lender shall remain solely responsible for the performance thereof, (iv) such Lender shall remain the holder of its share of the Principal Debt for all purposes under the Loan Documents, (v) Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's Rights and obligations under the Loan Documents, and (vi) such Lender shall be solely responsible for any withholding Taxes or any filing or reporting requirements relating to such participation and shall hold Borrower and Administrative Agent and their respective successors, permitted assigns, officers, directors, employees, agents, and representatives harmless against the same. Participants shall have no Rights under the Loan Documents, other than certain voting Rights as provided below. Subject to the following, each Lender shall be entitled to obtain (on behalf of its Participants) the benefits of
Section 4 with respect to all participations in its part of the Obligation outstanding from time to time, so long as Borrower shall not be obligated to pay any amount in excess of the amount that would be due to such Lender under
Section 4 calculated as though no participations have been made. No Lender shall sell any participating interest under which the Participant shall have any Rights to approve any amendment, modification, or waiver of any Loan Document, except to the extent such amendment, modification, or waiver extends the due date for payment of any amount in respect of principal (other than mandatory prepayments), interest, or fees due under the Loan Documents, reduces the interest rate or the amount of principal or fees applicable to the Obligation (except such reductions as are contemplated by the Loan Documents), or releases all or any substantial portion of the Guaranties or all or any substantial portion of the Collateral for the Obligation under the Loan Documents (except such releases of Guaranties or Collateral as are contemplated in Section 6.4); provided that, in those cases where a Participant is entitled to the benefits of
Section 4 or a Lender grants Rights to its Participants to approve amendments to or waivers of the Loan Documents respecting the matters previously described in this sentence, such Lender must include a voting mechanism in the relevant participation agreement or agreements, as the case may be, whereby a majority of such Lender's portion of the Obligation (whether held by such Lender or Participant) shall control the vote for all of such Lender's portion of the Obligation. Except in the case of the sale of a participating interest to another Lender, the relevant participation agreement shall not permit the Participant to transfer, pledge, assign, sell participations in, or otherwise encumber its portion of the Obligation, unless the consent of the transferring Lender (which consent will not be unreasonably withheld) has been obtained.

                (f) Notwithstanding any other provision set forth in this Agreement, any Lender may, without notice to, or the consent of Borrower or Administrative Agent, at any time assign and pledge all or any portion of its Borrowings and its Notes (to the extent any Principal Debt owed to such assigning Lender is evidenced by a Note or Notes) to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank or any Lender which is a fund may pledge all or any portion of its Borrowings and its Notes (to the extent any Principal Debt owed to such assigning Lender is evidenced by a Note or Notes) to any trustee or to any other representative of holders of obligations owed or securities issued by such fund as security for such obligations or securities; provided that any transfer to any Person upon the enforcement of such pledge or security interest may only be made subject to this Section 13.13. No such assignment or pledge shall release the assigning Lender from its obligations hereunder.

                (g) Any Lender may furnish any information concerning the Loan Parties and Subsidiaries thereof in the possession of such Lender from time to time to Eligible Assignees and Participants (including prospective Eligible Assignees and Participants) and to counterparties under a Financial Hedge issued by a Lender or an Affiliate of a Lender to the extent permitted by the Loan Documents.

         13.14  Discharge Only Upon Payment in Full; Reinstatement in Certain
                -------------------------------------------------------------
Circumstances. The obligations of each Loan Party under the Loan Documents shall
-------------
remain in full force and effect until termination of the Revolver Commitment, payment in full of the Principal Debt and of all interest, fees, and other amounts of the Obligation then due and owing, and expiration of all LCs, except that Sections 4, 11, and 13, and any other provisions under the Loan Documents expressly intended to survive by the terms hereof or by the terms of the applicable Loan Documents, shall survive such termination. If at any time any payment of the principal of or interest on any Note or any other amount payable by any Loan Party under any Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or otherwise, the obligations of each Loan Party under the Loan Documents with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

         13.15  Restatement of Original Credit Agreement. The parties hereto
                ----------------------------------------
agree that, after all conditions precedent set forth in Section 7.1 have been satisfied or waived: (a) the Obligation (as defined herein) represents, among other things, the amendment, extension, increase, and modification of all Debt under the Business Loan Agreement (Receivables and Inventory) dated as of June 28, 1996 (as heretofore amended, "Original Credit Agreement") between Bank of America, N.A. and Borrower; (b) this Agreement is intended to, and does hereby, restate, increase, renew, extend, amend, modify, supersede, and replace the Original Credit Agreement in its entirety; (c) the Notes executed pursuant to this Agreement amend, renew, extend, modify, replace, substitute for, and supersede in their entirety (but do not extinguish, the Debt arising under) the promissory notes issued pursuant to the Original Credit Agreement, which existing promissory notes shall be returned to Administrative Agent promptly after the Closing Date, marked "cancelled and replaced," and, thereafter, delivered by Administrative Agent to Borrower; and (d) the entering into and performance of their respective obligations under this Agreement and the transactions evidenced hereby do not constitute a novation.



                    [REMAINDER OF PAGE INTENTIONALLY BLANK.
                           SIGNATURE PAGES FOLLOW.]

Signature page to that certain Amended and Restated Revolving and Term Loan Credit Agreement dated as of the date first set forth above, among AZZ incorporated, as Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and certain other Agents and Lenders named therein.

EXECUTED to be effective as of the Closing Date.



                              AZZ INCORPORATED, as Borrower



                              By:  /s/ Dana L. Perry
                                   ----------------------------------
                                   Dana L. Perry, Assistant Secretary



Address:    AZZ incorporated
            400 N. Tarrant Street
            Crowley, TX 76036
Telephone:  (817) 297-4361
Facsimile:  (817) 297-4621

Signature page to that certain Amended and Restated Revolving and Term Loan Credit Agreement dated as of the date first set forth above, among AZZ incorporated, as Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and certain other Agents and Lenders named therein.

EXECUTED to be effective as of the Closing Date.





                              BANK OF AMERICA, N.A., as a Lender



                              By:     /s/ Curtis L. Anderson
                                   --------------------------------
                                      Curtis L. Anderson, Senior Vice
                                      President

Signature page to that certain Amended and Restated Revolving and Term Loan Credit Agreement dated as of the date first set forth above, among AZZ incorporated, as Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and certain other Agents and Lenders named therein.

EXECUTED to be effective as of the Closing Date.



                              BANK OF AMERICA, N.A., as
                              Administrative Agent and Collateral Agent



                              By:     /s/ Suzanne M. Paul
                                   ----------------------------------
                                      Suzanne M. Paul, Vice President

Signature page to that certain Amended and Restated Revolving and Term Loan Credit Agreement dated as of the date first set forth above, among AZZ incorporated, as Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and certain other Agents and Lenders named therein.

EXECUTED to be effective as of the Closing Date.






                              COMERICA BANK-TEXAS, as Co-Documentation
                              Agent and a Lender



                              By:     /s/ Donald P. Hellman
                                   ----------------------------------
                                      Donald P. Hellman, Senior Vice
                                      President

Signature page to that certain Amended and Restated Revolving and Term Loan Credit Agreement dated as of the date first set forth above, among AZZ incorporated, as Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and certain other Agents and Lenders named therein.

EXECUTED to be effective as of the Closing Date.






                              WELLS FARGO BANK TEXAS,
                              NATIONAL ASSOCIATION, as Co-Documentation
                              Agent and a Lender



                              By:     /s/ Rusty Anderson
                                   ---------------------------------
                                      Rusty Anderson, Vice President

Signature page to that certain Amended and Restated Revolving and Term Loan Credit Agreement dated as of the date first set forth above, among AZZ incorporated, as Borrower, Bank of America, N.A., as Administrative Agent and Collateral Agent, and certain other Agents and Lenders named therein.

EXECUTED to be effective as of the Closing Date.



                              GUARANTY BANK, as a Lender



                              By:     /s/ Michael Ansolabehere
                                   ---------------------------------------
                                      Michael Ansolabehere, Vice President

                                   EXHIBIT A-1
                                   -----------

                              FORM OF REVOLVER NOTE
                              ---------------------

$______________                                            ____________ __, ____

     FOR VALUE RECEIVED, the undersigned, AZZ INCORPORATED, a Texas corporation ("Borrower"), hereby promises to pay to the order of ______________________ ("Lender"), at the offices of BANK OF AMERICA, N.A., as Administrative Agent under the Credit Agreement (as hereinafter described), on the Termination Date, the lesser of (a) $_______________ and (b) the aggregate Revolver Principal Debt disbursed by Lender to Borrower and outstanding and unpaid on the Termination Date (together with accrued and unpaid interest thereon).

     This note has been executed and delivered under, and is subject to the terms of, the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __,2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Administrative Agent, Lender, and other Agents and Lenders party thereto, and is one of the "Revolver Notes" referred to therein. Unless defined herein, capitalized terms used herein that are defined in the Credit Agreement have the meaning given to such terms in the Credit Agreement. Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, voluntary and mandatory prepayments, acceleration of maturity, exercise of Rights, payment of attorneys' fees, court costs, and other costs of collection, certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder and security for the payment hereof. Without limiting the immediately preceding sentence, reference is made to Section 3.9 of the Credit Agreement for usury savings provisions.

     THE LAWS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS THEREOF) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF BORROWER AND THE LENDER AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION HEREOF.



                                               AZZ INCORPORATED


                                               By ______________________________
                                                  Name: ________________________
                                                  Title: _______________________

                                   EXHIBIT A-2
                                   -----------

                                FORM OF TERM NOTE
                                -----------------

$_____________                                             ____________ __, ____


     FOR VALUE RECEIVED, the undersigned, AZZ INCORPORATED, a Texas corporation ("Borrower"), hereby promises to pay to the order of ______________________ ("Lender"), at the offices of BANK OF AMERICA, N.A., as Administrative Agent under the Credit Agreement (as hereinafter described), the principal sum of ____________ AND NO/100 DOLLARS ($____________), which principal shall be payable on the dates and in the amounts provided for in Section 3.2(c) of the Credit Agreement (together with accrued and unpaid interest thereon) at such interest rates, on such dates and in such amounts as are specified in the Credit Agreement.

     This note has been executed and delivered under, and is subject to the terms of, the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November ___, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Administrative Agent, Lender, and other Agents and Lenders party thereto, and is one of the "Term Notes" referred to therein. Unless defined herein, capitalized terms used herein that are defined in the Credit Agreement have the meaning given to such terms in the Credit Agreement. Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, voluntary and mandatory prepayments, acceleration of maturity, exercise of Rights, payment of attorneys' fees, court costs and other costs of collection, certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder and security for the payment hereof. Without limiting the immediately preceding sentence, reference is made to Section 3.9 of the Credit Agreement for usury savings provisions.

     THE LAWS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS THEREOF) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF BORROWER AND THE LENDER AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION HEREOF.



                                             AZZ INCORPORATED


                                             By: _______________________________
                                                 Name: _________________________
                                                 Title:_________________________

                                  EXHIBIT A-3
                                  -----------

                            FORM OF SWING LINE NOTE
                            -----------------------

$2,500,000                                                 ____________ __, ____


     FOR VALUE RECEIVED, the undersigned, AZZ INCORPORATED, a Texas corporation ("Borrower"), hereby promises to pay to the order of BANK OF AMERICA, N.A. ("Lender"), the lesser of (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00) and (ii) the Swing Line Principal Debt disbursed by Lender to Borrower (together with accrued and unpaid interest thereon) at such interest rates, on such dates, and in such amounts as are specified in the Credit Agreement (hereinafter defined).

     This note has been executed and delivered under, and is subject to the terms of, the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Administrative Agent, Lender, and other Agents and Lenders party thereto, and is one of the "Swing Line Notes" referred to therein. Unless defined herein, capitalized terms used herein that are defined in the Credit Agreement have the meaning given to such terms in the Credit Agreement. Reference is made to the Credit Agreement for provisions affecting this note regarding applicable interest rates, principal and interest payment dates, final maturity, voluntary and mandatory prepayments, acceleration of maturity, exercise of Rights, payment of attorneys' fees, court costs and other costs of collection, certain waivers by Borrower and others now or hereafter obligated for payment of any sums due hereunder and security for the payment hereof. Without limiting the immediately preceding sentence, reference is made to Section 3.9 of the Credit Agreement for usury savings provisions.

     THE LAWS (OTHER THAN CONFLICT-OF-LAWS PROVISIONS THEREOF) OF THE STATE OF TEXAS AND OF THE UNITED STATES OF AMERICA SHALL GOVERN THE RIGHTS AND DUTIES OF BORROWER AND THE LENDER AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION HEREOF.



                                             AZZ INCORPORATED


                                             By: _______________________________
                                                 Name: _________________________
                                                 Title: ________________________

                                  EXHIBIT B-1

                           FORM OF BORROWING NOTICE
                           ------------------------
                              (AZZ incorporated)

                       (Dated: ______________ __, ____)

Bank of America, N.A.
      as Administrative Agent for the Lenders
      as defined in the Revolving and Term Loan
      Credit Agreement referred to below
Bank of America Plaza, 14th Floor
901 Main Street
Dallas, TX 75202
Attn: Angela K. Azu
      Fax: 214.209.9559

      Reference is made to the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November , 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among AZZ incorporated ("Borrower"), Bank of America, N.A., as Administrative Agent, and other Agents and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Borrower hereby gives you notice pursuant to the Credit Agreement that it requests a Borrowing (other than a Swing Line Borrowing) under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)   The Borrowing is to be made under the (check one):
      [_] Revolver Facility
      [_] Term Facility

(B)   Borrowing Date of Borrowing/1/ ______________________________

(C)   Amount of Borrowing/2/ ______________________________________

(D)   Type of Borrowing/3/ ________________________________________

(E)   For a Eurodollar Rate Borrowing,
      the Interest Period and the last day thereof/4/______________

      Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the Borrowing Date specified herein after giving effect to such Borrowing:

           (a) The requested Borrowing will not cause the Principal Debt to exceed the Total Commitment; if the Borrowing is a Borrowing under the Term Facility, such Borrowing will not cause the Term Principal Debt to exceed the Term Commitment; if the Borrowing is a Borrowing under the Revolver Facility, such Borrowing will not cause the Revolver Principal Debt to exceed the lesser of: (i) the Revolver Commitment, and (ii) the Borrowing Base (as set forth on the Borrowing Base Certificate most recently delivered under the Credit Agreement);

           (b) All of the representations and warranties of any Loan Party set forth in the Loan Documents are true and correct in all material respects (except to the extent that (i) the representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions permitted by the Loan Documents and, if applicable, supplemental Schedules have been delivered with respect thereto and, when necessary, approved by Required Lenders);

           (c) The proposed Borrowing is to be used for ________________;

           (d) No change which would reasonably be expected to be a Material Adverse Event has occurred in the financial conditions or business of Borrower or any other Loan Party since the date of the quarterly and audited annual financial statements most recently delivered by Borrower to Lenders pursuant to Sections 7.1 and 9.3(a) and (b) of the Credit Agreement;

           (e) If all or part of the requested Borrowing will be used to finance a Distribution, Borrower has complied with and delivered (or shall comply with and deliver on or prior to the date of the requested Borrowing) the items required by Section 7.3(g);

           (f) If all or part of the requested Borrowing will be used to finance a Permitted Acquisition, Borrower has complied with and delivered (or shall comply with and deliver on or prior to the date of the requested Borrowing) the items required by Section 7.2;

           (g) Borrower has complied with and delivered (or shall comply with and deliver on or prior to the date of the requested Borrowing) the items required by Section 7.3(h); and

           (h) No Default or Potential Default has occurred and is continuing or will arise after giving effect to the requested Borrowing.

                                          Very truly yours,

                                          AZZ INCORPORATED

                                          By: __________________________________
                                              Name:  ___________________________
                                              Title: ___________________________

Rate: ___________________
Confirmed by: ___________


/1/ Any Borrowing under the Revolver Facility must occur on a Business Day occurring prior to the Termination Date and be at least (a) three Business Days following receipt by Administrative Agent of this Borrowing Notice for any Eurodollar Rate Borrowing, and (b) one Business Day following receipt by Administrative Agent of this Borrowing Notice for any Base Rate Borrowing. The initial advance under the Term Facility must occur on the Closing Date.
/2/ Not less than $1,500,000 or an integral multiple of $500,000 if a Eurodollar Rate Borrowing or $500,000 or an integral multiple of $100,000 if a Base Rate Borrowing.
/3/  Eurodollar Rate Borrowing or Base Rate Borrowing.
/4/ 1, 2, 3, or 6 months -- in no event may the Interest Period end after the Termination Date.

                                  EXHIBIT B-2
                                  -----------

                           FORM OF CONVERSION NOTICE
                           -------------------------
                              (AZZ incorporated)

                       (Dated: ______________ __, ____)

Bank of America, N.A.
      as Administrative Agent for the Lenders
      as defined in the Revolving and Term Loan
      Credit Agreement referred to below
Bank of America Plaza, 14th Floor
901 Main Street
Dallas, TX 75202
Attn: Angela K. Azu
      Fax: 214.209.9559

      Reference is made to the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November ___, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among AZZ incorporated ("Borrower"), Bank of America, N.A., as Administrative Agent, and Agents and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Borrower hereby gives you notice pursuant to Section 3.11 of the Credit Agreement that it elects to convert a Borrowing under the Credit Agreement from one Type to another Type or elects a new Interest Period for a Eurodollar Rate Borrowing, and in that connection sets forth below the terms on which such election is requested to be made:

(A)   The Subject Borrowing is made under the (check one):
      [_] Revolver Facility
      [_] Term Facility

(B)   Date of conversion or last day of
      applicable Interest Period/1/ __________________________

(C)   Principal amount of existing Borrowing
      being converted or continued/2/ ________________________

(D)   New Type of Borrowing selected
      (or Type of Borrowing continued)/3/ ____________________

(E) For conversion to, or continuation of, a Eurodollar Rate Borrowing, Interest
      Period and the last day thereof/4/ _____________________

      As of the date hereof and of the requested Conversion, no Default or Potential Default has occurred and is continuing.



                    [Remainder of Page Intentionally Blank;
                          Signature Page to Follow.]

      On the date the rate is set, please confirm the interest rate below and return by facsimile transmission to _________________________.


                                        Very truly yours,

                                        AZZ INCORPORATED


                                         By: ___________________________________
                                             Name: _____________________________
                                             Title: ____________________________

Rate: __________________
Confirmed by: __________

/1/ Must be a Business Day at least (a) three Business Days following receipt by Administrative Agent of this Conversion Notice for any conversion from a Base Rate Borrowing to a Eurodollar Rate Borrowing or a continuation of a Eurodollar Rate Borrowing for an additional Interest Period, and (b) one Business Day following receipt by Administrative Agent of this Conversion Notice for a conversion from a Eurodollar Rate Borrowing to a Base Rate Borrowing.
/2/ Not less than $1,500,000 or a greater integral multiple of $500,000 (if a Eurodollar Rate Borrowing) (or such lesser amount as may be outstanding).
/3/   Eurodollar Rate Borrowing or Base Rate Borrowing.
/4/ 1, 2, 3, or 6 months -- in no event may the Interest Period end after the Termination Date for the applicable Facility.

                                  EXHIBIT B-3
                                  -----------
                              FORM OF LC REQUEST
                              ------------------
                              (AZZ incorporated)

                       (Dated: ______________ __, ____)

Bank of America, N.A.
      as Administrative Agent for the
      Lenders as defined in the Revolving and Term Loan
      Credit Agreement referred to below
Bank of America Plaza, 14/th/ Floor
901 Main Street
Dallas, TX 75202
Attn: Angela K. Azu
      Fax: 214.209.9559

      Reference is made to the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November ___, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among AZZ incorporated ("Borrower"), Bank of America, N.A., as Administrative Agent, and Agents and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Borrower hereby gives you notice pursuant to Section 2.3(a) of the Credit Agreement that it requests the issuance of an LC under the LC Subfacility, and in that connection sets forth below the terms on which such LC is requested to be issued:

      (A)  Face amount of the LC/1/                              _______________
      (B)  Date on which the LC is to be issued/2/               _______________
      (C)  Expiration date of the LC/3/                          _______________

      Accompanying this notice is a duly executed and properly completed LC Agreement in the form requested by Administrative Agent, together with the payment of any LC Fees due and payable pursuant to Section 5.4 of the Credit Agreement.

      Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date specified herein for issuance of the LC, after giving effect to the issuance of such LC:

           (a) the issuance of the requested LC will not cause the Revolver Principal Debt to exceed the lesser of: (i) the Revolver Commitment, and
      (ii) the Borrowing Base (as set forth on the Borrowing Base Certificate most recently delivered under the Credit Agreement);

           (b) the issuance of the requested LC will not cause the LC Exposure to exceed the maximum LC Exposure permitted under the LC Subfacility;

           (c) all of the representations and warranties of any Loan Party set forth in the Loan Documents are true and correct in all material respects (except to the extent that (i) the representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions permitted by the Loan Documents and, if applicable, supplemental Schedules have been delivered with respect thereto and, when necessary, approved by Required Lenders);

           (d) no change which would reasonably be expected to be a Material Adverse Event has occurred in the financial conditions or business of Borrower or any other Loan Party since the date of the quarterly and audited annual financial statements most recently delivered by Borrower to Lenders pursuant to Sections 7.1 and 9.3(a) and (b) of the Credit Agreement; and

           (e) no Default or Potential Default has occurred and is continuing or will arise after giving effect to the requested LC.

                                         Very truly yours,

                                         AZZ INCORPORATED


                                         By: ___________________________________
                                             Name:  ____________________________
                                             Title: ____________________________

Rate: ___________________
Confirmed by: ___________


/1/ Amount of requested LC plus the LC Exposure shall not exceed $5,000,000 (as the maximum amount of such LC Subfacility may be reduced or canceled in accordance with the Loan Documents).
/2/ Must be a Business Day at least three Business Days following receipt by Administrative Agent of this LC Request.
/3/ Not later than the earlier of two years from the date of issuance or 30 days prior to the Revolving Termination Date.

                                   EXHIBIT C
                                   ---------

                               FORM OF GUARANTY
                               ----------------

     THIS GUARANTY ("Guaranty") is executed as of ____________, ______, by the undersigned ("Guarantor"), for the benefit of BANK OF AMERICA, N.A., a national banking association (in its capacity as Administrative Agent for the benefit of Agents and Lenders).

                                   RECITALS
                                   --------

     A. AZZ incorporated, a Texas corporation ("Borrower") has entered into a Amended and Restated Revolving and Term Loan Credit Agreement (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement") dated as of November __, 2001, with Bank of America, N.A., as Administrative Agent (including its permitted successors and assigns in such capacity, the "Administrative Agent"), and the Agents and Lenders now or hereafter party to the Credit Agreement (including their respective permitted successors and assigns, the "Lenders").

     B. This Guaranty is integral to the transactions contemplated by the Loan Documents, and the execution and delivery hereof are conditions precedent to Lenders' obligations to extend credit under the Loan Documents.

     ACCORDINGLY, for adequate and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor guarantees to Administrative Agent, the other Agents, and Lenders the prompt payment of the Guaranteed Debt (defined below) as follows:

     1. DEFINITIONS. Terms defined in the Credit Agreement have the same meanings when used in this Guaranty, unless otherwise defined herein. As used in this Guaranty:

     Default is defined is Section 13 hereof.

     Guaranteed Debt means, collectively, (a) the Obligation, and (b) all present and future costs, attorneys' fees, and expenses reasonably incurred by Administrative Agent or any other Agent, or any Lender to enforce Borrower's, Guarantor's, or any other obligor's payment of any of the Guaranteed Debt, including, without limitation (to the extent lawful), all present and future amounts that would become due but for the operation of '' 502 or 506 or any other provision of Title 11 of the United States Code and all present and future accrued and unpaid interest (including, without limitation, all post-maturity interest and any post-petition interest in any proceeding under Debtor Relief Laws to which Borrower or any Guarantor becomes subject).

     Lender means, individually, or Lenders means, collectively, on any date of determination, Administrative Agent, the other Agents, and Lenders.

     Subordinated Debt means, with respect to Guarantor, all present and future obligations of Borrower or any Company to Guarantor, whether such obligations are (a) direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, (b) due or to become due to Guarantor, (c) held by or are to be held by Guarantor, (d) created directly or acquired by assignment or otherwise, or (e) evidenced in writing.

     2. GUARANTY. This is an absolute, irrevocable, and continuing guaranty of payment, not collection, and the circumstance that at any time or from time to time the Guaranteed Debt may be paid in full does not affect the obligation of Guarantor with respect to the Guaranteed Debt incurred after that. This Guaranty remains in effect until the Guaranteed Debt is fully paid and performed, all commitments to extend any credit under the Loan Documents have terminated, all LCs have expired or been terminated, and all Financial Hedges with any Lender or Affiliate of any Lender have expired. Guarantor may not rescind or revoke its obligations with respect to the Guaranteed Debt. Notwithstanding any contrary provision, it is the intention of Guarantor, Lenders, Administrative Agent, and the other Agents, that the amount of the Guaranteed Debt guaranteed by Guarantor by this Guaranty shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer, or similar Laws applicable to Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Debt, the amount of the Guaranteed Debt guaranteed by Guarantor by this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render Guarantor's obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any applicable state Law.

     3. CONSIDERATION. Guarantor represents and warrants that its liability under this Guaranty may reasonably be expected to directly or indirectly benefit it.

     4. CUMULATIVE RIGHTS. This Guaranty is in addition to and not substitution for any other guaranty given by anyone whomsoever in connection with the Guaranteed Debt or any other indebtedness owing by Borrower to Administrative Agent, any other Agent, or any Lender. If Guarantor becomes liable for any indebtedness owing by Borrower to Administrative Agent or any other Agent or any Lender, other than under this Guaranty, that liability may not be in any manner impaired or affected by this Guaranty. The Rights of Administrative Agent, other Agents, or Lenders under this Guaranty are cumulative of any and all other Rights that Administrative Agent, other Agents, or Lenders may ever have against Guarantor. The exercise by Administrative Agent, any other Agent, or Lenders of any Right under this Guaranty or otherwise does not preclude the concurrent or subsequent exercise of any other Right.

     5. PAYMENT UPON DEMAND. If a Default exists, Guarantor shall, on demand and without further notice of dishonor and without any notice having been given to Guarantor previous to that demand of either the acceptance by Administrative Agent, any other Agent, or Lenders of this Guaranty or the creation or incurrence of any Guaranteed Debt, pay the amount of the Guaranteed Debt then due and payable to Administrative Agent, any other Agent, and Lenders; provided that, if a Default exists and Administrative Agent or Lenders cannot, for any reason, accelerate the Obligation, then the Guaranteed Debt shall be, as among Guarantor, Administrative Agent, any other Agent, and Lenders, a fully matured, due, and payable obligation of Guarantor to Administrative Agent, any other Agent, and Lenders (and, as of and from the date of such demand, the amounts due shall bear interest at the Default Rate). It is not necessary for Administrative Agent, any other Agent, or Lenders, in order to enforce that payment by Guarantor, first or contemporaneously to institute suit or exhaust remedies against Borrower or others liable on any Guaranteed Debt or to enforce Rights against any Collateral securing any Guaranteed Debt.

     6. SUBORDINATION. The Subordinated Debt is expressly subordinated to the full and final payment of the Guaranteed Debt. Guarantor agrees not to accept any payment of any Subordinated Debt from any Company if a Default exists. If Guarantor receives any payment of any Subordinated Debt in violation of the foregoing, Guarantor shall hold that payment in trust for Administrative Agent, any other Agent, and Lenders and promptly turn it over to Administrative Agent, in the form received (with any necessary endorsements), to be applied to the Guaranteed Debt.

     7. SUBROGATION AND CONTRIBUTION. Until payment in full of the Guaranteed Debt, the termination of the Obligation of Lenders to extend credit under the Loan Documents, and expiration of all Financial Hedges between Borrower, Guarantor, or any Company and any Lender or any Affiliate of any Lender, (a) Guarantor may not assert, enforce, or otherwise exercise any Right of subrogation to any of the Rights or Liens of Administrative Agent, any other Agent, or Lenders or any other beneficiary against Borrower or any other obligor on the Guaranteed Debt or any Collateral or other security or any Right of recourse, reimbursement, subrogation, contribution, indemnification, or similar Right against Borrower or any other obligor on any Guaranteed Debt or any guarantor of it, (b) Guarantor defers all of the foregoing Rights (whether they arise in equity, under contract, by statute, under common law, or otherwise), and (c) Guarantor defers the benefit of, and subordinates any Right to participate in, any Collateral or other security given to Administrative Agent, any other Agent, or Lenders or any other beneficiary to secure payment of any Guaranteed Debt.

     8. NO RELEASE. Guarantor's obligations under this Guaranty may not be released, diminished, or affected by the occurrence of any one or more of the following events: (a) any taking or accepting of any other security or assurance for any Guaranteed Debt; (b) any release, surrender, exchange, subordination, impairment, or loss of any Collateral securing any Guaranteed Debt; (c) any full or partial release of the liability of any other obligor on the Obligation, except for any final release resulting from payment in full of such Obligation;
(d) the modification of, or waiver of compliance with, any terms of any other Loan Document; (e) the insolvency, bankruptcy, or lack of corporate or partnership power of any other obligor at any time liable for any Guaranteed Debt, whether now existing or occurring in the future; (f) any renewal, extension, or rearrangement of any Guaranteed Debt or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Administrative Agent, any other Agent, or any Lender to any other obligor on the Obligation; (g) any neglect, delay, omission, failure, or refusal of Administrative Agent, any other Agent, or any Lender to take or prosecute any action in connection with the Guaranteed Debt or to foreclose, take, or prosecute any action in connection with any Loan Document; (h) any failure of Administrative Agent, any other Agent, or any Lender to notify Guarantor of any renewal, extension, or assignment of any Guaranteed Debt, or the release of any security or of any other action taken or refrained from being taken by Administrative Agent, any other Agent, or any Lender against Borrower or any new agreement between Administrative Agent, any other Agent, any Lender, and Borrower; it being understood that neither Administrative Agent, nor any other Agent, nor any Lender is required to give Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with any Guaranteed Debt, other than any notice required to be given to Guarantor by Law or elsewhere in this Guaranty; (i) the unenforceability of any Guaranteed Debt against any other obligor or any security securing same because it exceeds the amount permitted by Law, the act of creating it is ultra vires, the officers creating it exceeded their authority or violated their fiduciary duties in connection with it, or otherwise; (j) any payment of the Obligation to Administrative Agent, any other Agent, or any Lender is held to constitute a preference under any Debtor Relief Law or for any other reason Administrative Agent, any other Agent, or any Lender is required to refund that payment or make payment to someone else (and in each such instance this Guaranty will be reinstated in an amount equal to that payment); or (k) any other circumstance which might otherwise constitute a defense against, or a legal or equitable discharge of, Guarantor's liability under this Guaranty, except payment of the Guaranteed Debt.

     9. WAIVERS. It shall not be necessary for Administrative Agent (and Guarantor hereby waives any rights that Guarantor may have to require Administrative Agent), in order to enforce such payment by Guarantor, first to
(i) institute suit or exhaust its remedies against Borrower or others liable on the Guaranteed Debt or any other Person, (ii) enforce or exhaust Administrative Agent's Rights against any security which shall ever have been given to secure the Guaranteed Debt, (iii) enforce Administrative Agent's rights against any other guarantors of the Guaranteed Debt, (iv) join Borrower or any others liable on the Guaranteed Debt in any action seeking to enforce this Guaranty, or (v) resort to any other means of obtaining payment of the Guaranteed Debt. Administrative Agent shall not be required to mitigate damages or take any other action to reduce, collect, or enforce the Guaranteed Debt. Further, Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of the state of Texas, including without limitation, any rights pursuant to Rule 31 of the Texas Rules of Civil Procedure, as amended, Articles 1986 and 1987 of the Revised Civil Statutes of Texas, as amended, Chapter 34 of the Texas Business and Commerce Code, as amended, and ' 17.001 of the Texas Civil Practice and Remedies Code, as amended.

     10. LOAN DOCUMENTS. By execution hereof, Guarantor covenants and agrees that certain representations, warranties, terms, covenants, and conditions set forth in the Loan Documents are applicable to Guarantor and shall be imposed upon Guarantor, and Guarantor reaffirms that each such representation and warranty is true and correct and covenants and agrees to promptly and properly perform, observe, and comply with each such term, covenant, or condition. Moreover, Guarantor acknowledges and agrees that this Guaranty is subject to the offset provisions of the Loan Documents in favor of Administrative Agent, the other Agents, and Lenders. In the event the Credit Agreement or any other Loan Document shall cease to remain in effect for any reason whatsoever during any period when any part of the Guaranteed Debt remains unpaid, the terms, covenants, and agreements of the Credit Agreement or such other Loan Document incorporated herein by reference shall nevertheless continue in full force and effect as obligations of Guarantor under this Guaranty.

     11. RELIANCE AND DUTY TO REMAIN INFORMED. Guarantor confirms that it has executed and delivered this Guaranty after reviewing the terms and conditions of the Loan Documents and such other information as it has deemed appropriate in order to make its own credit analysis and decision to execute and deliver this Guaranty. Guarantor confirms that it has made its own independent investigation with respect to Borrower's creditworthiness and is not executing and delivering this Guaranty in reliance on any representation or warranty by Administrative Agent, any other Agent, or any Lender as to that creditworthiness. Guarantor expressly assumes all responsibilities to remain informed of the financial condition of Borrower and any circumstances affecting Borrower's ability to perform under the Loan Documents to which it is a party or any Collateral securing any Guaranteed Debt.

     12. NO REDUCTION. The Guaranteed Debt may not be reduced, discharged, or released because or by reason of any existing or future offset, claim, or defense (except for the defense of complete and final payment of the Guaranteed
Debt) of Borrower or any other obligor against Administrative Agent or any Lender or against payment of the Guaranteed Debt, whether that offset, claim, or defense arises in connection with the Guaranteed Debt or otherwise. Those claims and defenses include, without limitation, failure of consideration, breach of warranty, fraud, bankruptcy, incapacity/infancy, statute of limitations, lender liability, accord and satisfaction, usury, forged signatures, mistake, impossibility, frustration of purpose, and unconscionability.

     13. INSOLVENCY OF GUARANTOR. Should Guarantor become insolvent, or fail to pay Guarantor's debts generally as they become due, or voluntarily seek, consent to, or acquiesce in, the benefit or benefits of any Debtor Relief Law (other than as a creditor or claimant), or become a party to (or be made the subject
of) any proceeding provided for by any Debtor Relief Law (other than as a creditor or claimant) that could suspend or otherwise adversely affect the Rights of Administrative Agent, any other Agent, or any Lender granted hereunder, then, in any such event, the Guaranteed Debt shall be, as among Guarantor, Administrative Agent, any other Agent, and Lenders, a fully matured, due, and payable obligation of Guarantor to Administrative Agent, any other Agent, and Lenders (without regard to whether Borrower is then in default under the Loan Documents or whether the Obligation, or any part thereof, is then due and owing by Borrower to any Lender), payable in full by Guarantor to Lenders upon demand, and the amount thereof so payable shall be the estimated amount owing in respect of the contingent claim created hereunder.

     14. LOAN DOCUMENT. This Guaranty is a Loan Document and is subject to the applicable provisions of Sections 1 and 13 of the Credit Agreement, including, without limitation, the provisions relating to GOVERNING LAW, JURISDICTION, VENUE, SERVICE OF PROCESS, AND WAIVER OF JURY TRIAL, all of which are incorporated into this Guaranty by reference, as if set forth in this Guaranty verbatim.

     15. NOTICES. For purposes of Section 13.3 of the Credit Agreement, Guarantor's address and telecopy number are as set forth next to Guarantor's signature on the signature page hereof.

     16. AMENDMENTS, ETC. No amendment, waiver, or discharge to or under this Guaranty is valid unless it is in writing and is signed by the party against whom it is sought to be enforced and is otherwise in conformity with the requirements of Section 13.11 of the Credit Agreement.

     17. ADMINISTRATIVE AGENT AND LENDERS. Administrative Agent is Administrative Agent for each Lender and other Agent under the Credit Agreement. All Rights granted to Administrative Agent under or in connection with this Guaranty are for each Lender's and Agent's ratable benefit. Administrative Agent may, without the joinder of any Lender or Agent, exercise any Rights in Administrative Agent's, any other Agent's, or Lenders' favor under or in connection with this Guaranty. Administrative Agent's, each other Agent's, and each Lender's Rights and obligations vis-a-vis each other may be subject to one or more separate agreements between those parties. However, Guarantor is not required to inquire about any such agreement or is subject to any terms of it unless Guarantor specifically joins such agreement. Therefore, neither Guarantor nor its successors or assigns is entitled to any benefits or provisions of any such separate agreement or is entitled to rely upon or raise as a defense any party's failure or refusal to comply with the provisions of such agreement.

     18. PARTIES. This Guaranty benefits Administrative Agent, other Agents, and Lenders, and their respective successors and assigns and binds Guarantor and its successors and assigns. Upon appointment of any successor Administrative Agent under the Credit Agreement, all of the Rights of Administrative Agent under this Guaranty automatically vest in that new Administrative Agent as successor Administrative Agent on behalf of Lenders and Agents without any further act, deed, conveyance, or other formality other than that appointment. The Rights of Administrative Agent, other Agents, and Lenders under this Guaranty may be transferred with any assignment of the Guaranteed Debt. The Credit Agreement contains provisions governing assignments of the Guaranteed Debt and of Rights and obligations under this Guaranty.


                    Remainder of Page Intentionally Blank.
                           Signature Page to Follow.

     EXECUTED as of the date first stated in this Guaranty.


                                        _______________________________________
                                        GUARANTOR:

Address:

          _______________________       By:  __________________________________
                                             Name:_____________________________
Telephone:_______________________            Title:____________________________
Facsimile:_______________________








                                    Guaranty
                                 Signature Page

                                  EXHIBIT D-1
                                  -----------

              FORM OF PLEDGE, ASSIGNMENT, AND SECURITY AGREEMENT
              --------------------------------------------------
                          (Borrower and Subsidiaries)

     THIS PLEDGE, ASSIGNMENT, AND SECURITY AGREEMENT (this "Security Agreement") is executed as of___________,____, by ____________________________, a
_____________ ("Debtor"), whose address is , and BANK OF AMERICA, N.A., a national banking association (in its capacity as "Administrative Agent" for Lenders (hereafter defined) and Agents), as "Secured Party," whose address is 901 Main Street, _______, Dallas, Texas 75202.

                                   RECITALS
                                   --------

     A. Debtor, Administrative Agent, the other Agent named therein, and Lenders now or hereafter party to the Amended and Restated Revolving and Term Loan Credit Agreement (including their respective permitted successors and assigns, the "Lenders") have entered into a Credit Agreement dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement");

     B. This Security Agreement is integral to the transactions contemplated by the Loan Documents, and the execution and delivery thereof, is a condition precedent to Lenders' obligations to extend credit under the Loan Documents.

     ACCORDINGLY, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor and Secured Party hereby agree as follows:

     1. REFERENCE TO CREDIT AGREEMENT. The terms, conditions, and provisions of the Credit Agreement are incorporated herein by reference, as if the same were set forth herein verbatim, which terms, conditions, and provisions shall continue to be in full force and effect hereunder so long as Lenders are obligated to lend under the Credit Agreement and thereafter until the Obligation is paid and performed in full.

     2. CERTAIN DEFINITIONS. Unless otherwise defined herein, or the context hereof otherwise requires, each term defined in either of the Credit Agreement or in the UCC is used in this Security Agreement with the same meaning; provided that, if the definition given to such term in the Credit Agreement conflicts with the definition given to such term in the UCC, the Credit Agreement definition shall control to the extent legally allowable; and if any definition given to such term in Chapter 9 of the UCC conflicts with the definition given to such term in any other chapter of the UCC, the Chapter 9 definition shall prevail. As used herein, the following terms have the meanings indicated:

          Collateral has the meaning set forth in Paragraph 4 hereof.

          Lender means, individually, or Lenders means, collectively, on any date of determination, Administrative Agent and Lenders and their permitted successors and assigns.


          Obligation means, collectively, (a) the "Obligation" as defined in the Credit Agreement, and (b) all indebtedness, liabilities, and obligations of Debtor arising under this Security Agreement or any Guaranty assuring payment of the Obligation; it being the intention and contemplation of Debtor and Secured Party that future advances will be made by Secured Party or one or more Lenders to Debtor for a variety of purposes, that Debtor may guarantee (or otherwise become directly or contingently obligated with respect to) the obligations of others to Secured Party or to one or more Agents or Lenders, that from time to time overdrafts of Debtor's accounts with Secured Party, other Agents, or with other Lenders may occur, and that Secured Party, other Agents, or one or more

     Lenders may from time to time acquire from others obligations of Debtor to such others, and that payment and repayment of all of the foregoing are intended to and shall be part of the Obligation secured hereby. The Obligation shall include, without limitation, future, as well as existing, advances, indebtedness, liabilities, and obligations owed by Debtor to Secured Party, any other Agent, or to any Lender arising under the Loan Documents or otherwise.

          Obligor means any Person obligated with respect to any of the Collateral, whether as an account debtor, obligor on an instrument, issuer of securities, or otherwise.

          Partnerships shall mean (a) those partnerships and limited liability companies listed on Annex B-1 attached hereto and incorporated herein by reference, as such partnerships or limited liability companies exist or may hereinafter be restated, amended, or restructured, (b) any partnership, joint venture, or limited liability company in which Debtor shall, at any time, become a limited or general partner, venturer, or member, or (c) any partnership, joint venture, or corporation formed as a result of the restructure, reorganization, or amendment of the Partnerships.

          Partnership Agreements shall mean (a) those agreements listed on Annex B-1 attached hereto and incorporated herein by reference (together with any modifications, amendments, or restatements thereof), and (b) partnership agreements, joint venture agreements, or organizational agreements for any of the partnerships, joint ventures, or limited liability companies described in clause (b) of the definition of "Partnerships" above (together with any modifications, amendments or restatements thereof), and "Partnership Agreement" means any one of the Partnership Agreements.

          Partnership Interests shall mean all of Debtor's Right, title and interest now or hereafter accruing under the Partnership Agreements with respect to all distributions, allocations, proceeds, fees, preferences, payments, or other benefits, which Debtor now is or may hereafter become entitled to receive with respect to such interests in the Partnerships and with respect to the repayment of all loans now or hereafter made by Debtor to the Partnerships.

          Pledged Securities means, collectively, the Pledged Shares and any other Collateral constituting securities.

          Security Interest means the security interest granted and the pledge and assignment made under Paragraph 3 hereof.

          UCC means the Uniform Commercial Code, including each such provision as it may subsequently be renumbered, as enacted in the State of Texas or other applicable jurisdiction, as amended at the time in question.

     3. SECURITY INTEREST. In order to secure the full and complete payment and performance of the Obligation when due, Debtor hereby grants to Secured Party a Security Interest in all of Debtor's Rights, titles, and interests in and to the Collateral and pledges, collaterally transfers, and assigns the Collateral to Secured Party, all upon and subject to the terms and conditions of this Security Agreement. Such Security Interest is granted and pledge and assignment are made as security only and shall not subject Secured Party to, or transfer or in any way affect or modify, any obligation of Debtor with respect to any of the Collateral or any transaction involving or giving rise thereto. If the grant, pledge, or collateral transfer or assignment of any specific item of the Collateral is expressly prohibited by any contract, then the Security Interest created hereby nonetheless remains effective to the extent allowed by the UCC or other applicable Law, but is otherwise limited by that prohibition.

     4. COLLATERAL. As used herein, the term "Collateral" means the following items and types of property, wherever located, now owned or in the future existing or acquired by Debtor, and all proceeds and products thereof, and any substitutes or replacements therefor:

          (a) All personal property and fixture property of every kind and nature including, without limitation, all present and future accounts, chattel paper (whether tangible or electronic), goods (including inventory, equipment, and any accessions thereto), software, instruments, investment property, documents, deposit accounts, money, commercial tort claims, letters of credit or letter-of-credit rights, supporting obligations, Tax refunds, and general intangibles (including payment intangibles);

          (b) All present and future issued and outstanding stock, equity, membership interests, limited liability company interests, or other investment securities of each Domestic Subsidiary now owned or hereafter acquired by Debtor, including, without limitation, all capital stock of the Domestic Subsidiaries of Debtor as more particularly listed on Annex B-1 hereto, together with all Distributions with respect thereto or other property in exchange therefor, all cash and noncash proceeds thereof, and any securities issued in substitution or replacement thereof (collectively, the "Domestic Pledged Shares").

          (c) Sixty-five percent (65%) of all present and future issued and outstanding stock, equity, membership interests, limited liability company interests, or other investment securities of each directly-owned Foreign Subsidiary now owned or hereafter acquired by such Debtor, including, without limitation, all capital stock of the directly-owned Foreign Subsidiaries of such Debtor as more particularly listed on Annex B-1 hereto, together with all Distributions with respect thereto or other property in exchange therefor, all cash and noncash proceeds thereof, and any securities issued in substitution or replacement thereof (collectively with the Domestic Pledged Shares, the "Pledged Shares").

          (d) All Rights, titles, and interests of Debtor in and to all promissory notes and other instruments payable to Debtor, including, without limitation, all inter-company notes from Subsidiaries and those set forth on Annex B-1 ("Collateral Notes") and all Rights, titles, interests, and Liens Debtor may have, be, or become entitled to under all present and future loan agreements, security agreements, pledge agreements, deeds of trust, mortgages, guarantees, or other documents assuring or securing payment of or otherwise evidencing the Collateral Notes, including, without limitation, those set forth on Annex B-1 ("Collateral Note Security");

          (e) The Partnership Interests and all Rights of Debtor with respect thereto, including, without limitation, all Partnership Interests set forth on Annex B-1 and all of Debtor's distribution rights, income rights, liquidation interest, accounts, contract rights, general intangibles, notes, instruments, drafts, and documents relating to the Partnership Interests;

          (f) (i) all copyrights (whether statutory or common law, registered or unregistered), works protectable by copyright, copyright registrations, copyright licenses, and copyright applications of Debtor, including, without limitation, all of Debtor's Right, title, and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including, without limitation, the copyrights set forth on Annex B-2; (ii) all renewals, extensions, and modifications thereof; (iii) all income, licenses, royalties, damages, profits, and payments relating to or payable under any of the foregoing; (iv) the Right to sue for past, present, or future infringements of any of the foregoing;
     (v) all other rights and benefits relating to any of the foregoing throughout the world; and (vi) all goodwill associated with and symbolized by any of the foregoing, in each case, whether now owned or hereafter acquired by Debtor ("Copyrights");

          (g) (i) all patents, patent applications, patent licenses, and patentable inventions of Debtor, including, without limitation, registrations, recordings, and applications thereof in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including, without limitation, those set forth on Annex B-2, and all of the inventions and improvements described and claimed therein; (ii) all continuations, divisions, renewals, extensions, modifications, substitutions, reexaminations, continuations-in-part, or reissues of any of the foregoing; (iii) all income, royalties, profits, damages, awards, and payments relating to or payable under any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing; and (v) all other rights and benefits relating to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by Debtor ("Patents");

          (h) (i) all trademarks, trademark licenses, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other business identifiers, prints, and labels on which any of the foregoing have appeared or appear, all registrations, recordings, and applications thereof, including, without limitation, registrations, recordings, and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including, without limitation, those set forth on Annex B-2; (ii) all reissues, extensions, and renewals thereof; (iii) all income, royalties, damages, and payments now or hereafter relating to or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements of any of the foregoing; (iv) the right to sue for past, present, and future infringements of any of the foregoing; and (v) all rights corresponding to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by Debtor ("Trademarks", and collectively with the Copyrights and the Patents, the "Intellectual Property").

          (i) All Material Agreements (as described in Schedule 8.14 of the Credit Agreement), including, without limitation, (i) all rights of Debtor to receive moneys due and to become due under or pursuant to the Material Agreements, (ii) all rights of Debtor to receive proceeds of any insurance, indemnity, warranty, or guaranty with respect to the Material Agreements,
     (iii) all claims of Debtor for damages arising out of or for breach of or default under the Material Agreements, and (iv) all rights of Debtor to compel performance and otherwise exercise all rights and remedies under the Material Agreements;

          (j) All present and future automobiles, trucks, truck tractors, trailers, semi-trailers, or other motor vehicles or rolling stock, now owned or hereafter acquired by such Debtor (collectively, the "Vehicles");

          (k) Any and all material deposit accounts, bank accounts, investment accounts, or securities accounts, now owned or hereafter acquired or opened by Debtor, including, without limitation, the deposit accounts set forth on Annex D, and any account which is a replacement or substitute for any of such accounts, together with all monies, instruments, certificates, checks, drafts, wire transfer receipts, and other property deposited therein and all balances therein (the "Deposit Accounts");

          (l) All present and future distributions, income, increases, profits, combinations, reclassifications, improvements, and products of, accessions, attachments, and other additions to, tools, parts, and equipment used in connection with, and substitutes and replacements for, all or part of the Collateral described above;

          (m) All present and future accounts, contract rights, general intangibles, chattel paper, documents, instruments, cash and noncash proceeds, and other Rights arising from or by virtue of, or from the voluntary or involuntary sale or other disposition of, or collections with respect to, or insurance proceeds payable with respect to, or proceeds payable by virtue of warranty or other claims against the manufacturer of, or claims against any other Person with respect to, all or any part of the Collateral heretofore described in this clause or otherwise; and

          (n) All present and future security for the payment to any Company of any of the Collateral described above and goods which gave or will give rise to any such Collateral or are evidenced, identified, or represented therein or thereby.

The description of the Collateral contained in this Paragraph 4 shall not be deemed to permit any action prohibited by this Security Agreement or by the terms incorporated in this Security Agreement. [Furthermore, notwithstanding any contrary provision, Debtor agrees that, if, but for the application of this paragraph, granting a Security Interest in the Collateral would constitute a fraudulent conveyance under 11 U.S.C. (S). 548 or a fraudulent conveyance or transfer under any state fraudulent conveyance, fraudulent transfer, or similar Law in effect from time to time (each a "fraudulent conveyance"), then the Security Interest remains enforceable to the maximum extent possible without causing such Security Interest to be a fraudulent conveyance, and this Security Agreement is automatically amended to carry out the intent of this paragraph.] [Bracketed language to be included in all Security Agreements other than the Security Agreement for Borrower.]

     5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Secured Party that:

          (a)  Credit Agreement. Certain representations and warranties in the
               ----------------
     Credit Agreement are applicable to it or its assets or operations, and each such representation and warranty is true and correct.

          (b)  Binding Obligation/ Perfection. This Security Agreement creates a
               ------------------------------
     legal, valid, and binding Lien in and to the Collateral in favor of Secured Party and enforceable against Debtor. For Collateral in which the Security Interest may be perfected by the filing of financing statements, once those financing statements have been properly filed in the jurisdictions described on Annex A hereto, the Security Interest in that Collateral will be fully perfected and the Security Interest will constitute a first-priority Lien on such Collateral, subject only to Permitted Liens. With respect to Collateral consisting of investment property, deposit accounts, electronic chattel paper, letter-of-credit rights, and instruments, upon the delivery of such Collateral to Secured Party or the control agreement related thereto, the Security Interest in that Collateral will be fully perfected. None of the Collateral has been delivered nor control with respect thereto given to any other Person. Other than the Financing Statements and control agreements with respect to this Security Agreement, there are no other financing statements or control agreements covering any Collateral, other than those evidencing Permitted Liens. The creation of the Security Interest does not require the consent of any Person that has not been obtained.

          (c)  Debtor Information. Debtor's exact legal name, mailing address,
               ------------------
     jurisdiction of organization, type of entity, and state issued organizational identification number are as set forth on Annex E hereto.

          (d)  Location/Fixtures. (i) Debtor's place of business and chief
               -----------------
     executive office is where Debtor is entitled to receive notices hereunder; the present and foreseeable location of Debtor's books and records concerning any of the Collateral that is accounts is as set forth on Annex A hereto, and the location of all other Collateral, including, without limitation, Debtor's inventory and equipment, is as set forth on Annex A hereto; and, except as noted on Annex A hereto, all such books, records, and Collateral are in Debtor's possession, and (ii) the Collateral that is or may be fixtures is located on or affixed to the real property described on Annex A hereto.

          (e)  Governmental Authority. No Authorization, approval, or other
               ----------------------
     action by, and no notice to or filing with, any Governmental Authority is required either (i) for the pledge by Debtor of the Collateral pursuant to this Security Agreement or for the execution, delivery, or performance of this Security Agreement by Debtor, or (ii) for the exercise by Secured Party of the voting or other Rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement (except as may be required in connection with the disposition of the Pledged Securities by Laws affecting the offering and sale of securities generally).

          (f)  Maintenance of Collateral. All tangible Collateral which is
               -------------------------
     useful in and necessary to Debtor's business is in good repair and condition, ordinary wear and tear excepted, and none thereof is a fixture except as specifically referred to herein in Paragraph 5(d) hereof.

          (g)  Liens. Debtor owns all presently existing Collateral, and will
               -----
     acquire all hereafter-acquired Collateral, free and clear of all Liens, except Permitted Liens.

          (h)  Annex B-1. Annex B-1 accurately lists all Collateral Notes,
               ---------
     Collateral Note Security, Pledged Shares, Partnership Interests, and Commercial Tort Claims of Debtor (but such failure of such description to be accurate or complete shall not impair the Security Interest in such Collateral).

          (i)  Instruments, Chattel Paper, Collateral Notes, and Collateral Note
               -----------------------------------------------------------------
     Security. All instruments and chattel paper, including, without limitation,
     --------
     the Collateral Notes, have been delivered to Secured Party, together with corresponding endorsements duly executed by Debtor in favor of Secured Party, and such endorsements have been duly and validly executed and are binding and enforceable against Debtor in accordance with their terms. Each Collateral Note and the documents evidencing the Collateral Note Security are in full force and effect; there have been no renewals or extensions of, or amendments, modifications, or supplements to, any thereof about which the Secured Party has not been advised in writing; and no "default" or "potential default" has occurred and is continuing under any such Collateral Note or documents evidencing the Collateral Note Security, except as disclosed on Annex C hereto. Debtor has good title to the Collateral Notes and Collateral Note Security, and such Collateral Notes and Collateral Note Security are free from any claim for credit, deduction, or allowance of an Obligor and free from any defense, condition, dispute, setoff, or counterclaim, and there is no extension or indulgence with respect thereto.

          (j)  Pledged Securities; Pledged Shares. All Collateral that is
               ----------------------------------
     Pledged Shares is duly authorized, validly issued, fully paid, and non-assessable, and the transfer thereof is not subject to any restrictions, other than restrictions imposed by applicable securities and corporate Laws. The Pledged Securities include 100% of the issued and outstanding common stock or other equity interests of each Domestic Subsidiary owned by Debtor and 65% of the issued and outstanding common stock or other equity interests of each Foreign Subsidiary of Debtor. Debtor has good title to the Pledged Securities, free and clear of all Liens and encumbrances thereon (except for the Security Interest created hereby), and has delivered to Secured Party (i) all stock certificates, or other instruments or documents representing or evidencing the Pledged Securities, together with corresponding assignment or transfer powers duly executed in blank by Debtor, and such powers have been duly and validly executed and are binding and enforceable against Debtor in accordance with their terms and (ii) to the extent such Pledged Securities are uncertificated, control and dominion over the Pledged Securities. The pledge of the Pledged Securities in accordance with the terms hereof creates a valid and perfected first priority security interest in the Pledged Securities securing payment of the Obligation.

          (k)  Partnership Interests. Each Partnership issuing a Partnership
               ---------------------
     Interest, is duly organized, currently existing, and in good standing under all applicable Laws; there have been no amendments, modifications, or supplements to any agreement or certificate creating any Partnership or any material contract relating to the Partnerships, of which Secured Party has not been advised in writing; no "default" or "potential default" has occurred and is continuing under any Partnership Agreement, except as disclosed on Annex C hereto; and no approval or consent of the partners of any Partnership is required as a condition to the validity and enforceability of the Security Interest created hereby or the consummation of the transactions contemplated hereby which has not been duly obtained by Debtor. Debtor has good title to the Partnership Interests free and clear of all Liens and encumbrances (except for the Security Interest granted hereby). The Partnership Interests are validly issued, fully paid, and nonassessable and are not subject to statutory, contractual, or other restrictions governing their transfer, ownership, or control, except as set forth in the applicable Partnership Agreements or applicable securities Laws. All capital contributions required to be made by the terms of the Partnership Agreements for each Partnership have been made. The pledge of the Partnership Interests in accordance with the terms hereof creates a valid and perfected first priority security interest in the Partnership Interests securing payment of the Obligation.

          (l)  Accounts. All Collateral that is accounts, contract rights,
               --------
     chattel paper, instruments, payment intangibles, or general intangibles is free from any claim for credit, deduction, or allowance of an Obligor and free from any defense, condition, dispute, setoff, or counterclaim, and there is no extension or indulgence with respect thereto.

          (m)  Material Agreements. All Material Agreements to which Debtor is a
               -------------------
     party are set forth on Schedule 8.14 to the Credit Agreement.

          (n)  Deposit Accounts. With respect to the Deposit Accounts, (i)
               ----------------
     Debtor maintains each Deposit Account with the banks listed on Annex D hereto, (ii) Debtor shall use its best efforts to, within thirty (30) days of the Closing Date, cause each such bank to acknowledge to Secured Party that each such Deposit Account is subject to the Security Interest and Liens herein created, that the pledge of such Deposit Account has been recorded in the books and records of such bank, and that Secured Party shall have dominion and control over such Deposit Account, (iii) Debtor has the legal Right to pledge and assign to Secured Party the funds deposited and to be deposited in each such Deposit Account; and (iv) the Deposit Accounts set forth on Annex D hereto represent all the Deposit Accounts of Debtor.

          (o)  Intellectual Property.
               ---------------------

               (i) All of the Intellectual Property is subsisting, valid, and enforceable. The information contained on Annex B-2 hereto is true, correct, and complete. All issued Patents, Patent applications, registered Trademarks, Trademark applications, registered Copyrights, and Copyright applications of Debtor are identified on Annex B-2 hereto.

               (ii) Debtor is the sole and exclusive owner of the entire and unencumbered right, title, and interest in and to the Intellectual Property free and clear of any Liens, including, without limitation, any pledges, assignments, licenses, user agreements, and covenants by Debtor not to sue third Persons, other than Permitted Liens.

               (iii) To Debtor's knowledge, no third party is infringing, or in Debtor's reasonable business judgment, may be infringing, any of Debtor's rights under the Intellectual Property Collateral.

               (iv) Debtor has performed and will continue to perform all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of the Intellectual Property in full force and effect throughout the world, as applicable.

               (v) Each of the Patents and Trademarks identified on Annex B-2 hereto has been properly registered with the United States Patent and Trademark Office and in corresponding offices throughout the world (where appropriate) and each of the Copyrights identified on Annex B-2 hereto has been properly registered with the United States Copyright Office and in corresponding offices throughout the world (where appropriate).

               (vi) To Debtor's knowledge, no claims with respect to the Intellectual Property Collateral have been asserted and are pending
          (i) to the effect that the sale, licensing, pledge, or use of any of the products of Debtor's business infringes any other party's valid copyright, trademark, service mark, trade secret, or other intellectual property right, (ii) against the use by Debtor of any Intellectual Property Collateral used in the Debtor's business as currently conducted, or (iii) challenging the ownership or use by Debtor of any of the Intellectual Property Collateral that Debtor purports to own or use, nor, to Debtor's knowledge, is there a valid basis for such a claim described in this Paragraph (o)(vi).

The foregoing representations and warranties will be true and correct in all respects with respect to any additional Collateral or additional specific descriptions of certain Collateral delivered to Secured Party in the future by Debtor. The failure of any of these representations or warranties or any description of Collateral therein to be or complete shall not impair the Security Interest in any such Collateral.

     6. COVENANTS. So long as Lenders are committed to extend credit to Borrower or Debtor under the Credit Agreement and until the Obligation is paid and performed in full, Debtor covenants and agrees with Secured Party that Debtor will:

          (a)  Credit Agreement. (i) Comply with, perform, and be bound by all
               ----------------
     covenants and agreements in the Credit Agreement that are applicable to it, its assets, or its operations, each of which is hereby ratified and confirmed (INCLUDING, WITHOUT LIMITATION, THE INDEMNIFICATION AND RELATED PROVISIONS IN SECTION 11.12 OF THE CREDIT AGREEMENT); AND (ii) CONSENT TO AND APPROVE THE VENUE, SERVICE OF PROCESS, AND WAIVER OF JURY TRIAL PROVISIONS OF SECTION 13.10 OF THE CREDIT AGREEMENT.

          (b)  Record of Collateral. Maintain, at the place where Debtor is
               --------------------
     entitled to receive notices under the Loan Documents, a current record of where all Collateral is located, permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such records, and furnish to Secured Party, at such intervals as Secured Party may request, such documents, lists, descriptions, certificates, and other information as may be necessary or proper to keep Secured Party informed with respect to the identity, location, status, condition, and value of the Collateral.

          (c)  Perform Obligations. Fully perform all of Debtor's duties under
               -------------------
     and in connection with each transaction to which the Collateral, or any part thereof, relates, so that the amounts thereof shall actually become payable in their entirety to Secured Party. Furthermore, notwithstanding anything to the contrary contained herein, (i) Debtor shall remain liable under the contracts, agreements, documents, and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by Secured Party of any of its rights or remedies hereunder shall not release Debtor from any of its duties or obligations under the contracts, agreements, documents, and instruments included in the Collateral, and (iii) Secured Party shall not have any indebtedness, liability, or obligation under any of the contracts, agreements, documents, and instruments included in the Collateral by reason of this Security Agreement, and Secured Party shall not be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

          (d)  Notices. (i) Except as may be otherwise expressly permitted under
               -------
     the terms of the Credit Agreement, promptly notify Secured Party of (A) any change in any fact or circumstances represented or warranted by Debtor with respect to any of the Collateral or Obligation, (B) any claim, action, or proceeding affecting title to all or any of the Collateral or the Security Interest and, at the request of Secured Party, appear in and defend, at Debtor's expense, any such action or proceeding, (C) any material change in the nature of the Collateral, (D) any material damage to or loss of Collateral, and (E) the occurrence of any other event or condition (including, without limitation, matters as to Lien priority) that could have a material adverse effect on the Collateral (taken as a whole) or the Security Interest created hereunder; and (ii) give Secured Party thirty
     (30) days written notice before any proposed (A) relocation of its principal place of business or chief executive office, (B) change of its name, identity, or corporate structure, (C) relocation of the place where its books and records concerning its accounts are kept, (D) relocation of any Collateral (other than delivery of inventory in the ordinary course of business to third party contractors for processing and sales of inventory in the ordinary course of business or as permitted by the Credit Agreement) to a location not described on the attached Annex A, and (E) change of its jurisdiction of organization or organizational identification number, as applicable. Prior to making any of the changes contemplated in clause (ii) preceding, Debtor shall execute and deliver all such additional documents and perform all additional acts as Secured Party, in its sole discretion, may request in order to continue or maintain the existence and priority of the Security Interests in all of the Collateral.

          (e)  Collateral in Trust. Hold in trust (and not commingle with other
               -------------------
     assets of Debtor) for Secured Party all Collateral that is chattel paper, instruments, Collateral Notes, Pledged Securities, or documents at any time received by Debtor, and promptly deliver same to Secured Party, unless Secured Party at its option (which may be evidenced only by a writing signed by Secured Party stating that Secured Party elects to permit Debtor to so retain) permits Debtor to retain the same, but any chattel paper, instruments, Collateral Notes, or documents so retained shall be marked to state that they are assigned to Secured Party; each such instrument shall be endorsed to the order of Secured Party (but the failure of same to be so marked or endorsed shall not impair the Security Interest thereon).

          (f)  Further Assurances. At Debtor's expense and Secured Party's
               ------------------
     request, before or after a Default or Potential Default, (i) file or cause to be filed such applications and take such other actions as Secured Party may request to obtain the consent or approval of any Governmental

     Authority to Secured Party's Rights hereunder, including, without limitation, the Right to sell all the Collateral upon a Default or Potential Default without additional consent or approval from such Governmental Authority (and, because Debtor agrees that Secured Party's remedies at Law for failure of Debtor to comply with this provision would be inadequate and that such failure would not be adequately compensable in damages, Debtor agrees that its covenants in this provision may be specifically enforced); (ii) from time to time promptly execute and deliver to Secured Party all such other assignments, certificates, supplemental documents, and financing statements, and do all other acts or things as Secured Party may reasonably request in order to more fully create, evidence, perfect, continue, and preserve the priority of the Security Interest and to carry out the provisions of this Security Agreement; and
     (iii) pay all filing fees in connection with any financing, continuation, or termination statement or other instrument with respect to the Security Interests.

          (g)  Control. Execute all documents and take any action required by
               -------
     Secured Party in order for Secured Party to obtain "control" (as defined in the UCC) with respect to Collateral consisting of Deposit Accounts, investment property, uncertificated Pledged Securities, and letter-of-credit rights. If Debtor at any time holds or acquires an interest in any electronic chattel paper or any "transferable record, " as that term is defined in the federal Electronic Signatures in Global and National Commerce Act, or in the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, promptly notify Secured Party thereof and, at the request of Secured Party, take such action as Secured Party may reasonably request to vest in Secured Party control under the UCC of such electronic chattel paper or control under the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record.

          (h)  Fixtures. For any Collateral that is a fixture or an accession
               --------
     which has been attached to real estate or other goods prior to the perfection of the Security Interest, furnish Secured Party, upon reasonable demand, a disclaimer of interest in each such fixture or accession and a consent in writing to the Security Interest of Secured Party therein, signed by all Persons having any interest in such fixture or accession by virtue of any interest in the real estate or other goods to which such fixture or accession has been attached.

          (i)  Encumbrances. Not create, permit, or suffer to exist, and shall
               ------------
     defend the Collateral against, any Lien or other encumbrance on the Collateral, and shall defend Debtor's Rights in the Collateral and Secured Party's Security Interest in, the Collateral against the claims and demands of all Persons except those holding or claiming Permitted Liens. Debtor shall do nothing to impair the Rights of Secured Party in the Collateral.

          (j)  Estoppel and Other Agreements and Matters. Upon the reasonable
               -----------------------------------------
     request of Administrative Agent, either (i) use commercially reasonable efforts to cause the landlord or lessor for each location where any of its inventory or equipment is maintained to execute and deliver to Secured Party an estoppel and subordination agreement in such form as may be reasonably acceptable to Secured Party and its counsel, or (ii) deliver to Secured Party a legal opinion or other evidence (in each case that is reasonably satisfactory to Secured Party and it counsel) that neither the applicable lease nor the Laws of the jurisdiction in which that location is situated provide for contractual, common Law, or statutory landlord's Liens that is senior to or pari passu with the Security Interest.

          (k)  Certificates of Title. Upon the request of Secured Party, if
               ---------------------
     certificates of title are issued or outstanding with respect to any of the Vehicles or other Collateral, cause the Security Interest to be properly noted thereon.

          (l)  Warehouse Receipts Non-Negotiable. If any warehouse receipt or
               ---------------------------------
     receipt in the nature of a warehouse receipt is issued in respect of any of the Collateral, agree that such warehouse receipt or receipt in the nature thereof shall not be "negotiable" (as such term is used in Section 7-104 of the UCC) unless such warehouse receipt or receipt in the nature thereof is delivered to Secured Party.

          (m)  Impairment of Collateral. Not use any of the Collateral, or
               ------------------------
     permit the same to be used, for any unlawful purpose, in any manner that is reasonably likely to adversely impair the value or usefulness of the Collateral, or in any manner inconsistent with the provisions or requirements of any policy of insurance thereon nor affix or install any accessories, equipment, or device on the Collateral or on any component thereof if such addition will impair the original intended function or use of the Collateral or such component.

          (n)  Information. From time to time at the request of Secured Party
               -----------
     deliver to Secured Party such information regarding the Collateral and the Debtor as Secured Party may reasonably request, including, without limitation, lists and descriptions of the Collateral and evidence of the identity and existence of the Collateral.

          (o)  Annexes. Immediately update all annexes hereto if any information
               -------
     therein shall become inaccurate or incomplete. Notwithstanding any other provision herein, Debtor's failure to describe any Collateral required to be listed on any annex hereto shall not impair Secured Party's Security Interest in the Collateral.

          (p)  Modifications to Agreements. Not modify or substitute, or permit
               ---------------------------
     the modification or substitution of, any Collateral Note or any document evidencing the Collateral Note Security or contract to which any of the Collateral which is accounts relates, nor extend or grant indulgences regarding any account which is Collateral, other than such modifications or indulgences as are reasonable and customary in the industry in which Debtor is engaged.

          (q)  Securities. Except as permitted by the Credit Agreement, not
               ----------
     sell, exchange, or otherwise dispose of, or grant any option, warrant, or other Right with respect to, any of the Pledged Securities; to the extent any issuer of any Pledged Securities is controlled by Debtor and/or its Affiliates, not permit such issuer to issue any additional shares of stock or other securities in addition to or in substitution for the Pledged Securities, except issuances to Debtor on terms acceptable to Secured Party; to the extent any company whose shares or securities constitute Pledged Securities is controlled by Debtor and/or its Affiliates, cause such company not to issue any stock or other securities in addition to or in substitution for the Pledged Securities issued by such company, except to Debtor; pledge hereunder, immediately upon Debtor's acquisition (directly or indirectly) thereof, any and all additional shares of stock or other securities of each Subsidiary of Debtor; and take any action necessary, required, or requested by Secured Party to allow Secured Party to fully enforce its Security Interest in the Pledged Securities, including, without limitation, the filing of any claims with any court, liquidator, trustee, custodian, receiver, or other like person or party.

          (r)  Partnerships and Partnership Interests. (i) Promptly perform,
               --------------------------------------
     observe, and otherwise comply with each and every covenant, agreement, requirement, and condition set forth in the contracts and agreements creating or relating to any Partnership; (ii) do or cause to be done all things necessary or appropriate to keep the Partnerships in full force and effect and the Rights of Debtor and Secured Party thereunder unimpaired;
     (iii) except as expressly permitted by the Credit Agreement, not consent to any Partnership selling, leasing, or disposing of substantially all of its assets in a single transaction or a series of transactions; (iv) notify Secured Party of the occurrence of any default or breach under any contract or agreement creating or relating to the Partnerships; (v) not consent to the amendment, modification, surrender, impairment, forfeiture, cancellation, dissolution, or termination of any Partnership, or material agreement relating thereto;
     (vi) except as permitted by the Credit Agreement, not transfer, sell, or assign any of the Partnership Interests or any part thereof; (vii) to the extent any Partnership is controlled by Debtor and/or its Affiliates, cause such Partnership to refrain from granting any Partnership Interests in addition to or in substitution for the Partnership Interests granted by the Partnerships, except to Debtor; (viii) pledge hereunder, immediately upon Debtor's acquisition (directly or indirectly) thereof, any and all additional Partnership Interests of any Partnership granted to Debtor; and any and all additional shares of stock or other securities of each; (ix) deliver to Secured Party a fully-executed Acknowledgment of Pledge, substantially in the form of Annex G, for each Partnership Interest; and
     (x) take any action necessary, required, or requested by Secured Party to allow Secured Party to fully enforce its Security Interest in the Partnership Interests, including, without limitation, the filing of any claims with any court, liquidator, trustee, custodian, receiver, or other like person or party.

          (s)  Material Agreements. (i) Promptly perform, observe, and otherwise
               -------------------
     comply with each and every covenant, agreement, requirement, and condition set forth in the Material Agreements to which Debtor is a party; (ii) do or cause to be done all things necessary or appropriate to keep the Material Agreements to which Debtor is a party in full force and effect and the Rights of Debtor and Secured Party thereunder unimpaired; (iii) notify Secured Party of the occurrence of any default or breach or potential default or breach under any Material Agreement to which Debtor is a party; and (iv) not consent to the amendment, modification, surrender, impairment, forfeiture, cancellation, dissolution, or termination of any Material Agreement to which Debtor is a Party.

          (t)  Depository Bank. With respect to any Deposit Accounts, (i)
               ---------------
     maintain the Deposit Accounts at the banks (each a "depository bank") described on Annex D or such additional depository banks as have complied with item (iv) hereof; (ii) within thirty (30) days of the Closing Date, or at any other time requested by Secured Party, deliver to each depository bank a letter in the form of Annex F hereto with respect to Secured Party's Rights in such Deposit Account and use its best efforts to obtain the execution of such letter by each depository bank that the pledge of such Deposit Account has been recorded in the books and records of such bank and that Secured Party shall have dominion and control over such Deposit Account; (iii) deliver to Secured Party all certificates or instruments, if any, now or hereafter representing or evidencing the Deposit Accounts, accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Secured Party; and (iv) notify Secured Party prior to establishing any additional Deposit Accounts and, at the request of Secured Party, obtain from such depository bank an executed letter substantially in the form of Annex F and deliver the same to Secured Party.

          (u)  Marking of Chattel Paper. At the request of Secured Party, not
               ------------------------
     create any chattel paper without placing a legend on the chattel paper acceptable to Secured Party indicating that Secured Party has a security interest in the chattel paper.

          (v)  Modification of Accounts. In accordance with prudent business
               ------------------------
     practices, endeavor to collect or cause to be collected from each account debtor under its accounts, as and when due, any and all amounts owing under such accounts. Except in the ordinary course of business consistent with prudent business practices and industry standards, without the prior written consent of Secured Party, Debtor shall not (i) grant any extension of time for any payment with respect to any of the accounts, (ii) compromise, compound, or settle any of the accounts for less than the full amount thereof, (iii) release, in whole or in part, any Person liable for payment of any of the accounts, (iv) allow any credit or discount for payment with respect to any account other than trade discounts granted in the ordinary course of business, or (v) release any Lien or guaranty securing any account.

          (w)  Intellectual Property.
               ---------------------

               (i) Prosecute diligently all applications in respect of Intellectual Property, now or hereafter pending;

               (ii) Except to the extent not required in Debtor's reasonable business judgment, make federal applications on all of its unpatented but patentable inventions and all of its registrable but unregistered Copyrights and Trademarks;

               (iii) Preserve and maintain all of its material rights in the Intellectual Property and protect the Intellectual Property from infringement, unfair competition, cancellation, or dilution by all appropriate action necessary in Debtor's reasonable business judgment, including, without limitation, the commencement and prosecution of legal proceedings to recover damages for infringement and to defend and preserve its rights in the Intellectual Property;

               (iv) Not abandon any of the Intellectual Property necessary to the conduct of its business in the exercise of Debtor's reasonable business judgment;

               (v) (A) Not sell or assign any of its interest in any of the Intellectual Property Collateral other than in the ordinary course of business for full and fair consideration without the prior written consent of Secured Party; (B) not grant any license or sublicense with respect to any of the Intellectual Property Collateral other than as permitted by Paragraph 8(c) hereof without the prior written consent of Secured Party; and (C) maintain the quality of any and all products and services with respect to which the Intellectual Property Collateral is used;

               (vi) Not enter into any agreement, including, but not limited to any licensing agreement, that is or may be inconsistent with Debtor's obligations under this Security Agreement or any of the other Loan Documents;

               (vii) Give Secured Party prompt written notice if Debtor shall obtain rights to or become entitled to the benefit of any Intellectual Property not identified on Annex B-2 hereto;

               (viii) If a Default or Potential Default exists, use its reasonable efforts to obtain any consents, waivers, or agreements necessary to enable Secured Party to exercise its rights and remedies with respect to the Intellectual Property; and

               (ix) At any time and from time to time upon the reasonable request of Secured Party, execute and deliver to Secured Party all such other agreements, documents, instruments, and other items as may be necessary or appropriate for Secured Party to create and perfect its Security Interest in the Intellectual Property and to make all appropriate filings with respect thereto.

     7. DEFAULT; REMEDIES. If a Default or a Potential Default exists, Secured Party may, at its election (but subject to the terms and conditions of the Credit Agreement), exercise any and all Rights available to a secured party under the UCC, in addition to any and all other Rights afforded by the Loan Documents, at Law, in equity, or otherwise, including, without limitation, (a) requiring Debtor to assemble all or part of the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to Debtor and Secured Party, (b) surrendering any policies of insurance on all or part of the Collateral and receiving and applying the unearned premiums as a credit on the Obligation, (c) applying by appropriate judicial proceedings for appointment of a receiver for all or part of the Collateral (and Debtor hereby consents to any such appointment), and (d) applying to the Obligation any cash held by Secured Party under this Security Agreement, including, without limitation, any cash in the Cash Collateral Account (defined in Section 8(h)).

          (a)  Notice. Reasonable notification of the time and place of any
               ------
     public sale of the Collateral, or reasonable notification of the time after which any private sale or other intended disposition of the Collateral is to be made, shall be sent to Debtor and to any other Person entitled to notice under the UCC; provided that, if any of the Collateral threatens to decline speedily in value or is of the type customarily sold on a recognized market, Secured Party may sell or otherwise dispose of the Collateral without notification, advertisement, or other notice of any kind. It is agreed that notice sent or given not less than ten Business Days prior to the taking of the action to which the notice relates is reasonable notification and notice for the purposes of this subparagraph.

          (b)  Condition of Collateral; Warranties. Secured Party has no
               -----------------------------------
     obligation to clean or otherwise prepare the Collateral for sale. Secured Party may sell the Collateral without giving any warranties as to the Collateral. Secured Party may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

          (c)  Compliance with Other Laws. Secured Party may comply with any
               --------------------------
     applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

          (d)  Sales of Pledged Securities.
               ---------------------------

               (i) Debtor agrees that, because of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder (collectively, the "Securities Act"), or any other Laws or regulations, and for other reasons, there may be legal or practical restrictions or limitations affecting Secured Party in any attempts to dispose of certain portions of the Pledged Securities and for the enforcement of its Rights. For these reasons, Secured Party is hereby authorized by Debtor, but not obligated, upon the occurrence and during the continuation of a Default or Potential Default, to sell all or any part of the Pledged Securities at private sale, subject to investment letter or in any other manner which will not require the Pledged Securities, or any part thereof, to be registered in accordance with the Securities Act or any other Laws or regulations, at a reasonable price at such private sale or other distribution in the manner mentioned above. Debtor understands that Secured Party may in its discretion approach a limited number of potential purchasers and that a sale under such circumstances may yield a lower price for the Pledged Securities, or any part thereof, than would otherwise be obtainable if such Collateral were either afforded to a larger number or potential purchasers, registered under the Securities Act, or sold in the open market. Debtor agrees that any such private sale made under this Paragraph 7(d) shall be deemed to have been made in a commercially reasonable manner, and that Secured Party has no obligation to delay the sale of any Pledged Securities to permit the issuer thereof to register it for public sale under any applicable federal or state securities Laws.

               (ii) Secured Party is authorized, in connection with any such sale, (A) to restrict the prospective bidders on or purchasers of any of the Pledged Securities to a limited number of sophisticated investors who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or sale of any of such Pledged Securities, and (B) to impose such other limitations or conditions in connection with any such sale as Secured Party reasonably deems necessary in order to comply with applicable Law. Debtor covenants and agrees that it will execute and deliver such documents and take such other action as Secured Party reasonably deems necessary in order that any such sale may be made in compliance with applicable Law. Upon any such sale Secured Party shall have the right to deliver, assign, and transfer to the purchaser thereof the Pledged Securities so sold. Each purchaser at any such sale shall hold the Pledged Securities so sold absolutely free from any claim or right of Debtor of whatsoever kind, including any equity or right of redemption of Debtor. Debtor, to the extent permitted by applicable Law, hereby specifically waives all rights of redemption, stay, or appraisal which it has or may have under any Law now existing or hereafter enacted.

               (iii) Debtor agrees that ten days' written notice from Secured Party to Debtor of Secured Party's intention to make any such public or private sale or sale at a broker's board or on a securities exchange shall constitute reasonable notice under the UCC. Such notice shall (A) in case of a public sale, state the time and place fixed for such sale, (B) in case of sale at a broker's board or on a securities exchange, state the board or exchange at which such a sale is to be made and the day on which the Pledged Securities, or the portion thereof so being sold, will first be offered to sale at such board or exchange, and (C) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Secured Party may fix in the notice of such sale. At any such sale, the Pledged Securities may be sold in one lot as an entirety or in separate parcels, as Secured Party may reasonably determine. Secured Party shall not be obligated to make any such sale pursuant to any such notice. Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

               (iii) In case of any sale of all or any part of the Pledged Securities on credit or for future delivery, the Pledged Securities so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but Secured Party shall not incur any liability in case of the failure of such purchaser to take up and pay for the Pledged Securities so sold and in case of any such failure, such Pledged Securities may again be sold upon like notice. Secured Party, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at Law or in equity to foreclose the Security Interests and sell the Pledged Securities, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.

               (iv) Without limiting the foregoing, or imposing upon Secured Party any obligations or duties not required by applicable Law, Debtor acknowledges and agrees that, in foreclosing upon any of the Pledged Securities, or exercising any other Rights or remedies provided Secured Party hereunder or under applicable Law, Secured Party may, but shall not be required to, (A) qualify or restrict prospective purchasers of the Pledged Securities by requiring evidence of sophistication or creditworthiness, and requiring the execution and delivery of confidentiality agreements or other documents and agreements as a condition to such prospective purchasers' receipt of information regarding the Pledged Securities or participation in any public or private foreclosure sale process, (B) provide to prospective purchasers business and financial information regarding Debtor or the Companies available in the files of Secured Party at the time of commencing the foreclosure process, without the requirement that Secured Party obtain, or seek to obtain, any updated business or financial information or verify, or certify to prospective purchasers, the accuracy of any such business or financial information, or (C) offer for sale and sell the Pledged Securities with, or without, first employing an appraiser, investment banker, or broker with respect to the evaluation of the Pledged Securities, the solicitation of purchasers for Pledged Securities, or the manner of sale of Pledged Securities.

                  (e)  Application of Proceeds. Secured Party shall apply the
                       -----------------------
         proceeds of any sale or other disposition of the Collateral under this Paragraph 7 in the following order: first, to the payment of all expenses incurred in retaking, holding, and preparing any of the Collateral for sale(s) or other disposition, in arranging for such sale(s) or other disposition, and in actually selling or disposing of the same (all of which are part of the Obligation); second, toward repayment of amounts expended by Secured Party under Paragraph 8; and third, toward payment of the balance of the Obligation in the order and manner specified in the Credit Agreement. Any surplus remaining shall be delivered to Debtor or as a court of competent jurisdiction may direct. If the proceeds are insufficient to pay the Obligation in full, Debtor shall remain liable for any deficiency.

                  (e)  Sales on Credit. If Secured Party sells any of the
                       ---------------
         Collateral upon credit, Debtor will be credited only with payments actually made by the purchaser, received by the Secured Party, and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and Debtor shall be credited with the proceeds of the sale.

         8.       OTHER RIGHTS OF SECURED PARTY.

                  (a)  Performance. If Debtor fails to keep the Collateral in
                       -----------
         good repair, working order, and condition, as required in this Security Agreement, or fails to pay when due all Taxes on any of the Collateral in the manner required by the Loan Documents, or fails to preserve the priority of the Security Interest in any of the Collateral, or fails to keep the Collateral insured as required by the Loan Documents, or otherwise fails to perform any of its obligations under the Loan Documents with respect to the Collateral, then Secured Party may, at its option, but without being required to do so, make such repairs, pay such Taxes, prosecute or defend any suits in relation to the Collateral, or insure and keep insured the Collateral in any amount deemed appropriate by Secured Party, or take all other action which Debtor is required, but has failed or refused, to take under the Loan Documents. Any sum which may be expended or paid by Secured Party under this subparagraph (including, without limitation, court costs and reasonable attorneys' fees) shall bear interest from the dates of expenditure or payment at the Default Rate until paid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall be part of the Obligation.

                  (b)  Collection.  If a Default or Potential Default exists and
                       ----------
         upon notice from Secured Party, each Obligor with respect to any payments on any of the Collateral (including, without limitation, dividends and other distributions with respect to the Pledged Securities and Partnership Interests, payments on Collateral Notes, insurance proceeds payable by reason of loss or damage to any of the Collateral, or Deposit Accounts) is hereby authorized and directed by Debtor to make payment directly to Secured Party, regardless of whether Debtor was previously making collections thereon. Subject to Paragraph 8(f) hereof, until such notice is given, Debtor is authorized to retain and expend all payments made on Collateral. If a Default or Potential Default exists, Secured Party shall have the Right in its own name or in the name of Debtor to compromise or extend time of payment with respect to all or any portion of the Collateral for such amounts and upon such terms as Secured Party may determine; to demand, collect, receive, receipt for, sue for, compound, and give acquittances for any and all amounts due or to become due with respect to Collateral; to take control of cash and other proceeds of any Collateral; to endorse the name of Debtor on any notes, acceptances, checks, drafts, money orders, or other evidences of payment on Collateral that may come into the possession of Secured Party; to sign the name of Debtor on any invoice or bill of lading relating to any Collateral, on any drafts against Obligors or other Persons making payment with respect to Collateral, on assignments and verifications of accounts or other Collateral and on notices to Obligors making payment with respect to Collateral; to send requests for verification of obligations to any Obligor; and to do all other acts and things necessary to carry out the intent of this Security Agreement. If a Default or Potential Default exists and any Obligor fails or refuses to make payment on any Collateral when due, Secured Party is authorized, in its sole discretion, either in its own name or in the name of Debtor, to take such action as Secured Party shall deem appropriate for the collection of any amounts owed with respect to Collateral or upon which a delinquency exists. Regardless of any other provision hereof, however, Secured Party shall never be liable for its failure to collect, or for its failure to exercise diligence in the collection of, any amounts owed with respect to Collateral, nor shall it be under any duty whatsoever to anyone except Debtor to account for funds that it shall actually receive hereunder. Without limiting the generality of the foregoing, Secured Party shall have no responsibility for ascertaining any maturities, calls, conversions, exchanges, offers, tenders, or similar matters relating to any Collateral, or for informing Debtor with respect to any of such matters (irrespective of whether Secured Party actually has, or may be deemed to have, knowledge thereof). The receipt of Secured Party to any Obligor shall be a full and complete release, discharge, and acquittance to such Obligor, to the extent of any amount so paid to Secured Party. Prior to the occurrence and continuation of any Default or Potential Default, Secured Party shall not direct any depository bank to pay over any funds in any Deposit Accounts to Secured Party.

                  (c)  Intellectual Property. For purposes of enabling Secured
                       ---------------------
         Party to exercise its rights and remedies under this Security Agreement and enabling Secured Party and its successors and assigns to enjoy the full benefits of the Collateral, Debtor hereby grants to Secured Party an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to Debtor) to use, assign, license, or sublicense any of the Intellectual Property Collateral. Debtor shall provide Security Party with reasonable access to all media in which any of the Intellectual Property Collateral may be recorded or stored and all computer programs used for the completion or printout thereof. This license shall also inure to the benefit of all successors, assigns, and transferees of Secured Party. Secured Party may require that Debtor assign all of its right, title, and interest in and to the Intellectual Property or any part thereof to Secured Party or such other Person as Secured Party may designate pursuant to documents satisfactory to Secured Party. If no Default or Potential Default exists, Debtor shall have the exclusive, non-transferable right and license to use the Intellectual Property in the ordinary course of business and the exclusive right to grant to other Persons licenses and sublicenses with respect to the Intellectual Property for full and fair consideration. Debtor agrees not to sell or assign its interest in, or grant any sublicense under, the license granted under this Paragraph 8(c) other than in the ordinary course of business for full and fair consideration without the prior written consent of Secured Party.

                  (d)  Record Ownership of Securities. If a Default or Potential
                       ------------------------------
         Default exists, Secured Party at any time have any Collateral that is Pledged Securities and that is in the possession of Secured Party, or its nominee or nominees, registered in its name, or in the name of its nominee or nominees, as Secured Party; and, as to any Collateral that is Pledged Securities so registered, Secured Party shall execute and deliver (or cause to be executed and delivered) to Debtor all such proxies, powers of attorney, dividend coupons or orders, and other documents as Debtor may reasonably request for the purpose of enabling Debtor to exercise the voting Rights and powers which it is entitled to exercise under this Security Agreement or to receive the dividends and other Distributions and payments in respect of such Collateral that is Pledged Securities or proceeds thereof which it is authorized to receive and retain under this Security Agreement.

                  (e)  Voting of Securities. As long as no Default or Potential
                       --------------------
         Default exists, Debtor is entitled to exercise all voting rights pertaining to any Pledged Securities and Partnership Interests; provided, however, that no vote shall be cast or consent, waiver, or ratification given or action taken without the prior written consent of Secured Party which would (x) be inconsistent with or violate any provision of this Security Agreement or any other Loan Document or (y) amend, modify, or waive any term, provision or condition of the certificate of incorporation, bylaws, certificate of formation, or other charter document, or other agreement relating to, evidencing, providing for the issuance of, or securing any Collateral; and provided further that Debtor shall give Secured Party at least five Business Days' prior written notice in the form of an officers' certificate of the manner in which it intends to exercise, or the reasons for refraining from exercising, any voting or other consensual Rights pertaining to the Collateral or any part thereof which might have a material adverse effect on the value of the Collateral or any part thereof. If a Default or Potential Default exists and if Secured Party elects to exercise such Right, the Right to vote any Pledged Securities shall be vested exclusively in Secured Party. To this end, Debtor hereby irrevocably constitutes and appoints Secured Party the proxy and attorney-in-fact of Debtor, with full power of substitution, to vote, and to act with respect to, any and all Collateral that is Pledged Securities standing in the name of Debtor or with respect to which Debtor is entitled to vote and act, subject to the understanding that such proxy may not be exercised unless a Default exists. The proxy herein granted is coupled with an interest, is irrevocable, and shall continue until the Obligation has been paid and performed in full.

                  (f)  Certain Proceeds. Notwithstanding any contrary provision
                       ----------------
                  herein, any and all


                       (v) dividends, interest, or other Distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable, or otherwise distributed in respect of, or in exchange for, any Collateral;

                       (vi) dividends, interest, or other Distributions hereafter paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution, or in connection with a reduction of capital, capital surplus, or paid-in-surplus;

                       (vii) cash paid, payable, or otherwise distributed in redemption of, or in exchange for, any Collateral; and

                       (viii) dividends, interest, or other Distributions paid or payable in violation of the Loan Documents,

         shall be part of the Collateral hereunder, and shall, if received by Debtor, be held in trust for the benefit of Secured Party, and shall forthwith be delivered to Secured Party (accompanied by proper instruments of assignment and/or stock and/or bond powers executed by Debtor in accordance with Secured Party's instructions) to be held subject to the terms of this Security Agreement. Any cash proceeds of Collateral which come into the possession of Secured Party on and after the occurrence of a Default (including, without limitation, insurance proceeds) may, at Secured Party's option, be applied in whole or in part to the Obligation (to the extent then due), be released in whole or in part to or on the written instructions of Debtor for any general or specific purpose, or be retained in whole or in part by Secured Party as additional Collateral. Any cash Collateral in the possession of Secured Party may be invested by Secured Party in certificates of deposit issued by Secured Party (if Secured Party issues such certificates) or by any state or national bank having combined capital and surplus greater than $100,000,000 with a rating from Moody's and S&P of P-1 and A-1+, respectively, or in securities issued or guaranteed by the United States of America or any agency thereof. Secured Party shall never be obligated to make any such investment and shall never have any liability to Debtor for any loss which may result therefrom. All interest and other amounts earned from any investment of Collateral may be dealt with by Secured Party in the same manner as other cash Collateral. The provisions of this subparagraph are applicable whether or not a Default or Potential Default exists.

                  (g)  Use and Operation of Collateral. Should any Collateral
                       -------------------------------
         come into the possession of Secured Party, Secured Party may use or operate such Collateral for the purpose of preserving it or its value pursuant to the order of a court of appropriate jurisdiction or in accordance with any other Rights held by Secured Party in respect of such Collateral. Debtor covenants to promptly reimburse and pay to Secured Party, at Secured Party's request, the amount of all reasonable expenses (including, without limitation, the cost of any insurance and payment of Taxes or other charges) incurred by Secured Party in connection with its custody and preservation of Collateral, and all such expenses, costs, Taxes, and other charges shall bear interest at the Default Rate until repaid and, together with such interest, shall be payable by Debtor to Secured Party upon demand and shall become part of the Obligation. However, the risk of accidental loss or damage to, or diminution in value of, Collateral is on Debtor, and Secured Party shall have no liability whatever for failure to obtain or maintain insurance, nor to determine whether any insurance ever in force is adequate as to amount or as to the risks insured. With respect to Collateral that is in the possession of Secured Party, Secured Party shall have no duty to fix or preserve rights against prior parties to such Collateral and shall never be liable for any failure to use diligence to collect any amount payable in respect of such Collateral, but shall be liable only to account to Debtor for what it may actually collect or receive thereon. The provisions of this subparagraph are applicable whether or not a Default exists.

                  (h)  Cash Collateral Account. If a Default exists, Secured
                       -----------------------
         Party shall have, and Debtor hereby grants to Secured Party, the right and authority to transfer all funds on deposit in the Deposit Accounts to a "Cash Collateral Account" (herein so called) maintained with a depository institution acceptable to Secured Party and subject to the exclusive direction, domain, and control of Secured Party, and no disbursements or withdrawals shall be permitted to be made by Debtor from such Cash Collateral Account. Such Cash Collateral Account shall be subject to the Security Interest and Liens in favor of Secured Party herein created, and Debtor hereby grants a security interest to Secured Party on behalf of Agents and Lenders in and to, such Cash Collateral Account and all checks, drafts, and other items ever received by Debtor for deposit therein. Furthermore, if a Default exists, Secured Party shall have the right, at any time in its discretion without notice to Debtor, (i) to transfer to or to register in the name of Secured Party, any other Agent, or any Lender or nominee any certificates of deposit or deposit instruments constituting Deposit Accounts and shall have the right to exchange such certificates or instruments representing Deposit Accounts for certificates or instruments of smaller or larger denominations and (ii) to take and apply against the Obligation any and all funds then or thereafter on deposit in the Cash Collateral Account or otherwise constituting Deposit Accounts.

                  (i)  Power of Attorney. Debtor hereby irrevocably constitutes
                       -----------------
         and appoints Secured Party and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Debtor or in its own name, to take after the occurrence and during the continuance of a Default and from time to time thereafter, any and all action and to execute any and all documents and instruments which Secured Party at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement and, without limiting the generality of the foregoing, Debtor hereby gives Secured Party the power and right on behalf of Debtor and in its own name to do any of the following after the occurrence and during the continuance of a Default and from time to time thereafter, without notice to or the consent of Debtor:

                           (ix) to transfer any and all funds on deposit in the Deposit Accounts to the Cash Collateral Account as set forth in herein;

                           (x) to receive, endorse, and collect any drafts or other instruments or documents in connection with clause
                  (b) above and this clause (i);

                           (xi) to use the Intellectual Property or to grant or issue any exclusive or non-exclusive license under the Intellectual Property to anyone else, and to perform any act necessary for the Secured Party to assign, pledge, convey, or otherwise transfer title in or dispose of the Intellectual Property to any other Person;

                           (xii) to demand, sue for, collect, or receive, in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

                           (xiii) to pay or discharge taxes, Liens, or other encumbrances levied or placed on or threatened against the Collateral;

                           (xiv) to notify post office authorities to change the address for delivery of Debtor to an address designated by Secured Party and to receive, open, and dispose of mail addressed to Debtor; and

                           (xv) (A) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to Secured Party or as Secured Party shall direct; (B) to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications, and notices in connection with accounts and other documents relating to the Collateral; (D) to commence and prosecute any suit, action, or proceeding at Law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other Right in respect of any Collateral; (E) to defend any suit, action, or proceeding brought against Debtor with respect to any Collateral; (F) to settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as Secured Party may deem appropriate;
                  (G) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar, or other designated agency upon such terms as Secured Party may determine; (H) to add or release any guarantor, indorser, surety, or other party to any of the Collateral; (I) to renew, extend, or otherwise change the terms and conditions of any of the Collateral; (J) to endorse Debtor's name on all applications, documents, papers, and instruments necessary or desirable in order for Secured Party to use any of the Intellectual Property; (K) to make, settle, compromise or adjust any claims under or pertaining to any of the Collateral (including claims under any policy of insurance); (L) to execute on behalf of Debtor any financing statements or continuation statements with respect to the Security

                  Interests created hereby, and to do any and all acts and things to protect and preserve the Collateral, including, without limitation, the protection and prosecution of all Rights included in the Collateral; and (M) to sell, transfer, pledge, convey, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party's option and Debtor's expense, at any time, or from time to time, all acts and things which Secured Party deems necessary to protect, preserve, maintain, or realize upon the Collateral and Secured Party's security interest therein.

         This power of attorney is a power coupled with an interest and shall be irrevocable. Secured Party shall be under no duty to exercise or withhold the exercise of any of the Rights, powers, privileges, and options expressly or implicitly granted to Secured Party in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so. Neither Secured Party nor any Person designated by Secured Party shall be liable for any act or omission or for any error of judgment or any mistake of fact or Law. This power of attorney is conferred on Secured Party solely to protect, preserve, maintain, and realize upon its Security Interest in the Collateral. Secured Party shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve, or maintain any Lien given to secure the Collateral.

                  (j)  Purchase Money Collateral. To the extent that Secured
                       -------------------------
         Party, any other Agent, or any Lender has advanced or will advance funds to or for the account of Debtor to enable Debtor to purchase or otherwise acquire Rights in Collateral, Secured Party, any Agent, or such Lender, at its option, may pay such funds (i) directly to the Person from whom Debtor will make such purchase or acquire such Rights, or (ii) to Debtor, in which case Debtor covenants to promptly pay the same to such Person, and forthwith furnish to Secured Party evidence satisfactory to Secured Party that such payment has been made from the funds so provided.

                  (k)  Subrogation. If any of the Obligation is given in renewal
                       -----------
         or extension or applied toward the payment of indebtedness secured by any Lien, Secured Party shall be, and is hereby, subrogated to all of the Rights, titles, interests, and Liens securing the indebtedness so renewed, extended, or paid.

                  (l)  Indemnification. Debtor hereby assumes all liability for
                       ---------------
         the Collateral, for the Security Interest, and for any use, possession, maintenance, and management of, all or any of the Collateral, including, without limitation, any Taxes arising as a result of, or in connection with, the transactions contemplated herein, and agrees to assume liability for, and to indemnify and hold Secured Party, each other Agent, and each Lender harmless from and against, any and all claims, causes of action, or liability, for injuries to or deaths of Persons and damage to property, howsoever arising from or incident to such use, possession, maintenance, and management, whether such Persons be agents or employees of Debtor or of third parties, or such damage be to property of Debtor or of others. Debtor agrees to indemnify, save, and hold Secured Party, each other Agent, and each Lender harmless from and against, and covenants to defend Secured Party, each other Agent, and each Lender against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses (collectively, "Claims"), including, without limitation, court costs and attorneys' fees, and any of the foregoing arising from the negligence of Secured Party, any other Agent, or any Lender, or any of their respective officers, employees, agents, advisors, employees, or representatives, howsoever arising or incurred because of, incident to, or with respect to Collateral or any use, possession, maintenance, or management thereof; provided, however, that the indemnity set forth in this Paragraph 8(l) will not apply to Claims caused by the gross negligence or willful misconduct of Secured Party, any other Agent, or any Lender.

                  (m)  Continuing Liability. Notwithstanding anything to the
                       --------------------
         contrary contained in this Security Agreement, (i) Debtor shall remain liable under the contracts, agreements, documents, and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by Secured Party of any of its rights or remedies hereunder shall not release Debtor from any of its duties or obligations under the contracts, agreements, documents, and instruments included in the Collateral, and (iii) Secured Party shall not have any indebtedness, liability, or obligation under any of the contracts, agreements, documents, and instruments included in the Collateral by reason of this Security Agreement, and Secured Party shall not be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

         9.       MISCELLANEOUS.

                  (a)  Continuing Security Interest. This Security Agreement
                       ----------------------------
         creates a continuing security interest in the Collateral and shall (i) remain in full force and effect until the termination of the obligations of Lenders to advance Borrowings or issue LCs under the Loan Documents, the payment in full of the Obligation, and the expiration of all LCs and all Financial Hedges issued by any Lender or any Affiliate of any Lender to Borrower or any Company; (ii) be binding upon Debtor, its successors, and assigns; and (iii) inure to the benefit of and be enforceable by Secured Party, other Agents, Lenders, and their respective successors, transferees, and assigns. Without limiting the generality of the foregoing clause (iii), Secured Party, other Agents, and Lenders may assign or otherwise transfer any of their respective Rights under this Security Agreement to any other Person in accordance with the terms and provisions of Section 13.13 of the Credit Agreement, and to the extent of such assignment or transfer such Person shall thereupon become vested with all the Rights and benefits in respect thereof granted herein or otherwise to Secured Party, other Agents, or Lenders, as the case may be. Upon payment in full of the Obligation, the termination of the commitment of Lenders to extend credit or issue LCs under the Loan Documents, and the expiration and termination of all LCs and Financial Hedges issued by any Lender or any Affiliate of any Lender to Borrower or any Company, Debtor shall be entitled to the return, upon its request and at its expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

                  (b)  Reference to Miscellaneous Provisions. This Security
                       -------------------------------------
         Agreement is one of the "Loan Documents" referred to in the Credit Agreement, and all provisions relating to Loan Documents set forth in
         Section 13 of the Credit Agreement are incorporated herein by reference, the same as if set forth herein verbatim.

                  (c)  Term. Upon full and final payment and performance of the
                       ----
         Obligation, this Security Agreement shall thereafter terminate upon receipt by Secured Party of Debtor's written notice of such payment and performance; provided that no Obligor, if any, on any of the Collateral shall ever be obligated to make inquiry as to the termination of this Security Agreement, but shall be fully protected in making payment directly to Secured Party until actual notice of such total payment of the Obligation is received by such Obligor.

                  (d)  Actions Not Releases. The Security Interest and Debtor's
                       --------------------
         obligations and Secured Party's Rights hereunder shall not be released, diminished, impaired, or adversely affected by the occurrence of any one or more of the following events: (i) the taking or accepting of any other security or assurance for any or all of the Obligation; (ii) any release, surrender, exchange, subordination, or loss of any security or assurance at any time existing in connection with any or all of the Obligation; (iii) the modification of, amendment to, or waiver of compliance with any terms of any of the other Loan Documents without the notification or consent of Debtor, except as required therein (the Right to such notification or consent being herein specifically waived by Debtor); (iv) the insolvency, bankruptcy, or lack of corporate or trust power of any party at any time liable for the payment of any or all of the Obligation, whether now existing or hereafter occurring; (v) any renewal, extension, or rearrangement of the payment of any or all of the Obligation, either with or without notice to or consent of Debtor, or any adjustment, indulgence, forbearance, or compromise that may be granted or given by Secured Party, any other Agent, or any Lender to Debtor; (vi) any neglect, delay, omission, failure, or refusal of Secured Party, any other Agent, or any Lender to take or prosecute any action in connection with any other agreement, document, guaranty, or instrument evidencing, securing, or assuring the payment of all or any of the Obligation; (vii) any failure of Secured Party, any other Agent, or any Lender to notify Debtor of any renewal, extension, or assignment of the Obligation or any part thereof, or the release of any Collateral or other security, or of any other action taken or refrained from being taken by Secured Party, any other Agent, or any Lender against Debtor or any new agreement between or among Secured Party, any other Agent, or one or more Lenders and Debtor, it being understood that except as expressly provided herein, neither Secured Party, nor any other Agent, nor any Lender shall be required to give Debtor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Obligation, including, without limitation, notice of acceptance of this Security Agreement or any Collateral ever delivered to or for the account of Secured Party hereunder; (viii) the illegality, invalidity, or unenforceability of all or any part of the Obligation against any party obligated with respect thereto by reason of the fact that the Obligation, or the interest paid or payable with respect thereto, exceeds the amount permitted by Law, the act of creating the Obligation, or any part thereof, is ultra vires, or the officers, partners, or trustees creating same acted in excess of their authority, or for any other reason; or (ix) if any payment by any party obligated with respect thereto is held to constitute a preference under applicable Laws or for any other reason Secured Party, any other Agent, or any Lender is required to refund such payment or pay the amount thereof to someone else.

                  (e)  Waivers. Except to the extent expressly otherwise
                       -------
         provided herein or in other Loan Documents and to the fullest extent permitted by applicable Law, Debtor waives (i) any Right to require Secured Party, any other Agent, or any Lender to proceed against any other Person, to exhaust its Rights in Collateral, or to pursue any other Right which Secured Party, any other Agent, or any Lender may have; (ii) with respect to the Obligation, presentment and demand for payment, protest, notice of protest and nonpayment, and notice of the intention to accelerate; and (iii) all Rights of marshaling in respect of any and all of the Collateral.

                  (f)  Financing Statement; Authorization. Secured Party shall
                       ----------------------------------
         be entitled at any time to file this Security Agreement or a carbon, photographic, or other reproduction of this Security Agreement, as a financing statement, but the failure of Secured Party to do so shall not impair the validity or enforceability of this Security Agreement. Debtor hereby irrevocably authorizes Secured Party at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments thereto (without the requirement for Debtor's signature thereon) that (i) indicate the Collateral (A) as all assets of Debtor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of
         Article 9 of the UCC of the state or such jurisdiction or whether such assets are included in the Collateral hereunder, or (B) as being of an equal or lesser scope or with greater detail, and (ii) contain any other information required by Article 9 of the UCC of the state or such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (A) whether the Company is an organization, the type of organization, and any organization identification number issued to Debtor and, (B) in the case of a financing statement filed as a fixture filing or indicating Collateral as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Debtor agrees to furnish any such information to Secured Party promptly upon request.

                  (g)  Amendments. This Security Agreement may be amended only
                       ----------
         by an instrument in writing executed jointly by Debtor and Secured Party, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

                  (h)  Multiple Counterparts. This Security Agreement has been
                       ---------------------
         executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Security Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                  (i)  Parties Bound; Assignment. This Security Agreement shall
                       -------------------------
         be binding on Debtor and Debtor's heirs, legal representatives, successors, and assigns and shall inure to the benefit of Secured Party and Secured Party's successors and assigns.

                       (xvi) Secured Party is the agent for each Lender and each Agent under the Credit Agreement, the Security Interest and all Rights granted to Secured Party hereunder or in connection herewith are for the ratable benefit of each Lender and each Agent, and Secured Party may, without the joinder of any Lender, exercise any and all Rights in favor of Secured Party or any other Agent or Lenders hereunder, including, without limitation, conducting any foreclosure sales hereunder, and executing full or partial releases hereof, amendments or modifications hereto, or consents or waivers hereunder. The Rights of each Lender and Agent vis-a-vis Secured Party and each other Lender and Agent may be subject to one or more separate agreements between or among such parties, but Debtor need not inquire about any such agreement or be subject to any terms thereof unless Debtor specifically joins therein; and consequently, neither Debtor nor Debtor's heirs, personal representatives, successors, and assigns shall be entitled to any benefits or provisions of any such separate agreements or be entitled to rely upon or raise as a defense, in any manner whatsoever, the failure or refusal of any party thereto to comply with the provisions thereof.

                       (xvii) Debtor may not, without the prior written consent of Secured Party, assign any Rights, duties, or obligations hereunder.

                  (j)  Governing Law. The substantive laws of the State of
                       -------------
         Texas, without regard to the choice of law principles that might otherwise apply, except to the extent the laws of another jurisdiction govern the creation, perfection, validity, or enforcement of Liens under this Security Agreement, and the applicable federal laws of the United States of America, shall govern the validity, construction, enforcement and interpretation of this Security Agreement and all of the other Loan Documents.

                    Remainder of Page Intentionally Blank.
                           Signature Page to Follow.

         EXECUTED as of the date first stated in this Pledge, Assignment, and Security Agreement.



________________________________                                            ,
as Debtor



By: ____________________________
    Name: ______________________
    Title:______________________


Mailing Address:


                  Pledge, Assignment, and Security Agreement
                                Signature Page

                         ANNEX A TO SECURITY AGREEMENT
                         -----------------------------

                         (TO BE PROVIDED BY BORROWER)


A.       LOCATION OF BOOKS AND RECORDS

B.       LOCATION OF COLLATERAL

C.       LOCATION OF REAL PROPERTY

D.       JURISDICTION(S) FOR FILING FINANCING STATEMENTS

                        ANNEX B-1 TO SECURITY AGREEMENT
                        -------------------------------

                         (TO BE PROVIDED BY BORROWER)


A.       COLLATERAL NOTES AND COLLATERAL NOTE SECURITY

B.       PLEDGED SHARES (OF DOMESTIC SUBSIDIARIES AND FOREIGN SUBSIDIARIES OF
         DEBTOR)

C.       PARTNERSHIP INTERESTS

D.       COMMERCIAL TORT CLAIMS

                        ANNEX B-2 TO SECURITY AGREEMENT
                        -------------------------------

                         (TO BE PROVIDED BY BORROWER)

A.       COPYRIGHTS

B.       PATENTS

C.       TRADEMARKS

                         ANNEX C TO SECURITY AGREEMENT
                         -----------------------------

     DEFAULTS OR POTENTIAL DEFAULTS UNDER ANY COLLATERAL NOTE, DOCUMENTS
      EVIDENCING THE COLLATERAL NOTE SECURITY, OR PARTNERSHIP AGREEMENTS

                         (TO BE PROVIDED BY BORROWER)

                         ANNEX D TO SECURITY AGREEMENT
                         -----------------------------

                           MATERIAL DEPOSIT ACCOUNTS

                         (TO BE PROVIDED BY BORROWER)

     NAME OF BANK               ADDRESS               ACCOUNT NUMBER
     ------------               -------               --------------

                         ANNEX E TO SECURITY AGREEMENT
                         -----------------------------

                              DEBTOR INFORMATION

                         (TO BE PROVIDED BY BORROWER)


Exact Legal Name:

Mailing Address:  _________________________




Type of Entity:

Jurisdiction of Organization:

State Issued Organizational Identification Number:

                         ANNEX F TO SECURITY AGREEMENT
                         -----------------------------

                       DEPOSIT ACCOUNT CONTROL AGREEMENT

____________, 20__



Ladies and Gentlemen:

This letter is to notify you (the "Depository Bank") that, pursuant to that certain Pledge, Assignment, and Security Agreement dated as of __________, 20__ (as amended, modified, supplemented, or restated from time to time, the "Security Agreement"), __________________, a [corporation] organized under the laws of ________________ (the "Pledgor"), has granted to Bank of America, N.A., a national banking association, in its capacity as Administrative Agent for Lenders and as Secured Party under the Security Agreement ("Pledgee") a first priority security interest in and lien upon, (a) Account No. (the "Account") maintained by Pledgor with you, (b) any extensions or renewals of the Account if the Account is one which may be extended or renewed, and (c) all of Pledgor's right, title, and interest (whether now existing or hereafter created or arising) in and to the Account, all sums from time to time on deposit therein, credited thereto, or payable thereon, all instruments, documents, certificates, and other writings evidencing the Account, and any and all proceeds of any thereof (the items described in clauses (a), (b) and (c) being herein collectively called the "Collateral").

In connection therewith, the parties hereto agree (which agreement by Pledgor will be construed as instructions to the Depository Bank):

1. The Depository Bank is instructed to register the pledge on its books and hold the Collateral in a pledged status account.

2. The Depository Bank is instructed to deliver to Pledgee copies of monthly statements on the account(s) identified below:

3.       The Account will be styled:

         "________________________________"

4. All dividends, interest, gains, and other profits on the Collateral will be reported in the name and tax identification number of Pledgor.

5. [The Depository Bank will not, without the prior written consent of Pledgee, allow any of the Collateral or any interest therein to be sold, transferred, or withdrawn by or for the benefit of Pledgor.]

6. This letter agreement gives Pledgee "control" of the Account and the Collateral. The Depository Bank agrees to comply with any order or instruction from Pledgee as to the withdrawal or disposition of any funds from time to time credited to the Account, or as to any other matters relating to the Collateral, without the further consent of Pledgor. The Depository Bank shall be fully entitled to rely upon such instructions from Pledgee even if such instructions are contrary to any instructions or demands that Pledgor may give to the Depository Bank.

7. Pledgee agrees to indemnify and hold the Depository Bank, its officers and employees, harmless from and against any and all claims, causes of action, liabilities, lawsuits, demands, and/or damages, including, without limitation any and all costs, including court costs and reasonable attorneys' fees, that may arise or result from the Depository Bank complying with the instructions and orders of Pledgee given in connection with Pledgee's exercise of its control over and secured rights in the Account and the Collateral except to the extent that such claims, causes of action, liabilities, lawsuits, demands, and/or damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Depository Bank.

8. Pledgor agrees to indemnify and hold the Depository Bank, its officers and employees, harmless from and against any and all claims, causes of action, liabilities, lawsuits, demands, and/or damages, including, without limitation, any and all costs, including court costs and reasonable attorneys' fees, that may arise or result from the Depository Bank entering into and performing its obligations under this letter agreement except to the extent that such claims, causes of action, liabilities, lawsuits, demands, and/or damages are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Depository Bank.

9. The Depository Bank represents that it has not received notice regarding any lien, encumbrance, or other claim to the Account or the Collateral from any person other than pursuant to this letter agreement and has not entered into another agreement with any other party to act on such party's instructions with respect to the Account. The Depository Bank further agrees not to enter into any such agreement with any other party.

10. The Depository Bank subordinates to the security interest of Pledgee any right of recoupment or set-off, or to assert any security interest or other lien, that it may at any time have against or in any of the Collateral on account of any credit or other obligations owed to the Depository Bank by Pledgor or any other person. The Depository Bank may, however, from time to time debit the Account for any of its customary charges in maintaining the Account or for reimbursement for the reversal of any provisional credits granted by the Depository Bank to the Account, to the extent, in each case, that Pledgor has not separately paid or reimbursed Depository Bank therefor.

11. To the extent a conflict exists between the terms of this letter agreement and any account agreement between Pledgor and the Depository Bank, the terms of this letter agreement will control.

12. The terms of this letter agreement will in no way be modified except by a writing signed by all parties hereto.

13. Each of the parties executing this letter agreement represents that he has the proper authority to execute this letter agreement.

       [Remainder of page intentionally blank. Signature page follows.]

         IN WITNESS WHEREOF, Pledgor and Pledgee have agreed to the terms of this letter agreement as of the date first indicated above.

Pledgor:

[NAME OF ENTITY]


By:
         _____________________________________________________
         Name:________________________________________________
         Title:_______________________________________________



Pledgee:

BANK OF AMERICA, N.A.,
as Administrative Agent


By:
        _____________________________________________________
        Name:________________________________________________
        Title:_______________________________________________



Acknowledged and Agreed on ____________, 200_:

Depository Bank:

[NAME OF ENTITY]


By:
         _____________________________________________________
         Name:________________________________________________
         Title:_______________________________________________

                         ANNEX G TO SECURITY AGREEMENT
                         -----------------------------

                           ACKNOWLEDGMENT OF PLEDGE

PARTNERSHIP:_______________                    INTEREST OWNER:__________________


         BY THIS ACKNOWLEDGMENT OF PLEDGE, dated as of ______________________ , 20__, (the "Partnership") hereby acknowledges the pledge in favor of Bank of America, N.A. ("Pledgee"), in its capacity as Administrative Agent for Lenders and as Secured Party under that certain Pledge, Assignment, and Security Agreement dated as of , 2001 (as amended, modified, supplemented, or restated from time to time, the "Security Agreement"), against, and a security interest in favor of Pledgee in, all of 's (the "Interest Owner") Rights in connection with any partnership interest in the Partnership now and hereafter owned by the Interest Owner ("Partnership Interest").

         A. Pledge Records. The Partnership has identified Pledgee's interest in
            --------------
all of the Interest Owner's Right, title, and interest in and to all of the Interest Owner's Partnership Interest as subject to a pledge and security interest in favor of Pledgee in the Partnership Records.

         B.  Partnership Distributions, Accounts, and Correspondence. The
             -------------------------------------------------------
Partnership hereby acknowledges that (i) all proceeds, distributions, and other amounts payable to the Interest Owner, including, without limitation, upon the termination, liquidation, and dissolution of the Partnership shall be paid and remitted to the Pledgee upon demand, (ii) all funds in deposit accounts shall be held for the benefit of Pledgee, and (iii) all future correspondence, accountings of distributions, and tax returns of the Partnership shall be provided to the Pledgee. The Partnership acknowledges and accepts such direction and hereby agrees that it shall, upon the written demand by the Administrative Agent, pay directly to the Administrative Agent at such address any and all distributions, income, and cash flow arising from the Partnership Interests whether payable in cash, property or otherwise, subject to and in accordance with the terms and conditions of the Partnership. The Pledgee may from time to time notify the Partnership of any change of address to which such amounts are to be paid.

                    Remainder of Page Intentionally Blank.
                           Signature Page to Follow.

     EXECUTED as of the date first stated in this Acknowledgment of Pledge.


                                     ___________________________________________

                                     By:________________________________________
                                        Name: __________________________________
                                        Title: _________________________________




                                     [PARTNERSHIP]



                                     By:________________________________________
                                         as General Partner


                                     By:________________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                            Acknowledgment of Pledge
                                 Signature Page

                                  Exhibit E-1
                                  -----------

                        FORM OF COMPLIANCE CERTIFICATE
                        ------------------------------
                              (AZZ incorporated)

               FOR ______________ ENDED ____________,

                        DATE: ________________________,


ADMINISTRATIVE AGENT:       Bank of America, N.A.

BORROWER:                   AZZ incorporated
--------------------------------------------------------------------------------

         This certificate is delivered under the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Administrative Agent, and Agents and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

         I certify to Agents and Lenders that:

         (a) I am a Responsible Officer of the Companies in the position(s) set forth under my signature below;

         (b) the Financial Statements of the Companies attached to this certificate were prepared in accordance with GAAP, and present fairly in all material respects the consolidated and consolidating financial condition and results of operations of the Companies as of, and for the (three, six, or nine months, or fiscal year) ended on _______________,______, (the "Subject Period") [(subject only to normal year-end audit adjustments)];

         (c) a review of the activities of the Companies during the Subject Period has been made under my supervision with a view to determining whether, during the Subject Period, the Companies have kept, observed, performed, and fulfilled all of their respective obligations under the Loan Documents, and during the Subject Period, (i) the Companies kept, observed, performed, and fulfilled each and every covenant and condition of the Loan Documents (except for the deviations, if any, set forth on Annex A to this certificate) in all material respects, and (ii) no Default (nor any Potential Default) has occurred which has not been cured or waived (except the Defaults or Potential Defaults, if any, described on Annex A to this Certificate);

         (d) the status of compliance by the Companies with Sections 9.12, 9.13, 9.20, 9.22, 9.29 and 9.30 of the Credit Agreement at the end of the Subject Period is as set forth on Annex B to this certificate;

         (e) to the extent any Debt Issuance occurred prior to or during the Subject Period, all mandatory prepayments or commitment reductions required pursuant to Section 3.3(b) have been made at the times required pursuant to
Section 3.3;

         (f) except for deviations described on Annex A, all Net Cash Proceeds from the disposition of assets required to be reinvested in property or assets of the Loan Parties during the Subject Period have been reinvested, and no mandatory prepayment is required to be paid by Borrower to Lenders pursuant to
Section 3.3(b) of the Credit Agreement;

         (g) during the Subject Period, each Schedule and Annex to each Loan Document that was required to be revised and supplied to Administrative Agent in accordance with the terms of the Loan Documents has been so revised and supplied.

                               [Signature of Responsible Officer of Borrower]


                               By:  ______________________________________
                                    Name: ________________________________
                                    Title: _______________________________

                       ANNEX A TO COMPLIANCE CERTIFICATE
                       ---------------------------------

                        DEVIATIONS FROM LOAN DOCUMENTS/
                        -------------------------------
                        DEFAULTS OR POTENTIAL DEFAULTS
                        ------------------------------

                             (If none, so state.)

                       ANNEX B TO COMPLIANCE CERTIFICATE
                       ---------------------------------

                           Status of Compliance with
                Sections 9.12, 9.13, 9.20, 9.22, 9.29 and 9.30
                            of the Credit Agreement
         [(Unless otherwise indicated, all calculations are made on a consolidated basis for the Companies at the date of determination with respect to the most recently-ended Rolling Period)]


1.    Section 9.12 - Debt and Guaranties.
      ----------------------------------

      No Debt or Guaranties incurred, except as permitted pursuant to Section 9.12, as follows [check, as appropriate, and describe]:

_______           a.    Financial Hedges

_______           b.    Debt between Companies

_______           c.    Capital Leases

_______           d.    Asset acquisition financing

_______           e.    Unsecured Debt of any Company

_______           f.    IRB Debt


2.    Section 9.13 - Liens.
      --------------------

      No Liens incurred, except as permitted pursuant to Section 9.13, as follows [check, as appropriate, and describe]:

_______           a.    Liens securing Capital Leases

_______           b.    Liens securing asset acquisition financing

_______           c.    Liens securing IRB Debt

3.    Section9.20 - Loans, Advances, Investments, and Restricted Payments.
      -------------------------------------------------------------------
[Check, as appropriate, and describe.]:

_______           a.    Permitted Acquisitions

_______           b.    Investments in Foreign Subsidiaries

_______           c.    Financial Hedges

_______           d.    Purchases, redemptions, or acquisition of Borrower's
                        shares

_______           e.    Distributions by Borrower:


                        (i)    Amount $_____________________

                        (ii)   Consolidated Net Income for the Rolling Period

                        (iii)  10% of (ii)

                        (iv)   (i) may not exceed (iii)

                        (v)    Compliance:   _______ Yes _____ No


4.    Section 9.22 - Sale of Assets.
      -----------------------------

      No Asset Sales, except as follows[check, as appropriate, and describe]:

_______           a.    Non-Material Asset Sale

                        (i)    Seller: _______________________________________

                        (ii)   Purchaser: ____________________________________

                        (iii)  Assets Sold: __________________________________

                        (iv)   Consideration: ________________________________

                        (v)    Amount of Net Sales Proceeds: _________________

_______           b.    Other Sales of Assets

                        (i)    Seller: _______________________________________

                        (ii)   Purchaser: ____________________________________

                        (iii)  Assets Sold: ____________________________________

                        (iv) Aggregate Sales of Assets in Calendar Year: _____ (May not exceed $1,500,000)

                        (v) Aggregate Sales of Assets since ______, 2001: ___ (May not exceed $3,500,000)

5.    Section 9.29--Financial Covenants.
      ---------------------------------

                  a. Minimum Consolidated Net Worth must be at least $43,000,000, plus 75% of the Consolidated Net Income of the Companies for the quarters beginning November 30, 2001, plus, 100% of the proceeds of any Equity
Issuance:

                     (i)    Previous required Consolidated Net Worth: _______

                     (ii)   Consolidated Net Income: ________________________

                            A.   Consolidated Net Income of Borrower and
                                 Subsidiaries is:

                                 ____________________________________________

                            B. Consolidated net income of each Recently-Acquired Entity:

                                 [Name of Entity]      [Consolidated Net Income]

                            C.   Deductions from Consolidated Net Income:

                                 1. Gains or losses from dispositions not in the ordinary course of business: $_________

                                 2.  Write ups and write downs of assets: ______

                                 3.  Other extraordinary items: $_______________

                            D.   Consolidated Net Income: ______________________

                                 [A, plus B, less D]

                   (iii)    Required Minimum Consolidated Net Worth: $__________

                   (iv)     Actual Consolidated Net Worth: $____________________

                   (v)      Compliance: ________ Yes  _______ No

          b.       Section 9.29(b) - Maximum Leverage Ratio:

                   (i)      Funded Debt: $______________________________________

                   (ii)     Consolidated Net Income [5(a)(ii)(D) above]: $______

                   (iii) Deductions from 5(b)(ii) for interest, taxes, depreciation, and amortization: $___________________

                   (iv)     EBITDA [5(b)(ii) less 5(b)(iii)]: $_________________

                   (v)      Leverage Ratio:  5(b)(i) divided by 5(b)(iv)

                   (vi)     Maximum Permitted: _________________________________

                   (vii)    Compliance: ________ Yes  _______ No

         c.        Section 9.29(c) - Minimum Fixed Charge Coverage Ratio:

                   (i)      EBITDA [5(b)(iv)]: $________________________________

                   (ii)     Rental Expense: $___________________________________

                   (iii)    EBITDAR [5(c)(i) plus 5(c)(ii)]: $__________________

                   (iv) Capital Expenditures in respect of repairs and replacements of fixed assets: $_____________________

                   (v)      Cash taxes: $_______________________________________

                   (vi) Coverage [the sum of 5(c)(iii), less 5(c)(iv), less 5(c)(v)]: $__________________________________________

                   (vii)   Cash Consolidated Interest Expense: $________________

                   (viii)  Scheduled payments of Principal Debt: $______________

                   (ix)    Rental Expense: $____________________________________

                   (x)     Payments with respect of Consolidated Earn-Out
                           Indebtedness:

                           $____________________________________________________

                   (xi)    Distributions by Borrower: $_________________________

                   (xii)   Fixed Charges [sum of 5(c)(vii) through 5(c)(xi)]: $
                           _____________

                   (xiii) Fixed Charge Leverage Ratio [5(c)(vi) divided by 5(c)(xii): _______ to 1.0

                   (xiv) Required Minimum Fixed Charge Coverage Ratio: 1.25 to 1.00

                   (xv)    Compliance: ________ Yes  _______ No

6.       Section 9.30--Capital Expenditures.
         ----------------------------------

                  a.       Amount of Capital Expenditures in the fiscal year: $
                           ________________

                  b.       Maximum Capital Expenditures permitted: $___________

                  c.       Compliance: ________ Yes  _______ No

7.       Attached Schedules.
         ------------------

         Attached hereto as Schedules are the calculations supporting the computations set forth in this Certificate, if applicable. All information contained herein and on the attached schedules is true and correct.

                                  EXHIBIT E-2
                                  -----------

             FORM OF PERMITTED ACQUISITION COMPLIANCE CERTIFICATE
             ----------------------------------------------------

                 DATE:______________, _______

ADMINISTRATIVE AGENT:  Bank of America, N.A.

BORROWER:              AZZ incorporated

--------------------------------------------------------------------------------

     This Permitted Acquisition Compliance Certificate (the "Certificate") is delivered under the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Administrative Agent, and Agents and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Credit Agreement.

1.   Notification of Proposed Acquisition.

     Borrower hereby notifies Administrative Agent _____________that [Borrower or any Domestic Subsidiary of Borrower] intends to acquire the [stock][assets] of _____________________ (the "Subject Acquisition"), on _____________, 20 __
(the "Acquisition Date") [in exchange for _____________]. In connection with the Subject Acquisition and in satisfaction of certain conditions precedent to the qualification of the Subject Acquisition as a "Permitted Acquisition" under the Loan Documents, the following is attached hereto:

     Annex A: which demonstrates compliance with the Purchase Price requirements for a "Permitted Acquisition";

     Annex B: which sets forth calculations demonstrating pro forma compliance with the financial covenants in Section 9.29 and additional covenants in Sections 9.12, 9.13, 9.20, and 9.22 of the Credit Agreement, after giving effect to the Subject Acquisition;

     Annex C: which sets forth a pro forma income and balance sheet for the Companies, after giving effect to the Subject Acquisition; and

     Annex D: which sets forth cash flow projections for the Subject Acquisition through the Termination Date.

2.   Certifications.

     On and as of the date of this Certificate, Borrower certifies to Administrative Agent, other Agents, and Lenders that the following statements are true and correct on the date hereof and will be true and correct on the closing date of the Subject Acquisition:

     (a) All of the representations and warranties in the Credit Agreement are true and correct in all material respects (except to the extent that (i) the representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions permitted by the Loan Documents and, if applicable, supplemental Schedules have been delivered with respect thereto and, when necessary, approved by Required Lenders);

     (b) No Default or Potential Default exists nor will occur as a result of, and after giving effect to, the Subject Acquisition;

     (c) The company(ies) being acquired is (are) engaged in, or the assets being acquired are used in, manufacturing or the servicing of electrical equipment and components and in providing hot dip galvanizing services to the steel fabrication market;

     (d) To the extent the Subject Acquisition is structured as a merger, Borrower (or if such merger is with any Subsidiary of Borrower, then a domestic entity that is or becomes a Domestic Subsidiary) is the surviving entity after giving effect to such merger;

     (e) To the extent that the Subject Acquisition is structured as a stock/equity acquisition, the acquiring Company will own not less than 75% of the entity being acquired and such acquired entity will be a domestic entity that is or becomes a Domestic Subsidiary;

     (f) A true and correct copy of the purchase agreement in respect of the Subject Acquisition and all amendments, exhibits, and schedules thereto (the "Purchase Documents") have been delivered to Administrative Agent no later than the dates required by the Loan Documents, and such Purchase Documents continue to be true and correct and, except for any amendments, modifications, or supplements attached hereto as Annex E, such Purchase Documents have not been amended, modified, or supplemented since delivered to Administrative Agent;

     (g) The Purchase Price for the Subject Acquisition (i) does not exceed the lesser of (A) $________ and (B) an amount equal to EBITDA for Borrower for the preceding twelve-month period prior to the Acquisition Date, and (ii) when aggregated with the Purchase Price of all other Acquisitions consummated in the calendar year, shall not exceed $________ in the aggregate;

3.   Acknowledgments and Confirmation.

     Borrower acknowledges that this Certificate and the attached documents are being delivered in partial satisfaction of the requirements for a "Permitted Acquisition, " and further confirms its understanding that the Subject Acquisition will not be a "Permitted Acquisition" until satisfaction of each of the criteria specified in the definition of "Permitted Acquisition" in Section
1.1 of the Credit Agreement, including, without limitation, satisfaction of the conditions precedent set forth in Section 7.2.

4.   Further Assurances.

     Borrower shall timely deliver to Administrative Agent, upon reasonable request by Administrative Agent, any documents, certificates, or information relating to the Subject Acquisition (including, without limitation, all information necessary to enable Administrative Agent to complete any due diligence related to the Company(ies) or the assets being acquired), which documents or certificates shall be in form and substance acceptable to Administrative Agent.

                                           AZZ INCORPORATED


                                           By: _________________________________
                                               Name: ___________________________
                                               Title: __________________________

                                    ANNEX A
                                    -------
                TO PERMITTED ACQUISITION COMPLIANCE CERTIFICATE
                -----------------------------------------------

                  Compliance with Purchase Price Requirements
                  -------------------------------------------

A.   Purchase Price

     1.   Purchase Price of Subject Acquisition (not to exceed $__________),
          the components of which are, as follows:                                    $_____________

          A.   cash                               $______________
          B.   value of capital stock, options,
               warrants or rights to acquire
               same                               $______________
          C.   assumed liabilities                $______________
          D.   value of property exchanged        $______________
          E.   consulting contracts               $______________
          F.   non-compete agreements             $______________
     2.   Purchase Price of all other Permitted Acquisitions consummated
          in the calendar year                                                        $_____________
     3.   The sum of Lines 1 and 2 does not exceed $_____________                          Yes   No

B.   EBITDA

     1.   EBITDA for twelve-month period preceding the closing date
          of the Subject Acquisition                                                  $_____________
     2.   The amount set forth in the immediately preceding Line 1 exceeds
          the Purchase Price                                                               Yes   No

C.   Revolver Availability

     1.   Availability under the Revolver Commitment on the
          closing date of the Subject Acquisition                                     $_____________
     2.   The amount set forth in the immediately preceding Line 1 exceeds
          the Purchase Price                                                               Yes   No

                                    ANNEX B
                                    -------
                TO PERMITTED ACQUISITION COMPLIANCE CERTIFICATE
                -----------------------------------------------

                              FINANCIAL COVENANTS
                              -------------------

   Status of Compliance with Sections 9.12, 9.13, 9.20, 9.22, 9.29 and 9.30 of the Revolving and Term Loan Credit Agreement

          (Unless otherwise indicated, all calculations are made on a consolidated pro forma basis for the Companies (after giving effect to the Subject Acquisition) with respect to the most recently-ended Rolling Period)

   Calculations are to be submitted in a form substantially similar to those utilized in the Compliance Certificate and in detail
                 and scope acceptable to Administrative Agent.

                                    ANNEX C
                                    -------
                TO PERMITTED ACQUISITION COMPLIANCE CERTIFICATE
                -----------------------------------------------

Date:

Subject Acquisition:

                      PRO FORMA INCOME AND BALANCE SHEET
                      ----------------------------------

                         (TO BE PROVIDED BY BORROWER)
                         ----------------------------

                                    ANNEX D
                                    -------
                TO PERMITTED ACQUISITION COMPLIANCE CERTIFICATE
                -----------------------------------------------

Date:

Subject Acquisition:

                             CASH FLOW PROJECTIONS
                             ---------------------

                         (TO BE PROVIDED BY BORROWER)

                                    ANNEX F
                                    -------
                TO PERMITTED ACQUISITION COMPLIANCE CERTIFICATE
                -----------------------------------------------

Date:

Subject Acquisition:

                              PURCHASE AGREEMENT
                              ------------------

                         (TO BE PROVIDED BY BORROWER)

                                  EXHIBIT E-3
                                  -----------

                      FORM OF PERMITTED ACQUISITION LOAN
                      ----------------------------------
                              CLOSING CERTIFICATE
                              -------------------
                              (___________, 20__)

     This certificate is delivered pursuant to Section 7.2 of the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Administrative Agent, and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

     1.    Subject Acquisition. This certificate relates to the Acquisition by
           -------------------
__________________ [Borrower or any Domestic Subsidiary of Borrower] of the [stock][assets] of __________________________ (the "Subject Acquisition") [in exchange for ___________], on ____________, 20__ (the "Acquisition Date").


     2.    Certification Regarding Subject Acquisition. In connection with the
           -------------------------------------------
Subject Acquisition, Borrower hereby represents and warrants the following:

     a. All of the representations and warranties in the Credit Agreement are true and correct immediately prior to and after giving effect to the Subject Acquisition (except to the extent that (i) the representations and warranties speak to a specific date or (ii) the facts on which such representations and warranties are based have been changed by transactions contemplated or permitted by the Loan Documents and, if applicable, supplemental Schedules have been delivered with respect thereto and, when necessary, approved by Required Lenders);

     b. Immediately prior to and after giving effect to the Subject Acquisition, no Default or Potential Default exists;

     c. Not less than 14 days prior to the Acquisition Date, Borrower delivered to Administrative Agent a Permitted Acquisition Compliance Certificate with respect to the Subject Acquisition, together with all financial projections, reports, and certifications required thereby, which certifications and representations continue to be true and correct on the Acquisition Date and which projections continue to be accurate and complete on and as of the Acquisition Date;

     d. Not less than 30 days prior to the Acquisition Date, Borrower delivered to Administrative Agent a copy of the Purchase Agreement and all amendments, exhibits, and schedules thereto (or if no purchase agreement is available on such date, as soon thereafter as possible, including all subsequent drafts thereof) (the "Purchase Documents"), and such Purchase Documents have not been amended, modified, or supplemented since the date of delivery to Administrative Agent (except as delivered pursuant to the Permitted Acquisition Compliance Certificate with respect to the Subject Acquisition);

     e. The Subject Acquisition meets all of the requirements to qualify as a "Permitted Acquisition" under the Credit Agreement, including, without limitation, the following conditions: (i) the Purchase Price for the Subject when aggregated with the Purchase Price of all other Acquisitions consummated during the term of the Facilities, excluding the Acquisitions of the Target Companies, does not exceed $20,000,000 in the aggregate; (ii) as of the Acquisition Date, the Subject Acquisition has been approved and recommended by the board of directors of the Person to be acquired or from which such business is to be acquired; (iii) each condition precedent to a Permitted Acquisition set forth in Section 7.2 of the Credit Agreement has been satisfied; (iv) after giving effect to the Subject Acquisition, the acquiring party is Solvent and the Companies, on a consolidated basis, are Solvent; (v) if the Subject Acquisition is structured as a merger, Borrower, (or if such merger is with any Subsidiary of Borrower, then a domestic company that is or becomes a Domestic Subsidiary) is the surviving entity after giving effect to such merger; and (vi) if the Subject Acquisition is structured as a stock/equity acquisition, the acquiring Company shall own not less than a 75% interest in the entity being acquired;

     f. All acquisition documents related to the Subject Acquisition (the "Acquisition Documents") have been duly and validly executed and delivered by each of the parties thereto and constitute the legal, valid, and binding obligations of the parties thereto, enforceable against such parties in accordance with their respective terms (except as may be limited by applicable Debtor Relief Laws);

     g. All representations and warranties made by Borrower in the Permitted Acquisition Compliance Certificate and related Borrowing Notice (if any) delivered with respect to the Subject Acquisition, and by any Company or other Person in the Acquisition Documents, are true and correct in all material respects on and as of the date made or deemed made, as of the Acquisition Date, and as of the date(s) of funding of the Borrowing (if any) and the delivery of this certificate; and the Acquisition Documents set forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements, or understandings, written or oral, relating to the matters covered thereby; and

     h. The Subject Acquisition has been consummated contemporaneously with the making of the related Borrowing (if any) and the delivery of this certificate, and in compliance, in all material respects, with all conditions and requirements contained in the Acquisition Documents; no breach of any material term or condition contained in such Acquisition Documents has occurred; after giving effect to the Subject Acquisition, Borrower or its Subsidiary, as applicable, has acquired and become the owner(s) of all of the property or assets to be acquired thereby free and clear of any Liens, except Permitted Liens; in connection with the Subject Acquisition, no Company has assumed any liabilities other than those reflected or reserved against in the applicable pro forma Financial Statements delivered to Administrative Agent, or contingent liabilities under the Acquisition Documents which are not required to be reflected or reserved against in accordance with GAAP.

                    Remainder of Page Intentionally Blank.
                           Signature Page to Follow.

     EXECUTED on the date first written on this Permitted Acquisition Loan Closing Certificate.


                                                 AZZ INCORPORATED


                                                 By: ___________________________
                                                     Name: _____________________
                                                     Title: ____________________

                                  EXHIBIT E-4
                                  -----------

                      FORM OF BORROWING BASE CERTIFICATE
                      ----------------------------------
                              (___________, 20__)

         This certificate is delivered pursuant to Section 9.3 of the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Administrative Agent, and Agents and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning given to such terms in the Credit Agreement.

         The undersigned represents and warrants that:

         A. The following information is true, complete, and correct, and that the Eligible Inventory and Eligible Accounts described below comply fully with the condition, terms, warranties, representations, and covenants set forth in the Amended and Restated Revolving and Term Loan Credit Agreement ("Agreement") between the undersigned and Bank of America, N.A., dated November ___, 2001, together with any supplements or amendments thereto.

         B. There have been no Material Adverse Events and there is no litigation or proceeding which may cause a Material Adverse Event, nor is there any Default or Potential Default under any Loan Document.

         C. The undersigned has not permitted, and will not permit the Revolver Principal Debt at any time outstanding under the Agreement to exceed the current Borrowing Base computed in the manner set forth in the Agreement.


                                             AZZ INCORPORATED


                                             By:  ______________________________
                                                  Name:_________________________
                                                  Title:________________________

                              INSERT EXCEL DOCUMENT


                           BORROWING BASE CERTIFICATE

                                   EXHIBIT F
                                  ---------

                  FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
                  -------------------------------------------

         Reference is made to the Amended and Restated Revolving and Term Loan Credit Agreement dated as of November __, 2001 (as amended, modified, supplemented, or restated to the Effective Date, the "Credit Agreement") among AZZ incorporated ("Borrower"), Bank of America, N.A., as Administrative Agent for Lenders ("Administrative Agent"), and Agents and Lenders party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

         "Assignor" and "Assignee" referred to on Schedule 1 agree as follows:

         1. Assignor hereby sells and assigns to Assignee, without recourse and without representation or warranty except as expressly set forth herein, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor's Rights and obligations under the Credit Agreement and the related Loan Documents as of the Effective Date equal to the percentage interest specified on Schedule 1 (the "Assigned Facility"). After giving effect to such sale and assignment, Assignee's Committed Sum under such Assigned Facility and the amount of the Principal Debt owed to Assignee under such Assigned Facility will be as set forth on Schedule 1.

         2. Assignor (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any party to any Loan Document or the performance or observance by any such party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; and (d) attaches the Notes held by Assignor (to the extent any of the Principal Debt being assigned and owed to Assignor is evidenced by Notes) and requests that Administrative Agent exchange such Notes for new Notes if so requested by either Assignor or Assignee. Any such new Notes shall be prepared in accordance with the provisions of Section 3.1(b) of the Credit Agreement and will reflect the respective Committed Sums or Principal Debt of Assignee and Assignor after giving effect to this Assignment and Acceptance Agreement.

         3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the Current Financials and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance Agreement; (c) agrees that it will, independently and without reliance upon Administrative Agent, Assignor, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto;
(f) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (g) attaches any U.S. Internal Revenue Service or other forms required under Section 4.6(d) of the Credit Agreement.

         4. Following the execution of this Assignment and Acceptance Agreement by Assignor, Assignee, and Borrower (to the extent required hereunder), it will be delivered to Administrative Agent for acceptance and recording by Administrative Agent pursuant to the Credit Agreement. The effective date for this Assignment and Acceptance Agreement shall be the date set forth on Schedule 1 hereof (the "Effective Date"), which shall not, unless otherwise agreed to by Administrative Agent in its sole discretion, be earlier than five Business Days from the date of such acceptance and recording by Administrative Agent.

         5. Upon such acceptance and recording by Administrative Agent, as of the Effective Date, (a) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance Agreement, have the Rights and obligations of a Lender thereunder, and (b) Assignor shall, to the extent provided in this Assignment and Acceptance Agreement, relinquish its Rights and be released from its obligations under the Agreement.

         6. Upon such acceptance and recording by Administrative Agent, from and after the Effective Date, Administrative Agent shall make all payments under the Credit Agreement, the Notes (to the extent any of the Principal Debt owed to Assignee is evidenced by Notes), and loan accounts in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, and commitment fees and other fees with respect thereto) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Effective Date directly between themselves.

         7. Unless Assignee is a Lender, an Affiliate of Assignor, or an Approved Fund, this Assignment and Acceptance Agreement is conditioned upon the consent of Administrative Agent and, unless a Default or Potential Default then exists, Borrower, pursuant to the definition of "Eligible Assignee" in the Credit Agreement. The execution and delivery of this Assignment and Acceptance Agreement by Borrower and Administrative Agent is evidence of this consent.

         8. As contemplated by Section 13.13(b)(iv) of the Credit Agreement, Assignor or Assignee (as determined between Assignor and Assignee) agrees to pay to Administrative Agent for its account on the Effective Date in federal funds a processing fee of $3,500.

         9. THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

         10. This Assignment and Acceptance Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance Agreement.

         IN WITNESS WHEREOF, Assignor and Assignee have caused Schedule 1 to this Assignment and Acceptance Agreement to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                  SCHEDULE 1
                    TO ASSIGNMENT AND ACCEPTANCE AGREEMENT

     Assigned Facility        Committed Sum or Principal                       Commitment Percentage
     -----------------        --------------------------                       ---------------------
                              Debt Assigned (as applicable)
                              ----------------------------
                                                                 (i.e. the proportion that Assignee's Committed
                                                                 Sum to be acquired bears to the aggregate
                                                                 Committed Sum of all Lenders) or Percentage
                                                                 of Principal Debt assigned (i.e. the proportion
                                                                 that the Principal Debt to be acquired by
                                                                 Assignee bears to the aggregate Principal Debt
                                                                 under the respective Facility)(set forth to at
                                                                 least 8 decimal points)

     Revolver Facility

       Term Facility

EFFECTIVE DATE OF ASSIGNMENT:       *______________ ___, ______

                                    [NAME OF ASSIGNOR], as Assignor
                                    By:_________________________________________
                                         Name: _________________________________
                                         Title:_________________________________
                                    Date: ______________________________________
                                    ____________________________________________
                                    Address for Notice:_________________________
                                    Attn:_______________________________________
                                    Telephone:__________________________________
                                    Telecopier:_________________________________


                                    [NAME OF ASSIGNEE], as Assignee
                                    By:_________________________________________
                                         Name: _________________________________
                                         Title:_________________________________
                                    Date:_______________________________________
                                    Address for Notice:_________________________
                                    ____________________________________________
                                    Attn:_______________________________________
                                    Telephone:__________________________________
                                    Telecopier:_________________________________

* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance Agreement to Administrative Agent unless otherwise agreed to by Administrative Agent in its sole discretion.

If Section 13.13(b) and clause (d) of the definition of "Eligible Assignee" of the Credit Agreement so require, Borrower and Administrative Agent consent to this Assignment and Acceptance Agreement.

                                         AZZ INCORPORATED


                                         By:  __________________________________
                                              Name:_____________________________
                                              Title:____________________________
                                         Date:__________________________________

                                         BANK OF AMERICA, N.A.,
                                         as Administrative Agent


                                         By:  __________________________________
                                              Name:  ___________________________
                                              Title: ___________________________
                                         Dated:_________________________________

                                  EXHIBIT G-1
                                  -----------

                    FORM OF OPINION OF COUNSEL OF COMPANIES


November __, 2001

Bank of America, N.A., as Administrative Agent for the Lenders as defined in the Credit
         Agreement referred to below

Each Lender named in Schedule 2.1 to the Credit Agreement referred to below

Re:      Revolving and Term Loan Credit Agreement for AZZ incorporated

Ladies and Gentlemen:

         We have acted as counsel to AZZ incorporated ("Borrower"), and certain other entities affiliated with Borrower identified on Annex A hereto (collectively with Borrower, the "Companies") in connection with the Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"), among Borrower, Bank of America, N.A., as Administrative Agent, and Agents and Lenders named on Schedule 2.1 to the Credit Agreement ("Lenders"). Such entities, the respective states in which each is organized and the respective states (other than its state of organization) in which each is qualified to do business are identified on Annex A hereto.

         This opinion is delivered pursuant to Section 7.1 of the Credit Agreement. Except as otherwise defined herein, each capitalized term used herein has the meaning given to such term in the Credit Agreement.

         In arriving at the opinions expressed below, we have examined such corporate documents and records of the Companies and such certificates of public officials and of officers of the Companies, other documents, and matters of law as we deemed necessary or appropriate, including, without limitation, originals or copies of (a) the Credit Agreement, (b) the Notes, (c) the Guaranties, (d) the Pledge, Assignment, and Security Agreements executed by Borrower and the Companies (the "Security Agreements"), (f) ("Financing Statements") showing the Companies, as Debtors, and Administrative Agent, as Secured Party, to be filed in appropriate jurisdictions; and (g) other Collateral Documents (all of the foregoing being, collectively, the "Transaction Documents").

For purposes of the opinions herein, we are assuming that the Agent and each Lender have all requisite power and authority and have taken all necessary action to enter into the Transaction Documents and to effect such transactions. We also assume that each Agent and each Lender have duly executed and delivered the Transaction Documents to which they are party, and such Transaction Documents constitute valid and binding obligations of each Agent and each Lender, enforceable against each Agent and each Lender in accordance with their respective terms.

         Based upon the foregoing, we are of the opinion that:

         1. The Borrower (a) is a corporation validly existing and in good standing under the Laws of Delaware and (b) possesses all requisite authority and power to execute, deliver, and comply with the terms of each of the Transaction Documents to which it is a party, which have been duly authorized and approved by all necessary limited liability company action and for which no approval or consent of any Person or

Governmental Authority is required which has not been obtained. Each other Company is a corporation validly existing and in good standing under the Laws of the state of its organization, (b) is duly qualified to transact business as a foreign corporation in each other state identified on Annex A, and (c) possesses all requisite corporate authority and power to execute, deliver, and comply with the terms of each of the Transaction Documents to which it is a party, which have been duly authorized and approved by all necessary corporate action and for which no approval or consent of any Person or Governmental Authority is required which has not been obtained.

         2. Each of Borrower and each Company has duly executed and delivered each Transaction Document to which it is a party.

         3. Each Transaction Document evidences the valid and legally binding obligation of the Borrower and each Company that is party thereto, enforceable against the Borrower and each such Company in accordance with its respective terms.

         4. The execution, delivery, and performance of and compliance with the terms of the Transaction Documents will not cause the Borrower to be in violation of its Certificate of Organization. The execution, delivery, and performance of and compliance with the terms of the Transaction Documents will not cause Borrower or any Company to be in violation of its respective Articles or Incorporation or Certificates of Incorporation or Bylaws.

         5. The execution, delivery, and performance of and compliance with the terms of the Transaction Documents will not cause Borrower or any Company to be in violation of any Laws.

         6. The execution, delivery, and performance of and compliance with the terms of the Transaction Documents will not cause Borrower or any Company to be in default under any of the Material Agreements described in Schedule 8.14 of the Credit Agreement.

         7. To our knowledge there is no alleged violation by Borrower or any Company of any applicable Laws, federal, state, and local (including without limitation, Environmental Laws), which, if determined adversely, would be material to the conduct of its business and operations. Except as have been obtained, no authorization, consent, approval, waiver, licenses, or formal exemptions from, nor any filing, declaration, or registration with, any Governmental Authority or non-governmental entity, under the terms of any agreement or otherwise, is required by reason of or in connection with the execution and performance of the Transaction Documents.

         8. To our knowledge, there is no pending Litigation against Borrower or any Company which, if determined adversely to Borrower or such Company, would be material to the conduct of its business or operations. There are no outstanding orders or judgments for the payment of money (not paid or fully covered by insurance) in excess of $____ (individually or collectively) or any warrant of attachment, sequestration, or similar proceeding against any Company's assets having a value (individually or collectively) of $____ or more, which is not either (a) stayed on appeal, (b) being diligently contested in good faith by appropriate proceedings with adequate reserves having been sent aside on the books of such Company in accordance with GAAP, or (c) dismissed by a court of competent jurisdiction.

         9. (a) No Employee Plan has incurred an accumulated funding deficiency (as defined in the Code and ERISA), (b) neither Borrower nor any ERISA Affiliate has incurred material liability which is currently due and remains unpaid to the PBGC or to an Employee Plan in connection with any such Employee Plan, (c) neither Borrower nor any ERISA Affiliate has withdrawn in whole or in part from participation in a Multiemployer Plan, (d) Borrower has not engaged in any prohibited transaction (as such term is defined in ERISA or the Code) which would be a Material Adverse Event, and (e) to the best of my knowledge, after reasonable investigation, no Reportable Event has occurred which is likely to result in the termination of any Employee Plan.

         10. No Company is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         11. No Company is a "holding company" or a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         12. No Company is subject to regulation under the Interstate Commerce Act, as amended.

         13. The application of the proceeds of the Borrowings under the Credit Agreement by the Borrower in accordance with the terms of the Credit Agreement will not violate Regulation U.

         14. The Persons pledging to Administrative Agent, for the benefit of Agents and Lenders, any of the Pledged Shares (as defined in the Security Agreements) are the record owners thereof, free and clear of any restrictions or, to our knowledge, any encumbrances.

         15. The Financing Statements are in sufficient form for recordation under the Uniform Commercial Code as adopted in Texas. When the Financing Statements have been filed and recorded in accordance with applicable Laws of the jurisdictions listed on Annex A hereto, no further action, including any filing or recording of any document, is necessary in order to establish and perfect Agent's or Lenders' security interests created by the Security Agreements in the assets described in the financing statements, to the extent the same may be perfected by the filing of financing statements under the applicable laws of such jurisdiction. No further action is required under Texas law in order to maintain the perfection of such security interests other than the periodic filing of continuation statements with respect to financing statements filed under the Texas Uniform Commercial Code.

         The foregoing opinions are subject to the following qualifications, assumptions and exceptions:

         (a) Our opinions are limited to matters governed by Laws of the state of Texas and applicable federal law. We express no opinion on matters governed by the Laws of other states. Accordingly, our opinions in paragraph 1 above, to the extent governed by Laws other than the Laws of Texas, are (i) based solely on our review of the organizational documents of such Companies and certificates of good standing issued by Secretaries of State of such states and (ii) are based on the assumption that the Laws of such states are, as to matters addressed in paragraph 1 above, substantially similar to the Laws of Texas . Our opinions as to the qualification and good standing of the entities described in paragraph 1 are based on the certificates of the Secretaries of State of the applicable jurisdictions.

         (b) We express no opinion on the relative priority of liens or encumbrances on any property described in the Transaction Documents.

         (c) The enforceability of obligations under any of the Transaction Documents is subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in an action in law or proceeding in equity; (ii) the requirement under the Uniform Commercial Code that a secured party exercise its rights in a commercially reasonable manner, (iii) public policy considerations which may limit the right to obtain certain remedies and to indemnification; (iv) fraudulent transfer and conveyance laws; and (v) applicable limitations on creation of encumbrances on, and transfers of, licenses. Moreover, a court may fail or refuse to enforce provisions of agreements or documents if the enforcement thereof is based upon defaults or breaches which are immaterially to the ultimate performance contemplated thereby. No opinion is expressed as to the legality, validity, or enforceability of any waiver of the right to receive notice, any waiver of any legal or equitable defense, any waiver of equity, redemption, stay or appraisal, any waiver of the availability of specific performance, injunctive relief or other equitable remedies, or any other waiver, including, without limitation, any waiver as to trial by jury. Finally, certain provisions of the Transaction Documents may be unenforceable or their enforceability limited, but such unenforceability or limitation on enforceability will not impair the practical realization of the rights of the Agents and Lenders under the Transaction Documents.

         (d) Our opinion in paragraph 14 as to the Pledged Shares is based solely on our review of the corporate stock records provided by Borrower and the Companies and certificates of officers of such entities.

         (e) We have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the genuineness of all signatures on documents we have reviewed.

         This opinion is addressed to you solely for your use in connection with the transactions contemplated by the Transaction Documents, and no person other than Administrative Agent, Collateral Agent, each Lender, each assignee that hereafter becomes a Lender as permitted by the Credit Agreement, and the law firm of Haynes and Boone, LLP, is entitled to rely hereon without our prior written consent. This opinion is given as of the date hereof, and we have no obligation to revise or update this opinion subsequent to the date hereof or to advise you or any other person of any matter subsequent to the date hereof which would cause us to modify this opinion in whole or in part.

                                               Very truly yours,

                                               _________________________________

                                    ANNEX A
                                    -------
                       TO OPINION OF COUNSEL OF BORROWER
                       ---------------------------------


COMPANY                            JURISDICTION OF                FOREIGN
                                    ORGANIZATION               QUALIFICATIONS

                                   EXHIBIT H
                                   ---------

                   FORM OF AFFILIATE SUBORDINATION AGREEMENT
                   -----------------------------------------


         THIS AFFILIATE SUBORDINATION AGREEMENT is entered into among Bank of America, N.A., in its capacity as Administrative Agent for Lenders (defined below), , a __________________ ___________ ("Subordinated Creditor"), and AZZ
incorporated

         WHEREAS, Borrower, Bank of America, N.A., as Administrative Agent, and certain Agents and Lenders have entered into an Amended and Restated Revolving and Term Loan Credit Agreement, dated as of November __, 2001 (as amended, modified, supplemented, or restated from time to time, the "Credit Agreement"); and

         WHEREAS, this Agreement is integral to the transactions contemplated by the Loan Documents, and the execution and delivery thereof is a condition precedent to Lenders' obligations to extend credit under the Loan Documents;

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, Administrative Agent, Subordinated Creditor, and Borrower agree as follows:

         1. Unless otherwise defined herein, or the context hereof otherwise requires, each term defined in the Credit Agreement is used in this Agreement with the same meaning. As used herein, the following terms have the meanings indicated:

             Senior Debt means, whether now or hereafter arising, the Obligation, including, without limitation, interest thereon after the commencement of any proceedings under any Debtor Relief Law.

             Subordinated Debt means the principal of and interest on all Debt of Borrower or any other Company (other than Debt arising under the Credit Agreement), whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, now or hereafter existing, due, or to become due to Subordinated Creditor, or held or to be held by Subordinated Creditor, whether created directly or acquired by assignment or otherwise, and whether evidenced by written instrument or not.

         2. The payment of any and all Subordinated Debt is hereby expressly subordinated to all Senior Debt to the extent and in the manner set forth in this Agreement.

         3. Subordinated Creditor shall not accelerate, demand, sue for, commence any collection or enforcement action or proceeding, take, receive, accept, or retain any payment or distribution of any character, whether in cash, securities, or other property, in respect of the principal of, premium on, or interest on, the Subordinated Debt, or any Collateral therefor, until all Senior Debt shall have been paid in full with interest, including, without limitation, interest during any bankruptcy or similar proceeding involving Borrower from the date of the filing thereof to the date of distribution (notwithstanding any statute, including without limitation the Federal Bankruptcy Code, any rule of Law, or bankruptcy procedures to the contrary).

         4. In the event of the institution of and in connection with any proceeding against Borrower pursuant to any Debtor Relief Law, and unless or until the Senior Debt is paid in full:

             (a) All Senior Debt shall first be paid in full before any payment or distribution of any character, whether in cash, securities, or other property, shall be made in respect of any Subordinated Debt;

             (b) Any payment or distribution of any character, whether in cash, securities, or other property, which would otherwise (but for the terms hereof) be payable or deliverable in respect of any Subordinated Debt, shall be paid or delivered directly to Administrative Agent, for the benefit of Lenders, until all Senior Debt shall have been paid in full, and Subordinated Creditor irrevocably authorizes, empowers, and directs all receivers, trustees, liquidators, conservators, and others having authority to effect all such payments and deliveries;

             (c) Administrative Agent, on behalf of Lenders, may, as attorney-in-fact for Subordinated Creditor, take such action on behalf of Subordinated Creditor, and Subordinated Creditor hereby appoints Administrative Agent, on behalf of Lenders, as its attorney-in-fact, to demand, sue for, collect, and receive any and all such moneys, dividends, or other assets and give acquittance therefor and to file any claim, proof of claim, or other instrument of similar character and to take such other proceedings in the name of Subordinated Creditor as Administrative Agent may deem necessary or advisable for the enforcement of this Agreement; and

             (d) Each Subordinated Creditor shall execute and deliver to Administrative Agent, for the benefit of Lenders, all such further instruments confirming the authorization referred to in the foregoing clauses (b) and (c) and all such proofs of claim, assignments of claim, and other instruments and shall take all such other actions as may be requested by Administrative Agent in order to enable Administrative Agent to enforce all Rights of Lenders and Administrative Agent hereunder and all claims of Administrative Agent or any Lender upon or in respect of the Subordinated Debt, and failing execution of such instruments or taking of such actions by Subordinated Creditor, Administrative Agent, for the benefit of Lenders, is hereby authorized and empowered to execute and perform the same on behalf of such Subordinated Creditor.

         5. In the event any payment or distribution of any character, whether in cash, securities, or other property, is received by Subordinated Creditor in contravention of the terms of this Agreement, and before all Senior Debt shall have been paid in full, such payment or distribution shall be held by such Subordinated Creditor, as trustee of an express trust, in trust for the benefit of, and shall be paid over or delivered and transferred to Administrative Agent for application to all Senior Debt remaining unpaid until such Senior Debt shall have been paid in full. Each Subordinated Creditor hereby assigns to Administrative Agent, for the benefit of Lenders, all its Rights to any such payments or distributions, which Administrative Agent may exercise in Administrative Agent's name or in the name of such Subordinated Creditor, and agrees to execute such instruments as may be required by Administrative Agent to enable Administrative Agent, for the benefit of Lenders, to enforce such claims. Any payments or distributions received in excess of the amount sufficient to pay all Senior Debt in full shall be returned by Administrative Agent to such Subordinated Creditor.

         6. Administrative Agent or Lenders may, at any time and from time to time, without the consent of or notice to Subordinated Creditor, without incurring responsibility to Subordinated Creditor, and without impairing or releasing any of Administrative Agent's Rights, or any of the obligations of Subordinated Creditor hereunder, (a) change the amount, manner, place, or terms of payment, or change or extend the time of payment of or renew or alter all or any part of the Senior Debt or amend, modify, supplement, or restate, any of the Loan Documents in any manner whatsoever; (b) sell, exchange, release, or otherwise deal with all or any part of any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any part of the Senior Debt; (c) hold all or any property as additional Collateral under the Loan Documents to secure all or any part of the Senior Debt; (d) release anyone liable in any manner for the payment or collection of all or any part of the Senior Debt; (e) exercise or refrain from exercising any Rights against Borrower and others (including the undersigned); and (f) apply any sums, by whomsoever paid or however realized, to the Senior Debt.

         7. Notwithstanding anything to the contrary contained in any other instrument or document delivered in connection with the Subordinated Debt or otherwise, including, without limitation, any prior perfection of a security interest or Lien, any security interests and Liens now or hereafter held by Subordinated Creditor in any Collateral for the Subordinated Debt shall be junior and subordinate to any security interests and Liens now or hereafter held by Administrative Agent, for the benefit of Lenders, in the same Collateral. So long as the Senior Debt shall remain unpaid, Administrative Agent may at all times in its sole discretion exercise any and all powers and Rights which it now has or may hereafter acquire with respect to any of the Collateral securing the Senior Debt, all without the necessity of obtaining any consent or approval of Subordinated Creditor.

         8. Each Subordinated Creditor represents and warrants that it is duly organized, validly existing, and in good standing under the laws of its state of organization and has the power and authority under the laws of such state and under its articles of incorporation and by-laws or other organizational documents to enter into this Agreement; all actions necessary or appropriate for its execution and performance of this Agreement have been taken and upon its execution, this Agreement will constitute its valid and binding obligation enforceable in accordance with its terms; and the making and performance of this Agreement will not violate any law or its articles of incorporation or by-laws or other organizational documents, or result in any violation of or constitute a default under any agreement by which it or any of its property is bound.

         9. This Agreement is a continuing agreement of subordination and Lenders may continue to make loans to or otherwise accept the obligations of Borrower in reliance hereon, without notice to Subordinated Creditor.

         10. While this Agreement remains in effect, each Subordinated Creditor covenants and agrees that it will not modify or amend or permit modification or amendment of the terms and conditions of the Subordinated Debt, without obtaining the prior written consent of Administrative Agent.

         11. No waiver of Administrative Agent's Rights hereunder shall be effective unless in a writing signed by Administrative Agent, and each waiver shall extend only to the specific instance involved and shall not impair or affect Administrative Agent's Rights in any other respect at any other time. Each Subordinated Creditor hereby waives all notices with respect to the subject matter hereof, including, but not limited to, notice of acceptance of this Agreement, of the making of loans or advances to the Borrower or any extensions, renewals, or modifications thereof, releases of collateral security or guarantors or other indulgences of any character, or of the occurrence or declaration of any default or the taking of any collection or enforcement action. This Agreement shall be governed by and construed according to the Laws of the State of Texas.

         12. This Agreement inures to the benefit of Administrative Agent, Lenders, and their respective successors and assigns, and the Rights under this Agreement may be assigned in whole or in part in connection with any partial or complete assignment or transfer of the Senior Debt. Administrative Agent is Administrative Agent for each Lender, and Administrative Agent may, without the joinder of any Lender, exercise any and all Rights in favor of Lenders hereunder. The Rights of each Lender vis-a-vis Administrative Agent and each other Lender may be subject to one or more separate agreements between or among such parties, but Subordinated Creditor need not inquire about any such agreement or be subject to any terms thereof unless Subordinated Creditor specifically joins therein; and, consequently, neither Subordinated Creditor nor its heirs, personal representatives, successors, or assigns are entitled to any benefits or provisions of any such separate agreements or are entitled to rely upon or raise as a defense, in any manner whatsoever, the failure or refusal of any party thereto to comply with the provisions thereof. This Agreement binds Subordinated Creditor and its successors and assigns, and Subordinated Creditor will advise each future holder of all or any part of the Subordinated Debt that the Subordinated Debt is subordinated to the Senior Debt in the manner and to the extent set forth in this Agreement.

         13. This Agreement may be executed in a number of identical counterparts, each of which is deemed an original for all purposes and all of which constitute, collectively, one agreement; but, in making proof of this Agreement, it is not necessary to produce or account for more than one counterpart.

         14. Subject to the provisions of this Agreement and the Rights of Administrative Agent hereunder, as between Borrower and Subordinated Creditor, nothing herein contained shall impair the obligation of Borrower, which is absolute and unconditional to pay the Subordinated Debt as and when the same shall become due and payable in accordance with the terms thereof, or prevent Subordinated Creditor upon default with respect to the Subordinated Debt, from exercising all rights, powers, and remedies otherwise provided therein or by applicable Law.

                    Remainder of Page Intentionally Blank.
                           Signature Page to Follow.

         EXECUTED on the date first stated in this Affiliate Subordination Agreement.


                                     [SUBORDINATED CREDITOR]


                                     By:   ____________________________________
                                           Name:  _____________________________
                                           Title: _____________________________


                                     BANK OF AMERICA, N.A.,
                                           as Administrative Agent


                                     By:   ____________________________________
                                           Name:  _____________________________
                                           Title: _____________________________


BORROWER (a) acknowledges and confirms that it has received an executed copy of this Affiliate Subordination Agreement and approves of and consents to it in all respects; and (b) agrees to be bound by and to observe all of the terms and conditions of this Affiliate Subordination Agreement.


                                     AZZ INCORPORATED


                                     By:   ____________________________________
                                           Name:  _____________________________
                                           Title: _____________________________


                        Affiliate Subordination Agreement
                                 Signature Page